Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-284744

PROSPECTUS

SHARES

MOOLEC SCIENCE SA

REDOMICILIATION IN THE CAYMAN ISLANDS

Prior to its proposed Redomiciliation (as defined below) Moolec Science SA is a public limited liability company (societé anonyme) governed by the laws of the Grand Duchy of Luxembourg (the “Company”). We are proposing to change our jurisdiction by discontinuing from the Grand Duchy of Luxembourg and transferring by way of continuation to the Cayman Islands as an exempted company limited by shares registered under the laws of the Cayman Islands (the “Redomiciliation”). To effect the Redomiciliation, we will file certain documents with the Registrar of Companies in the Cayman Islands, as described in “The Redomiciliation — General.”

Upon the issuance of a certificate of registration by way of continuation to the Cayman Islands as an exempted company by the Registrar of Companies in the Cayman Islands, we will have completed our transfer by way of continuation to the Cayman Islands as an exempted company limited by shares registered under the laws of the Cayman Islands and subject to the Companies Act, with our existing name “Moolec Science SA.” Although we will be maintaining our corporate name, for purposes of clarity, in some places in this prospectus, we refer to the Company prior to the Redomiciliation as “Moolec Science (Luxembourg)” and the re-domiciled Cayman Islands entity as “Moolec Science (Cayman Islands).” At the general meeting of the Company held on December 27, 2024, the shareholders resolved to fully restate the Company’s articles of association and adopt the amended and restated memorandum and articles of association filed herewith as Exhibit 3.1 (the “A&R M&A”) in substitution for, and to the exclusion of, the existing articles of association. As from the date on which the Company receives a certificate confirming that the Company has been registered by way of continuation as an exempted company in the Cayman Islands from the Registrar of Companies in the Cayman Islands (the “Effective Date”), all of the ordinary shares of Moolec Science (Luxembourg), with nominal value of $0.01 per share, (the “Ordinary Shares”) will by operation of law become shares of Moolec Science (Cayman Islands), par value $0.01 per share (the “Shares”). Under Luxembourg law and the A&R M&A, our shareholders do not have statutory dissenters’ rights of appraisal as a result of the Redomiciliation.

We are not asking you for a proxy and you are requested not to send us a proxy. See “The Redomiciliation — No Vote or Dissenters’ Rights of Appraisal in the Redomiciliation.”

Our Ordinary Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “MLEC” and “MLECW”, respectively. We will seek, and expect to receive, approval from Nasdaq to trade the Shares and Warrants of Moolec Science (Cayman Islands) under the same symbol after the Redomiciliation.

Investing in our Shares involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

This prospectus is dated March 28, 2025.

This prospectus is part of a registration statement on Form F-4, which incorporates important business and financial information about the Company and its subsidiaries from documents filed with the U.S. Securities and Exchange Commission, or the SEC, that have not been included in or delivered with this prospectus. This information is available at the website the SEC maintains at www.sec.gov, as well as from other sources. See the section of this prospectus entitled “Where You Can Find Additional Information.” You also may request a free copy of these documents from us upon written or oral request, prior to the effectiveness of the Redomiciliation, to Moolec Science (Luxembourg) at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and after the effectiveness of the Redomiciliation, to Moolec Science SA (Cayman Islands), which registered office will be situated at the office of Ogier Global (Cayman) Limited at 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

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Forward-Looking Statements

Certain matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, anticipated growth strategies, anticipated trends in our industry, our potential growth opportunities, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “might,” “will,” “consider,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “project,” “contemplate,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar terms or expressions. The statements we make regarding the following matters are forward-looking by their nature:

•        the impact of armed conflict in Israel and Gaza, in addition to the Ukraine, and any possible escalation of such conflicts or contagion to neighboring countries or regions;

•        general economic, financial, business and political conditions in Latin America;

•        our financial performance;

•        our ability to maintain the listing of the Shares or warrants on Nasdaq;

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        our ability to develop and launch new products and services;

•        our ability to successfully and efficiently integrate future expansion plans and opportunities;

•        the availability of raw materials used in our products and our ability to source such raw materials;

•        our ability to grow our business in a cost-effective manner;

•        our product development timeline and expected research and development (“R&D”);

•        our ability to commercialize the products developed in our R&D center, acquired as a result of the ValoraSoy Acquisition;

•        the implementation, market acceptance and success of our business model;

•        developments and projections relating to our competitors and industry;

•        our approach and goals with respect to technology;

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•        our expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of any global viral pandemic on our business, including any potential monkey pox (“Mpox”) pandemics;

•        changes in applicable laws or regulations;

•        the outcome of any known and unknown litigation and regulatory proceedings; and

•        various other factors, including without limitation those described under “Risk Factors” in this prospectus.

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Summary

This summary provides an overview of selected information. We encourage you to read carefully the entire registration statement, of which this prospectus is a part, including the information under “Risk Factors.” Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Moolec Science SA and all of its subsidiaries as of the date of this prospectus. “Moolec Science SA” refers only to Moolec Science SA and not its subsidiaries as of the date of this prospectus. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. Dollars. For purposes of clarity, in some places in this prospectus, we refer to our company prior to the Redomiciliation as “Moolec Science (Luxembourg)” and the re-domiciled Cayman Islands entity as “Moolec Science (Cayman Islands).”

Our Company

We were incorporated under the laws of the Grand Duchy of Luxembourg on May 23, 2022, as a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having our registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440. Our principal website address is www.moolecscience.com and our Investor Relations website address is ir.moolecscience.com.

About Moolec Science

We are a science-based ingredient company, and we believe we are pioneers in the use of molecular farming technology for developing ingredients for food, pet food, animal feed and dietary supplements. Our mission is to create unique food ingredients by engineering plants with science and technology. Our purpose is to redefine the way we produce animal proteins for the good of the planet. Our technological approach aims to have the cost structure of plant-based solutions with the organoleptic properties and functionality of animal-based ones. Our technology has been under development for more than a decade and is known for pioneering the production of a bovine protein in a crop for the food industry. Our product portfolio and pipeline leverage the agronomic efficiency of broadly used target crops, like soy, pea, and safflower. We have an industrial and commercial R&D capability to complement our molecular farming technology. We also have a growing international patent portfolio (25, both granted and pending) for our technology. We have a diverse team of PhDs and food insiders, and operates in the United States, Europe, and South America. Molecular farming can be defined as the technology used to genetically modify plants to produce valuable biological substances. Molecular farming utilizes plants as natural bioreactors to grow and harvest these substances. Molecular farming therefore differs from other genetic engineering applications such as metabolic engineering (where the expressed protein has a catalytic activity in plants and the value-added product is a particular metabolite) and agronomic engineering (where the expressed protein confers beneficial agronomic properties such as pest or disease resistance, stress tolerance, or increased yields). Molecular farming enables the synthesis of valuable biological substances in any seed crop, selecting each gene or molecule for its ability to add value. In the case of oils or proteins, that value could be measured in terms of a targeted functionality trait such as taste, texture, color or nutritional value. The resulting product can be used as ingredients in different applications such as food and feed, providing better-tasting, more functional, and affordable science-based ingredients. We believe that this technological platform has the ability to capitalize on science-based ingredients scale that extensive agriculture entails to achieve affordability and that it is also cost-efficient due to the fact that it leverages biology, using plants and their inputs — sun, water, and soil — as small factories. Plants are grown through traditional farming practices that result in economies of scale through high productivity volume production.

With the ingredients we develop, we expect to address mainly the global processed meat products ingredients markets, which we estimate to be an approximately $30 billion market. Our business model focuses on R&D, manufacturing and farming.

Molecular farming is a technological platform that has the potential to combine, modify and enhance all sorts of crops with valuable biological substances, which could allow us to possibly consider other market opportunities. Such possible market opportunities include milk, egg, chicken, and fish replacements, or other industries such as alternative biomaterials, biocosmetics, pharmaceuticals, biofuels, among others.

We hold a growing international patent portfolio for our technologies, which is run by a diverse team of experts, such as Ph.Ds and food insiders who have a robust background in the traditional food and meat industries. Research, development and innovation are core elements of our business strategy, and we believe they represent a critical competitive advantage for us.

On April 24, 2023, we acquired ValoraSoy S.A.

Our main shareholders include Nasdaq-listed Bioceres Crop Solutions Corp. (NASDAQ: BIOX), a fully integrated provider of crop productivity solutions enabling the transition to a carbon neutral agriculture, Theo I, a life sciences venture capital enterprise, and UGVL, a private equity management firm, as well as Insud, an Argentine-based life & science holding with business in the pharmaceutical, agricultural, forestry, biotech, cultural and renewable energy industries through its affiliates.

Recent Developments

2024 Annual Shareholders’ Meeting and Extraordinary General Meeting

On December 27, 2024, we held both our annual shareholders’ meeting (the “2024 AGM”) and an extraordinary general meeting of shareholders (the “2024 EGM”). At the 2024 AGM, our shareholders approved the annual accounts of the Company for the year ended June 30, 2024, re-appointed directors and the statutory auditor, approved the remuneration of our directors and discharged the directors and the statutory auditor. In addition, at the 2024 EGM, our shareholders approved the adoption of A&R M&A with effect from December 30, 2024.

The Redomiciliation

We intend to change our jurisdiction of domicile from the Grand Duchy of Luxembourg to the Cayman Islands. As soon as reasonably practicable after the registration statement, of which this prospectus is a part, is declared effective by the SEC, we will hold new an extraordinary general meeting of shareholders (the “Redomicile EGM”) to approve, among other matters, the transfer by way of continuation of the Company to the Cayman Islands as an exempted company limited by shares registered under the laws of the Cayman Islands.

To effect the Redomiciliation, we will file the following with the Registrar of Companies in the Cayman Islands: (i) a list of the directors and officers of the Company and their respective addresses; (ii) a copy of the Company’s certificate of formation and of the A&R M&A (each certified and authenticated under public seal of Luxembourg, including a certified translation, if applicable); (iii) a certificate of good standing for the Company issued by the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés de Luxembourg) that must be dated within 30 days of the proposed Effective Date; (iv) confirmation of the Company’s proposed registered office in the Cayman Islands upon effectiveness of the Redomiciliation; (v) a declaration or an affidavit by a director of the Company to the effect that, having made due enquiry, the director is of the opinion that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the Company in any jurisdiction; no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the Company, its affairs or its property or any part thereof; no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the Company are and continue to be suspended or restricted; the Company is able to pay its debts as they fall due; the application for registration is bona fide and not intended to defraud existing creditors of the Company; any consent or approval to the transfer required by any contract or undertaking entered into or given by the Company has been obtained, released or waived, as the case may be; the transfer is permitted by and has been approved in accordance with the charter documents of the Company; the laws of the relevant jurisdiction with respect to transfer have been or will be complied with; the Company will, upon registration hereunder, cease to be incorporated, registered or exist under the laws of the relevant jurisdiction together with a statement of the assets and liabilities of the Company made up to the latest practicable date before making the declaration or affidavit; (vi) a declaration or an affidavit by a director of the Company to the effect that, having made due enquiry, the director is of the opinion that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the Company in any jurisdiction; no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the Company, its affairs or its property or any part thereof; no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the Company are and continue to be suspended or restricted; the Company is able to pay its debts as they fall due; and the Company is constituted in a form or substantially a form which could have been incorporated as an exempted company limited by shares under the Companies Act; (vii) a declaration by a director of the Company that the operations of the Company will be conducted mainly outside the Cayman Islands; (viii) an undertaking by a director of the Company confirming that the Company has no secured creditors; (ix) a statement of assets and liabilities which must be dated within six months of the Effective Date; and (x) a copy of the shareholder resolutions and director resolutions of the Company approving of the Redomiciliation.

Upon the issuance of a certificate of registration by way of continuation as an exempted company by the Registrar of Companies in the Cayman Islands, we will have completed our transfer by way of continuation to the Cayman Islands as an exempted company limited by shares registered under the laws of the Cayman Islands, and subject to the Companies Act, with our existing name “Moolec Science SA.” Although we will be maintaining our corporate name, for purposes of clarity, in some places in this prospectus, we refer to the Company prior to the Redomiciliation as “Moolec Science (Luxembourg)” and the re-domiciled Cayman Islands entity as “Moolec Science (Cayman Islands).” At the 2024 EGM, our shareholders resolved to fully restate the articles of association of Moolec Science (Luxembourg), and to adopt the A&R M&A in substitution for, and to the exclusion of, the existing articles of association of Moolec Science (Luxembourg) with effect from December 30, 2024.

Comparison of Shareholder Rights

The Redomiciliation will change our domicile from the Grand Duchy of Luxembourg to the Cayman Islands and, as a result, our constitutive documents will be governed by Cayman Islands rather than Luxembourg law. There are differences between the governing corporate law of the Grand Duchy of Luxembourg and that of the Cayman Islands. We describe these and other changes in more detail under “Description of Our Securities — Comparison of Luxembourg to Cayman Islands Corporate Law” below. However, our business, assets and liabilities on a consolidated basis, as well as our board of directors, executive officers, principal business location and fiscal year, will be the same immediately following the effectiveness of the Redomiciliation as they are immediately prior to the Redomiciliation.

Redomiciliation Share Conversion

We are authorized to issue five hundred billion (500,000,000,000) Ordinary Shares, each having a nominal value of $0.01. As of the date of this registration statement on Form F-4, of which this prospectus is a part, there are 40,126,840 Ordinary Shares outstanding and issued. There were also 11,110,000 Warrants outstanding, each entitling the holder to purchase one Ordinary Share at an exercise price of $11.50 per share.

On the Effective Date, all of the Ordinary Shares of Moolec Science (Luxembourg) will by operation of law become Shares of Moolec Science (Cayman Islands), par value $0.01 per share. It is not necessary for shareholders of Moolec Science (Luxembourg) who currently hold share certificates to exchange their existing share certificates for certificates of Shares of Moolec Science (Cayman Islands). See “The Redomiciliation — Redomiciliation Share Conversion” below.

Background and Advantages of the Redomiciliation

Our board of directors believes that there are benefits to us from the Redomiciliation, particularly that we expect to benefit from administrative and other similar efficiencies, including reduced legal and operating costs.

No Vote or Dissenters’ Rights of Appraisal in the Redomiciliation

Under Luxembourg law and our A&R M&A, our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Redomiciliation. See “The Redomiciliation — No Vote or Dissenters’ Rights of Appraisal in the Redomiciliation.”

Material Tax Consequences of the Redomiciliation

We do not believe that we or our shareholders will be subject to taxation in the Cayman Islands as a result of the Redomiciliation. It is intended that the Redomiciliation to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code described under Section 368(a)(1)(F) (an “F Reorganization”). In connection with the filing of this registration statement on Form F-4 of which this prospectus is a part, Linklaters LLP, tax counsel to Moolec Science (Luxembourg), will render an opinion substantially to the effect that, subject to the assumptions, qualifications and limitations described herein and in the opinion to be filed as an exhibit to this registration statement, the Redomiciliation will qualify as an F Reorganization. The opinion of counsel will not bind the IRS or a court, and no IRS ruling will be requested with respect to the Redomiciliation.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information included in this report, including matters addressed in the section titled “Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements included herein. In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Summary Risk Factors

You should carefully consider all of the information in this prospectus before making an investment in our ordinary shares. Below is a summary of the principal risks and uncertainties we face, organized under relevant headings. These risks are discussed more fully below.

Risks Relating to Our Business and Operations

We are subject to the following risks in respect of our business and our strategy:

•        we are an early-stage, and high risk company with a history of losses and we may not achieve or maintain profitability;

•        we have a limited operating history, which makes it difficult to evaluate our current business and prospect and may increase the risk of investment;

•        price increases and shortages of raw materials could adversely affect our results of operations;

•        our failure to accurately forecast and manage inventory could result in an unexpected shortfall or surplus of products which could harm our business;

•        we expect that our future revenue depends on the success of our technologies and product developments, including our extrusion, fermentation, molecular farming and other technologies, and we have limited data on the performance of such technologies to date. Accordingly, the development of the products depends on assumptions we make in respect of the performance of such technologies, which are inherently uncertain;

•        we may face difficulty servicing our indebtedness, including the convertible notes issued to Insud and to Bioceres;

•        conversion of the convertible notes that we have issued would increase the number of ordinary shares and result in dilution to shareholders;

•        we will likely require additional financing to achieve our goals, and failure to obtain necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product manufacturing, development and other operations;

•        we may face difficulties implementing our inorganic growth strategy, including not identifying suitable targets and in respect of integrating or performing the operations of the business we have acquired or expect to acquire in the future;

•        we may acquire businesses, patents or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions or alliances;

•        if we fail to effectively utilize or expand our manufacturing and production capacity or commercialize or license our intellectual property, our business and operating results and our brand reputation could be harmed;

•        we operate in a privately owned facility conducting researches with third-parties pursuant to lease and service agreements with private companies and research universities;

•        our current operations depend in part on third-party agreements for necessary supplies in order to develop and scale our production and increase our stock of seed, feedstock, biomass, or raw materials required for our product development;

•        we are developing a customer base for our fermentation and molecular farming derived products, and our inability to expand such customer base could negatively impact our sales and profitability;

•        we face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do;

•        to compete effectively, we must introduce and improve existing and new products that achieve market acceptance and improve the output of our technology;

•        collaboration agreements we may seek to enter into with third parties may not be accomplished or successful;

•        the successful commercialization of our products depends significantly on our ability to produce high-quality products cost-effectively on a large scale and to accurately forecast demand for our products. In addition, we also depend on regulatory approvals to successfully market our products;

•        our products are subject to specific measures with regard to their maintenance in storage, and have a shelf life that could not be suitable to our operations or satisfactory with market expectations;

•        the successful commercialization of our products may face challenges from public perceptions of plant and strain engineered products (GMOs) in addition to facing ethical, legal, environmental, health and social concerns;

•        market perception, consumer habits and preferences for our products are difficult to predict and may adversely affect our business;

•        consumer preferences for our products are difficult to predict and may change, and if we are unable to respond quickly to new trends, our business may be adversely affected;

•        our business activities are currently conducted in a limited number of locations, which make us susceptible to damage or business disruptions caused by natural disasters, climatic variations, disease or pests, or acts of vandalism, which could lower the expected yield and delay the production and product candidates;

•        if our genetically engineered plants or strains do not express and produce a sufficient yield of genetically engineered nutritional oil, an animal protein, target function, or any animal protein at all, we may not be able to market our products in a timely manner or successfully compete, or operate our business;

•        if we are unable to attract, train and retain employees, we may not be able to grow or successfully operate our business;

•        food safety and food-borne illness incidents or advertising or product mislabeling may materially and adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our products;

•        if we are sued for defective products and if such lawsuits were determined adversely to us, we could be subject to substantial damages, for which insurance coverage may not be available;

•        our brand has limited awareness among the general public, which could affect our ability to sell our products;

•        if we fail to develop our technology or products and to develop our brand, our business prospects could adversely be affected;

•        we rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may impair our ability to operate our business effectively;

•        our business and operations would suffer in the event of computer system failures, cyber-attacks or a deficiency in our cybersecurity;

•        we are subject to anti-corruption and anti-money laundering laws with respect to both our domestic and international operations, and noncompliance with such laws can subject us to criminal and civil liability and harm our business;

•        disruptions in the global economy, including high rates of inflation, the armed conflict in Israel and Palestine, the war in Ukraine and the impact of pandemics, epidemics or disease outbreaks may adversely affect our business, results of operations and financial condition;

•        Latin America has experienced, and may continue to experience, adverse economic or political conditions, including considerable economic uncertainty that may impact our business, financial condition and results of operations; and

•        economic and political developments in Argentina, including regulations and restrictions, inflation and government controls may adversely affect the economy and our financial condition and results of operations.

Risks Relating to Our Industries

We are subject to the following risks in respect of our industries:

•        the overall agricultural, nutraceutical and food ingredient industries are susceptible to commodity price changes, and we are exposed to market risks from changes in commodity prices;

•        we are subject to industry-specific risks, which could adversely affect our operating results;

•        climate change and adverse weather conditions may negatively affect our business and operations; and

•        our crop productivity business is highly seasonal and affected by factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

Risks Relating to Our Intellectual Property

We are subject to the following risks in respect of our intellectual property rights:

•        agreements with our collaborators and third parties may not adequately prevent disclosure of trade secrets, know-how and other proprietary information, which could lead to a loss of competitive advantage, and adversely affect our technology and business;

•        we and our customers depend on patents, copyrights, trademarks, know-how, trade secrets, and other forms of intellectual property protections, but these protections may not be adequate;

•        biotechnology patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position;

•        we will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we have sought protection;

•        we may be unsuccessful in developing, licensing or acquiring intellectual property rights that may be required to develop and commercialize our future products;

•        we or our customers may infringe intellectual property unknowingly and unintentionally affecting our reputation and our future plans for our products and competitiveness; and

•        potential litigation relating to third party intellectual property rights infringement could prevent us from using certain technologies and products.

Risks Relating to Laws and Regulation

We are subject to the following risks in respect of the relevant laws and regulation:

•        the regulatory environment in the United States for our current and potential future products is evolving and may change in the future, negatively impacting the speed and cost to launch our potential future products;

•        the regulatory environment outside the United States varies greatly from jurisdiction to jurisdiction and there is less certainty over how our products will be regulated;

•        government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability;

•        we may use biological materials in our business and are subject to numerous environmental, health and safety laws and regulations. Compliance with such laws and regulations and any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly;

•        tax, legislative or regulatory initiatives, new interpretations or developments concerning existing tax laws, or challenges to our tax positions could adversely affect our results of operations and financial condition;

•        we are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws;

•        failure to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and similar laws associated with our activities in other jurisdictions could subject us to penalties and other adverse consequences;

•        the JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies; and

•        we are an early-stage global company, operating in several jurisdictions and we may omit any labor or civil registration law due to lack of qualified personnel.

Risks Relating to the Company

We are subject to the following risks in respect of our operating as a public company:

•        we will incur increased costs as a result of operating as a public company whose shares are listed on the Nasdaq, and its management will devote substantial time to new compliance initiatives;

•        our management has limited experience in operating a public company;

•        as we became a publicly traded company by virtue of a Business Combination, as opposed to an underwritten initial public offering, the process did not use the services of one or more underwriters which resulted in less diligence being conducted; and

•        the resignation of Nomura as our exclusive financial advisor may indicate that it is unwilling to be associated with the disclosure in SEC filings and the underlying business analysis related to the Business Combination.

Additional Risks Relating to Our Securities

Our shareholders are subject to the following risks:

•        sales of a substantial number of our securities in the public market by our existing securityholders, including the Key Shareholders, management and Nomura (pursuant to the Nomura Purchase Agreement), could cause the price of our Ordinary Shares and warrants to decrease significantly;

•        there can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq Global Select Market, which may result in restrictions to our listing and trading volume;

•        if our Ordinary Shares become subject to the penny stock rules, it may be more difficult to sell our Ordinary Shares;

•        the price of our securities may be volatile, and their value may decline;

•        our warrants are exercisable for our Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders;

•        a market for our securities may not continue, which would adversely affect the liquidity and price of our Ordinary Shares and Warrants;

•        if securities or industry analysts cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding Ordinary Shares adversely, then the price and trading volume of Ordinary Shares could decline; and

•        we do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Ordinary Shares.

Risks Relating to Investment in a Luxembourg Company and Our Status as a Foreign Private Issuer

•        as a “foreign private issuer,” we are exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must disclose. This may limit the information available to holders of the Ordinary Shares and may pose additional risks and less regulatory protection for our shareholders in comparison to domestic issuers;

•        we may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses, and this would subject us to GAAP reporting requirements which may be difficult for us to comply with;

•        we are organized under the laws of the Grand Duchy of Luxembourg and a substantial amount of our assets are not located in the United States, and it may be difficult for you to obtain or enforce judgments or bring original actions against us or the members of our Board in the United States;

•        Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws;

•        the rights of our shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Ordinary Shares and our ability to conduct equity financings; and

•        non-Luxembourg resident holders of Ordinary Shares could be subject to adverse income tax consequences in the Grand Duchy of Luxembourg.

Risks Relating to U.S. Tax

•        we believe we likely were a passive foreign investment company for U.S. federal income tax purposes for our taxable year ending June 30, 2024, and may be classified as a PFIC for our current taxable year or future taxable years which could subject U.S. holders of the Ordinary Shares to adverse U.S. federal income tax consequences.

Risks Relating to the Change in Our Jurisdiction

•        upon effectiveness of the Redomiciliation, your rights as a shareholder will be governed by Cayman Islands law and the A&R M&A. This change may result in material differences in your rights compared to those under Luxembourg law.

Risks Related to Our Business and Operations

We are an early-stage and high-risk company with a history of losses and we may not achieve or maintain profitability.

Our net losses for the three-month period ended September 30, 2024 were $1,915,499. As of September 30, 2024, we had an accumulated deficit of $67,850,882. We will need to generate significant revenues to achieve profitability, and we may not be able to achieve and maintain profitability in the near future or at all. Our future success will depend, in part, on our ability to grow revenue associated with further R&D, production partnerships and direct sale to distributors and food producers. The net losses we incur may fluctuate significantly from year-to-year such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. We cannot ensure that we will generate increased revenues, successfully commercialize products or generate revenue from licensing needed to attain a level of profitable operations, and therefore our business has an inherently high risk of failure. Based on our history of losses we do not expect that we will be able to fund our longer-term capital and liquidity needs through our cash balances and operating cash flow alone. Our current source of capital comes mainly from the issuance of convertible notes to our affiliates and investors. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. Our business plan and financing needs are subject to change depending on, among other things, the success of our efforts to grow revenue and our efforts to continue to effectively manage expenses.

We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.

We are an early-stage food-technology company with a limited operating history that to date has been focused primarily on R&D, conducting scientific research to develop our products, field trials, pursuing initial commercialization efforts and building our management team. Investment in food technology development is a highly speculative endeavor. It entails substantial upfront R&D investment and there is significant risk that we will not be able to insert the genes in a particular plant to express a desired trait, or, once modified, we will not be able to replicate that trait across entire crops in order to commercialize the product candidate. Moreover, the regulatory pathway for our product candidates can be uncertain and could add significant additional cost and time to development and may ultimately be unsuccessful.

Our limited operating history may make it difficult to evaluate our current business and our prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, gaining market acceptance of the products made using our molecular farming technology, managing a complex regulatory landscape and developing new product candidates.

In respect to scientific research to develop our products, we may also face challenges in scaling our supply chain in a cost-effective manner, as we will likely rely on contracting with third parties to bring our products to market. In addition, there is limited crushing and processing capacity for our soybean-based and pea-based products which could restrict our ability to scale production of these products. We may be required to adjust our current operating model in order to efficiently scale our operations. We may not be able to fully implement or execute our business strategy or realize, in whole or in part within our expected time frames, the anticipated benefits of our growth strategies.

Price increases and shortages of raw materials could adversely affect our results of operations.

Our results of operations may be affected by the availability and pricing of raw materials, principally materials needed in our crushing and ingredients development facility, such as soybean. Factors such as changes in the global or regional levels of supply and demand, weather conditions, seasonal fluctuations, shortages or interruptions, changes in global climates and government regulations could substantially impact the price of raw materials. These and other factors could also cause plant shutdowns, reductions in capacity, delays and increased costs with associated manufacturers. To the extent we are unable to pass on increases in raw materials and energy prices to our customers, a substantial increase in raw material prices or a continued interruption in supply could have a material adverse effect on our business, financial condition and results of operations.

Our failure to accurately forecast and manage inventory could result in an unexpected shortfall or surplus of products which could harm our business.

We are required to produce inventories of certain of our products (mainly seeds) and we monitor our inventory levels based on our own projections of future demand. Because of the significant time it takes to produce commercial quantities of seeds, production decisions must be made well in advance of sales. An inaccurate forecast of demand for any seed variety can result in the unavailability of seeds in high demand. Such unavailability may depress sales volumes and adversely affect customer relationships. Conversely, an inaccurate forecast could also result in an over-supply of seeds which may increase costs, negatively impact cash flow, reduce the quality of inventory and ultimately result in inventory write-offs, which could have a material adverse effect on our business, results of operations and financial condition.

We expect that our future revenue depends on the success of our technologies and product developments, including our extrusion, fermentation, molecular farming and other technologies, and we have limited data on the performance of such technologies to date. Accordingly, the development of the products depends on assumptions we make in respect of the performance of such technologies, which are inherently uncertain.

Except for GLASOTM, which is fully approved for cultivation and commercialization in the United States, and SPC technology, which has approvals for cultivation and commercialization in other jurisdictions, mainly in Argentina, we do not currently have any products or technologies approved for sale and we are still in the early stages of development. We have successfully achieved approval for cultivation in US territory for our Piggy Sooy™ and PEEA1 crops through Regulatory Status Review clearance from USDA-APHIS.

To date, we have limited data on the ability of our technologies, which consist of developing a nuclear stable transformation of a crop to express a nutritional oil or an animal protein within the protein bodies of the seed in order to produce a product consisting not only of the target oil/protein but the plant oil/protein as well, towards which we have devoted substantial resources to date.

We may not be successful in developing our technologies and products in a manner sufficient to support our expected scale-ups and future growth, or at all. We expect that a substantial portion of our efforts and expenditures over the next few years will be devoted to the development of technologies and products designed to enable us to market industrial-scale manufacturing processes. We cannot guarantee that we will be successful in developing these technologies and products on the timeline we expect, or at all, and we may not be able to achieve our anticipated growth, revenues or profitability needed to continue our operations. If we are able to successfully develop our technologies and products, we cannot ensure that we will obtain regulatory approval or that, following approval, upon commercialization our technologies and products will achieve market acceptance. Any such delay or failure would materially and adversely affect our financial condition, results of operations and prospects.

We may face difficulty servicing our indebtedness, including the convertible notes issued to Insud and to Bioceres.

Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance our indebtedness depends on our future performance, which is subject to many factors, including, economic, financial, competitive and other, beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

We may elect to make in-kind interest payments under the notes issued to Insud through its affiliate INVIM Corporativo S.L., and issued to Bioceres, which will be capitalized. However, if we elect not to convert the Convertible Notes into ordinary shares at maturity, we will be required to pay the principal thereof in cash. Our ability to refinance the convertible notes will depend on the financial markets and our financial condition at such time.

Conversion of the convertible notes that we have issued and issuance of shares pursuant to our share option plan would increase the number of ordinary shares and result in dilution to shareholders.

On October 15, 2023, we issued to Insud an aggregate principal amount of $10 million convertible notes, pursuant to a note purchase agreement among us and Insud, the holders from time-to-time party thereto. Further, the principal amount outstanding under the notes issued to Insud will be increased upon the closing of the contribution of certain assets to us. In addition, on September 17, 2024, we issued to Bioceres a convertible note in an aggregate principal amount of approximately $6.6 million.

The convertible notes we have issued to Insud and the convertible notes we issued to Bioceres may be converted into our ordinary shares. The issuance of a substantial number of additional ordinary shares upon conversion of the notes that we have issued and expect to issue will result in dilution to the then existing holders of our ordinary shares and will increase the number of ordinary shares in the public market. Sales of substantial numbers of such ordinary shares in the public market could adversely affect the market price of our ordinary shares.

Further, the issuance of Ordinary Shares pursuant to the Incentive Plan (the “Incentive Plan”), approved by our Board of Directors on September 20, 2024, may further contribute to the dilution of the ownership held by our current shareholders, as the vested shares under the Incentive Plan can be substantially sold in the public market, and lead to an adverse effect on the market price of our Ordinary Shares.

We will likely require additional financing to achieve our goals, and failure to obtain necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product manufacturing, development and other operations.

We believe that we will continue to expend substantial resources for the foreseeable future as we expand into additional markets we may choose to pursue. These expenditures are expected to include costs associated with R&D, the acquisition or expansion of manufacturing and supply capabilities, as well as the marketing and selling of new products. In addition, other unanticipated costs may arise.

Our operations may change because of factors that are currently unknown to us, and we may need to seek additional funds sooner than planned, including through public equity or debt financings or other sources, such as the issuance of convertible notes or strategic collaborations. Such financing may result in dilution to our existing shareholders, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our future capital requirements depend on many factors, including:

•        the number and characteristics of any additional products or manufacturing processes we develop or acquire to serve new or existing markets;

•        the expenses associated with our marketing initiatives;

•        investment in manufacturing to expand manufacturing and production capacity;

•        the costs required to fund domestic and international growth;

•        the scope, progress, results and costs of researching and developing future products or improvements to existing products or manufacturing processes;

•        any lawsuits related to our products or team that may be commenced against us;

•        the expenses needed to attract and retain skilled personnel;

•        the costs associated with being a public company; and

•        the timing, receipt and amount of sales of future products.

•        Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may be required to:

•        delay, limit, reduce or terminate our manufacturing, research and development activities or growth and expansion plans; and

•        delay, limit, reduce or terminate the expansion of sales and marketing capabilities or other activities that may be necessary to generate revenue and increase profitability.

We may face difficulties implementing our inorganic growth strategy, including not identifying suitable targets and in respect of integrating or performing the operations of the business we have acquired or expect to acquire in the future.

From time to time, we may acquire businesses, assets, or securities of companies that we believe will provide a strategic fit with our business, such as the ValoraSoy Acquisition. We integrate acquired businesses with our existing operations; our overall internal control over financial reporting processes; and our financial, operations, and information systems. If the financial performance of our business, as supplemented by the assets and businesses acquired, does not meet our expectations, our results of operations may fail to meet market expectations. We may not effectively assimilate the business or product offerings of acquired companies into our business or within the anticipated costs or timeframes. In addition, we may be unable to retain key customers and suppliers or key employees of acquired businesses, or successfully implement our business plan for the combined business. Further, our final determinations and appraisals of the estimated fair value of assets acquired and liabilities assumed in our acquisitions may vary materially from earlier estimates and we may fail to realize fully anticipated cost savings, growth opportunities or other potential synergies. We cannot assure that the fair value of acquired businesses or investments will remain constant.

We may acquire businesses, patents or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions or alliances.

We plan to selectively partner, in-license or acquire key enabling technologies, patents and businesses across our value chain that we believe will keep us on the cutting edge of our industry. We currently have one such licensing agreement with Arcadia Biosciences, Inc. for the commercialization in the United States of GLA, which expired at the end of 2024 and which we expect to extend for one additional year. However, we may not be able to identify additional suitable targets or make acquisitions under satisfactory conditions, in particular on satisfactory price conditions. In addition, we may be unable to obtain the financing for these acquisitions in the context of existing operations.

If we acquire businesses within promising markets or which hold promising technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. The integration process of any newly acquired company may be complex, costly and time-consuming, and our failure to successfully complete this process could have an adverse effect on our business, financial condition and operating results. The potential difficulties of integrating the operations of an acquired business and realizing our expectations for an acquisition, including the benefits that may be realized, include, among other things:

•        failure of the business to perform as planned following the acquisition or achieve anticipated revenue or profitability targets;

•        delays, unexpected costs or difficulties in completing the integration of acquired companies or assets;

•        higher than expected costs, lower than expected cost savings or synergies and/or a need to allocate resources to manage unexpected operating difficulties;

•        difficulties assimilating the operations and personnel of acquired companies into our operations;

•        diversion of the attention and resources of management or other disruptions to current operations;

•        the impact on our or an acquired business’ internal controls and compliance with legal requirements;

•        retaining key customers, suppliers and key personnel;

•        retaining and obtaining required regulatory approvals, licenses and permits;

•        operating risks inherent in the acquired business and our business;

•        lower than anticipated demand for product offerings by us or our licensees; and

•        unanticipated issues, expenses and liabilities.

We may also encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure that, following any such acquisition, we will achieve the expected synergies to justify the transaction, which could have a material adverse effect on our business, financial conditions, earnings and prospects.

Completed acquisitions may result in additional goodwill and/or an increase in other intangible assets on our balance sheet. We are required annually, or if impairment indicators exist, to assess goodwill and other intangible assets to determine if impairment has occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other intangible assets and their recoverable amount in the period the determination is made. We cannot accurately predict the amount and timing of any potential future impairment of assets. Should the value of goodwill or other intangible assets become impaired, there could be a material adverse effect on our financial condition and results of operations.

If we fail to effectively utilize or expand our manufacturing and production capacity, or commercialize or license our intellectual property, our business and operating results and our brand reputation could be harmed.

If we do not have sufficient capacity to meet our customers’ demands and to satisfy increased demand, we will need to expand our operations, supply and manufacturing capabilities. However, there is risk in our ability to effectively scale production processes and effectively manage our supply chain requirements. As we continue to scale our production, we must accurately forecast demand for our products in order to ensure we have adequate available manufacturing capacity. We currently do not know what impact any current supply chain disruptions, including but not limited to labor shortages, consumer demand, challenges related to the war in Ukraine, challenges related to the conflict in Israel and Palestine, or export restrictions will have on our business. Our forecasts are based on multiple assumptions which may cause our estimates to be inaccurate and affect our ability to obtain adequate manufacturing capacity (whether our own manufacturing capacity or co-manufacturing capacity) in order to meet the demand for our products, which could prevent us from meeting increased customer demand and harm our brand and our business and in some cases may result in penalties we must pay customers or distributors if we are unable to fulfill orders placed by them in a timely manner or at all.

However, if we overestimate our demand and overbuild our capacity, we may have significantly underutilized assets and may experience reduced margins. If we do not accurately align our manufacturing capabilities with demand, if we experience disruptions or delays in our supply chain, or if we cannot obtain raw materials of sufficient quantity and quality at reasonable prices and in a timely manner, our business, financial condition and results of operations may be materially adversely affected.

We operate in a privately owned research facility in addition to third-party research facilities pursuant to lease and service agreements with private companies and research universities.

We conduct our research by means of lease and service agreements and contracts with universities and private companies. We cannot guarantee that these arrangements will be successful and yield the expected results, and that the engaged third parties will not make errors in their research activities or breach their obligations to us, which could result in substantial losses to us.

Our current operations depend in part on third-party agreements for necessary supplies in order to develop and scale our production and increase our stock of seed, feedstock, biomass or raw materials required for our product development.

Currently, our operations require an increase in the stock of our seeds and product development for our safflower platform, as well as R&D of soy and pea platforms since we have not yet reached the production stage. The seeds that we are developing in R&D stages are the primary raw materials necessary for the development of our portfolio.

In addition, our current operations require the use of chemical solvents, equipment, filters and other research materials in order to increase our stock of viable seeds. The suppliers of these products manufacture their products at a limited number of facilities. A natural disaster, fire, power interruption, work stoppage or other calamity affecting any of these facilities, or any interruption in their operations, could negatively impact our ability to obtain required quantities of plant proteins in a timely manner, or at all, which could materially reduce our net product sales and have a material adverse effect on our business and financial condition.

Further, pursuant to the BIOX Soy Supply Agreement with Bioceres, we will pay for a premium in respect of HB4® soy. We may not be able to translate this cost relating to higher raw materials into end products, which would negatively impact our gross margins. Bioceres may be affected by negative weather factors that may impact their capacity to deliver soy to us. If Bioceres is unable to deliver soy to us pursuant to the BIOX Soy Supply Agreement, that could negatively impact our cash position.

We are developing a customer base for our fermentation and molecular farming derived products, and our inability to expand such customer base could negatively impact our sales and profitability.

If customers do not perceive our product offerings to be of sufficient value, quality or innovation, or if we fail to offer innovative and relevant product offerings, and if we fail to develop a suitable pricing strategy, we may not be able to attract customers to purchase our products. We are focused on engineering plants to produce foreign molecules, such as oils or certain animal proteins. This is a technology that has not been widely introduced to the markets that we target and will require sufficient education to show the difference between our technology and other science-based food ingredients. In addition, our products could face difficulties in some jurisdictions due to regulatory requirements. If producers face challenges in adopting our products, if we are unable to adequately educate our customers and develop commercial relationships while emphasizing the difference in our technology, our sales and profitability may be negatively impacted.

We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.

The science-based food ingredient market is highly competitive, and we face significant direct and indirect competition in several aspects of our business. Our main competitors are other molecular farming companies such as AlpineBio, Finally Foods, IngredientWerks Inc., Kyomei, Miruku Limited, Mooza Foods, NewMoo, PoLoPo Inc. among others; companies in the new food/alternative protein industry, for example Impossible Foods Inc, Paleo and Ginko Bioworks; and ingredient companies such as Givaudan Group, International Flavors & Fragrances, DSM — Firmenich and Novonesis (Chr. Hansen), among others. Mergers and acquisitions in the plant science, specialty food ingredient and agricultural biotechnology, and seed industries may result in even more resources being concentrated among a smaller number of our competitors.

Most of these competitors have substantially greater financial, technical, marketing, sales, distribution, supply chain infrastructure, larger R&D staff, more experienced marketing, manufacturing, and supply chain organizations and more well-established sales forces than we do. As a result, we may be unable to compete successfully against our current or future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products. We expect to continue to face significant competition in the markets in which we intend to commercialize our products.

Many of our competitors engage in ongoing R&D, and technological developments by our competitors could render our products less competitive or obsolete, resulting in reduced sales compared to our expectations. Our ability to compete effectively and to achieve commercial success depends, in part, on our ability to: control manufacturing and marketing costs; effectively price and market our products; successfully develop an effective marketing program and an efficient supply chain; develop new products with properties which are attractive to customers; and commercialize our products quickly without incurring significant regulatory costs. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.

We also anticipate increased competition in the future as new companies enter the market and new technologies become available, particularly in the area of molecular farming, genetic engineering, fermentation (synthetic biology) and vertical farming. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors that are more effective or that enable our competitors to develop and commercialize products more quickly or with lower expense than we are able to. If for any reason our technology becomes obsolete or uneconomical relative to our competitors’ technologies, this would threaten or limit our ability to generate revenues from the commercialization of our products.

To compete effectively, we must introduce and improve existing and new products that achieve market acceptance and improve the output of our technology.

In order to become competitive and generate revenue, we must improve our existing products, as well as introduce new products from our pipeline of product candidates and prove that our technology is economically feasible and accepted. If we fail to anticipate or respond to technological developments, market requirements, or consumer preferences, or if we incur significant delays in developing and introducing products, we may not be able to generate revenue.

Development of successful agricultural products using molecular farming and precision fermentation technologies requires significant levels of investment in R&D, including laboratory, greenhouse and field testing, to demonstrate product effectiveness and can take several years or more. We must commit significant resources and may incur obligations (such as royalty obligations or milestone fees) to develop new products before knowing whether our investments will result in products the market will accept and without knowing the levels of revenue, if any, that may be derived from these products.

Development of new or improved products involve risks of failure inherent in the development of products based on innovative and complex technologies. These risks include the possibility that:

•        we may face challenges to scale up seed inventories, such as climate events impacting seed multiplication ramp up curves and higher than estimated industrial costs;

•        farmers may choose to not adopt our seeds;

•        our products may not perform as expected in the field;

•        our products may not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;

•        our seed processing and production may not have the expected results;

•        consumer preferences, which are unpredictable and can vary greatly, may change quickly, making our products no longer desirable;

•        our competitors may develop new products that taste better or have other more appealing characteristics than our products;

•        our products may be viewed as too expensive by our customers as compared to competitive products;

•        our products may be difficult to produce on a large scale or may not be economical to grow;

•        intellectual property and other proprietary rights of third parties may prevent us or our collaborators from marketing and selling our products;

•        we may be unable to patent or otherwise obtain intellectual property protection for our discoveries in the necessary jurisdictions;

•        we or our collaborators may be unable to fully develop or commercialize products in a timely manner or at all;

•        third parties may develop superior or equivalent products; and

•        natural and climate risks may impact our business.

Accordingly, if we experience any significant delays in the development or introduction of new products or if our new products do not achieve market acceptance, our business, operating results and financial condition would be adversely affected.

Collaboration agreements we may seek to enter into with third parties may not be accomplished or successful.

We may seek to enter into collaboration arrangements with third parties for the development or commercialization of our products, such as the Bunge Collaboration Agreement. We will face, to the extent that we decide to enter collaboration arrangements, significant competition in seeking appropriate partners. Moreover, collaboration arrangements are complex and time-consuming to negotiate, document, implement and maintain. Further, we cannot guarantee that such collaboration agreements will be renewed on commercially acceptable terms. We may not be successful in our efforts to establish and implement collaboration or other alternative arrangements should we so chose to enter such arrangements. The terms of any collaborations or other arrangements that we may establish may not be favorable to us. Any collaboration/marketing/wholesale/research agreements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.

The successful commercialization of our products significantly depends mainly on our ability to produce high-quality products cost-effectively on a large scale and to accurately forecast demand for our products. In addition, we also depend on regulatory approvals to successfully market our products.

The production of commercial-scale quantities of seeds and products requires the multiplication of the plants or seeds through a succession of plantings and seed harvests. The cost-effective production of high-quality, high-volume quantities of any product candidates we successfully develop depends on our ability to scale our production processes to produce plants and seeds in enough quantity to meet demand. We cannot assure that our existing or future seed production techniques will enable us to meet our large-scale production goals cost-effectively. Even if we are successful in developing ways to minimize yield drag and enhance quality, we may not be able to do so cost-effectively or on a timely basis, which could adversely affect our ability to achieve profitability. If we are unable to maintain or enhance the quality of our plants and seeds as we increase our production capacity, including through the expected use of third parties to have access to industrial availability for processing and purification, we may experience reductions in customer or farmer demand, higher costs and increased inventory write-offs.

In addition, because of the length of time it takes to produce commercial quantities of marketable seeds, we will need to make seed production decisions well in advance of product sales. The process that we may use to produce oil and concentrate and isolate proteins is based on technologies currently being used in the industry. We have access to a pilot plant where the wet-concentration process for protein recovery is being validated. Our ability to accurately forecast supply can be adversely affected by several factors outside of our control, including unexpected challenges in the process, changes in market conditions, environmental factors, such as pests and diseases, and adverse weather conditions. A shortfall in the supply of our products may reduce product revenue, damage our reputation in the market and adversely affect relationships. Any product surplus we have on hand may negatively impact cash flows, reduce the quality of our inventory and ultimately result in write-offs of inventory. While we estimate that the potential size of our target markets for our products is significant, that estimate has not been independently verified and is based on certain assumptions that may not prove to be accurate. Our ability to accurately forecast demand is dependent on the timing of customer decisions, qualification cycles, and other factors outside of our control. As a result, these estimates could differ materially from actual market sizes, which could result in decreased demand for our products and therefore adversely impact our future business prospects, results of operation and financial condition.

Our products are subject to specific measures with regard to their maintenance in storage and have a shelf life that could not be suitable to our operations or satisfactory with market expectations.

Our products are subject to specific measures with regard to their maintenance in storage, particularly GLASO. The final product is stored in sealed plastic bags to prevent changes in moisture that can lead to the acceleration of oxidation, formation of lumps, alterations of the characteristics of the product. Sealed bags also prevent the powder from any contact with insects or odors, and delay oxidation. The temperature should be kept below a specific temperature to prevent microbial growth and oxidation. Direct sunlight in the storage environment should be avoided. Brown paper bags with a plastic layer inside are advised since they prevent the isolates from light. A change in any of these conditions may affect the shelf life and the properties of the product significantly, which may consequently adversely affect our business.

The successful commercialization of our products may face challenges from public perceptions of plant and strain engineered products (GMOs) in addition to facing ethical, legal, environmental, health and social concerns.

The successful commercialization of our products depends, in part, on public acceptance of molecular farming/bio-engineered, and/or molecular biology-derived products. The majority of our products are GMOs and negative social perception about GMOs or our technology may negatively impact our business.

Consumers may not understand the nature of our technologies, which consist of the nuclear stable transformation of a crop or microorganism to express an oil or an animal protein within the protein bodies of the seed or microorganism for the product to consist in an ingredient containing not only the engineered protein but the plant or host protein as well. Consumers may also not understand the scientific distinction between our molecular farming products and other plant-based protein or science-based food ingredients products. As a result, they may transfer negative perceptions and attitudes regarding our products. A lack of understanding of our technologies may also make consumers more susceptible to the influence of negative information provided by opponents of biotechnology. Some opponents of biotechnology actively seek to raise public concern about genetic engineering or GMOs by claiming that plant or yeast products developed using biotechnology are unsafe for consumption or their use poses a risk of causing damage to the environment, or creates legal, social and ethical dilemmas. The commercial success of our products may be adversely affected by such claims, even if unsubstantiated. In addition, opponents of biotechnology have vandalized the farmers’ fields where biotech seeds were planted and facilities used by biotechnology companies. Any such acts of vandalism targeting the fields of our farmers, our field-testing sites or our research, production or other facilities, could adversely affect our sales and our costs.

Negative public perception about molecular farming and GMO products in general can also affect the regulatory environment in the jurisdictions in which we target the sale of our products and the commercialization of our product candidates. Any increase in such negative perception or any restrictive government regulations in response thereto, could have a negative effect on our business and may delay or impair the sale of our products or the development or commercialization of our product candidates. Even in light of compliance with regulatory protocols or following receipt of confirmation of non-regulated status in a jurisdiction, public pressure may lead to increased regulation of products produced using biotechnology, further legislation regarding novel trait development technologies, or administrative litigation concerning prior regulatory determinations, each of which could adversely affect our ability to sell our product or commercialize our product candidates. In addition, labeling requirements could heighten public concerns and make consumers less likely to purchase food products containing plant bioengineered/molecular farming and fermented ingredients.

Market perception, habits and preferences for our products are difficult to predict and may adversely affect our business.

There are currently many competitors in the plant-based protein market. For our molecular farming products expressing animal proteins, we expect to be the first to produce and commercialize an ingredient containing both animal and plant proteins coming from a single source for the food market. There is a risk that our products will not be as in demand as more traditional plant-based proteins or lab grown meat. A change in preferences for our products could reduce our sales or our market share and could harm our business and financial condition.

Consumer preferences for our products are difficult to predict and may change, and if we are unable to respond quickly to new trends, our business may be adversely affected.

Our business is focused on the development, manufacturing, marketing, and distribution of science-based food ingredients. Consumer demand could change based on a number of factors, including dietary habits and nutritional values, concerns regarding the health effects of ingredients, and shifts in preference for various product attributes. If consumer demand for our products decreases, our business and financial condition would suffer. In addition, sales of science-based ingredients are subject to evolving consumer preferences to which we may not be able to accurately predict or respond. Consumer trends that we believe favor sales of our products could change based on a number of possible factors, including economic factors, social trends such as more sustainable and healthy approaches. Views towards healthy eating and plant-based products are trendy in nature, with constantly changing consumer perceptions, however utilizing animal-proteins within plants has not been introduced into the market.

Our success will depend, in part, on our ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer products that appeal to their needs and preferences on a timely and affordable basis. A change in consumer discretionary spending, due to economic downturn or other reasons, may also adversely affect our sales and business, financial condition and results of operations. A significant shift in consumer demand away from our products could reduce sales or market share and the perception of our brand, which would harm our business and financial condition.

Our business activities are currently conducted in a limited number of locations, which make us susceptible to damage or business disruptions caused by natural disasters, climatic variations, disease or pests, or acts of vandalism, which could lower the expected yield and delay the production and product candidates.

We conduct our activities in geographic regions that are subject to climate disasters or other natural disasters that could negatively affect our business and the development and increase of our operations. Natural disasters, such as hurricanes, droughts, fires, floods, tornados, earthquakes, diseases or pests, or intentional or negligent acts, including acts of vandalism, could damage or destroy our equipment, inventory, development projects, field trials or data, and could cause us to incur significant additional expenses to repair or replace the damaged physical facilities, which in the case of seed production may be the result of years of development work that is not easily or quickly reproduced, and increase the time required to development schedule for our pipeline of product candidates. If our early testing of pipeline products is unsuccessful, we may be unable to complete the development of product candidates on a timely basis or at all. Additionally, field trials, which may take years to be concluded, are costly, and any field trial failures that we may experience may not be covered by insurance and, therefore, could result in increased costs, which may negatively impact our business and results of operations.

In addition, we rely on early testing and research, including laboratory research, greenhouse activities and field trials, to demonstrate the efficacy of product candidates that we develop and evaluate. Field trials allow us to test product candidates in the field as well as to increase seed production, and to measure performance across multiple geographies and conditions. Successful completion of early testing is critical to the success of our product development and scale-up efforts. Field trials for event selection and field trials for gathering regulatory information in 2024 in three different locations in the United States. If our ongoing or future testing is unsuccessful or produces inconsistent results or unanticipated adverse effects on the agronomic performance of our crops, or if the testing does not produce reliable data, our product development efforts could be delayed, subject to additional regulatory review or abandoned entirely. Further, in order to support our commercialization efforts, it is necessary to collect data across multiple growing seasons and from different geographies. Even in cases where initial field trials are successful, we cannot be certain that additional field trials conducted on a greater number of acres or in different geographies will also be successful.

If our genetically engineered plants or strains do not express and produce a sufficient yield of an animal protein, target function, or any animal protein at all, we may not be able to market our products in a timely manner or successfully compete, or operate our business.

We rely heavily on research and development of our products. We are focused on engineering plants to produce within them foreign molecules, such as oils or certain animal proteins. This process requires significant research and testing in order to have a product that produces a sufficient amount of the oil or animal protein in order to be commercially viable. If the tests of our products do not yield a sufficient amount of the oil or animal protein within the plant, we may be required to begin the research and development process anew for certain products or spend a significant amount of time and resources in order to achieve the targeted outcome.

Our research and testing to produce the expected result of oil or animal protein yields within our molecular farmed plants can also be affected by laboratory conditions, adverse climate conditions during planting and harvesting, or other conditions whereby the expected yield of oil or animal proteins within the plant are not what we would expect. Such conditions may delay our ability to take our products to market or require additional time within our research and development stage in order to prepare a viable product. Such delays may have an adverse effect on our business and operations.

If we are unable to attract, train and retain employees, we may not be able to grow or successfully operate our business.

Our success depends in part on our ability to attract, train and retain a sufficient number of employees who understand and appreciate our culture and business model, and can effectively represent our brand and establish credibility with potential business partners and customers. The ability, expertise, motivation, judgment and discretion of our employees, including our technical team, are key for the development of our business. In addition, our ability to manage our anticipated growth depends on our ability to recruit and retain qualified personnel prepared to face major challenges with regard to technology and innovation. Our ability to retain our employees is influenced by the economic environment and the fact that our operations are spread in different locations.

Food safety and food-borne illness incidents or advertising or product mislabeling may materially and adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our products.

Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products we sell, or involving our suppliers, could result in the discontinuance of sales of these products or our relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions or harm to our reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability and negligence claims or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies or not subject to insurance would have to be paid from our cash reserves, which would reduce our capital resources.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in our sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by our actions, could compel us, our suppliers, our distributors or our customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, and comparable state laws. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on our ability to attract new customers due to negative consumer experiences or because of an adverse impact on our brand and reputation. The costs of a recall could exceed or be outside the scope of our future insurance policy coverage or limits.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. Recently issued FDA regulations will require companies like us to analyze, prepare and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If we do not adequately address the possibility, or any actual instance, of product tampering, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition and operating results.

If we are sued for defective products and if such lawsuits were determined adversely to us, we could be subject to substantial damages, for which insurance coverage may not be available.

We may be held liable if any product we develop, or any product that uses or incorporates any of our technologies, is found unsuitable during marketing, sale or consumption. For example, the detection of an unintended trait in a commercial seed variety or the crops and products produced may result in governmental actions such as mandated crop destruction, product recalls or environmental cleanup or monitoring. The costs of implementing these remedies could exceed or be outside the scope of our existing or future insurance policies. Concerns about seed quality could also lead to additional regulations being imposed on our business, such as regulations related to testing procedures, mandatory governmental reviews of biotechnology advances, or additional regulations relating to the integrity of the food supply chain from the farm to the finished product.

Our brand has limited awareness among the general public, which could affect our ability to sell our products.

We have not conducted a dedicated and significant marketing campaign to educate consumers on our brand and it still has limited awareness among the general public.

We will need to dedicate significant resources in order to effectively plan, coordinate, and execute a marketing campaign and to add additional sales and marketing staff. Substantial advertising and promotional expenditures may be required to improve our brand’s market position or to introduce new products to the market. However, an increase in our marketing and advertising efforts may not enhance our reputation or lead to an increase in brand awareness.

Further, we compete against other large, well-capitalized food and ingredients companies who have significantly more resources than we do. Therefore, we may have limited success, or none at all, in increasing awareness and reputation of our brand.

If we fail to develop our technology or products and to develop our brand, our business prospects could adversely be affected.

We believe our future growth could be affected by the perception of our brand and its value. Maintaining, promoting and positioning our brand and its reputation will depend on, among other factors, the success of our science-based technology for the development of food ingredients, food safety, quality assurance, marketing efforts, and our ability to provide a consistent, high-quality customer experience. Any negative publicity, regardless of its accuracy, could adversely affect our business. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of customers or suppliers, including adverse publicity, product recall or a governmental investigation or litigation, could significantly reduce the value of our brand and significantly damage our business, financial condition and results of operation.

We rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may impair our ability to operate our business effectively.

We are increasingly dependent upon third-party information technology systems to operate our business. These systems may contain confidential information (including personal data, trade secrets or other intellectual property, or proprietary business information). The nature of digital systems, both internally and externally, makes them potentially vulnerable to disruption or damage from human error and/or security breaches, which include, but are not limited to, ransomware, data theft, denial of service attacks, sabotage, industrial espionage, cyberattacks or cyber-intrusions and computer viruses. Further, the risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. This risk may be further enhanced as the techniques and tools used in cyber-attacks have evolved rapidly and now use advanced automation and artificial intelligence. Any of such events may be difficult to detect, and once detected, their impact may be difficult to assess and address.

In addition, the information technology systems we use may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures and viruses. If we are unable to execute our disaster recovery plans or if our plans prove insufficient for a particular situation or take longer than expected to implement in a crisis situation, it could have a material adverse effect on our business, financial condition and results of operations, and our business interruption insurance may not adequately compensate us for losses that may occur.

We are also subject to numerous laws and regulations designed to protect personal data, such as the European national laws implementing the General Data Protection Regulation as well as the UK General Data Protection Regulation. These data protection laws introduced more stringent data protection requirements and significant potential fines, as well as increased our responsibility and potential liability in relation to personal data that we process. We have put mechanisms in place to ensure compliance with applicable data protection laws but there can be no guarantee of their effectiveness.

Our business and operations would suffer in the event of computer system failures, cyber-attacks or a deficiency in our cybersecurity.

Despite the continuous implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism war telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. This risk may be further enhanced as the techniques and tools used in cyber-attacks have evolved rapidly and now use advanced automation and artificial intelligence. In addition to the extraction of sensitive information, such attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, phishing attacks, social engineering and other means to affect service reliability. If any such event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, damage to our reputation, the further development of our product candidates could be delayed, which could adversely affect our business, financial condition, and operating results, and could negatively impact our share price.

We are subject to anti-corruption and anti-money laundering laws with respect to both our domestic and international operations, and noncompliance with such laws can subject us to criminal and civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C.§201, the U.S. Travel Act, the USA PATRIOT Act, Argentine Law No. 27,401, as amended, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit us and our collaborators from authorizing, offering, or directly or indirectly providing improper payments or benefits to recipients in the public or private sector. We or our collaborators may have direct and indirect interactions with government agencies and state-affiliated entities and universities in the course of our business. We may also have certain matters come before public international organizations such as the United Nations. We use third-party collaborators, joint venture and strategic partners, law firms, and other representatives for regulatory compliance, patent registration, lobbying, deregulation advocacy, field testing, and other purposes in a variety of countries, including those that are known to present a high corruption risk such as India, China, and Latin American countries. We can be held liable for the corrupt or other illegal activities of these third-party collaborators, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. In addition, although we have implemented policies and procedures to ensure compliance with anti-corruption and related laws, there can be no assurance that all of our employees, representatives, contractors, partners, or agents will comply with these laws at all times. Noncompliance with these laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other or injunctions, suspension and debarment from contracting with certain governments or other persons, the loss of export licenses, reputational harm, adverse media coverage, and other negative consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.

Disruptions in the global economy, including high rates of inflation, the armed conflict in Israel and Palestine, the war in Ukraine and the impact of pandemics, epidemics or disease outbreaks may adversely affect our business, results of operations and financial condition.

The global economy has been negatively impacted by a variety of factors such as global high rates of inflation, economic crises including recessions and uncertainty regarding protracted U.S. federal debt ceiling negotiations, actual or threatened war, terrorist activity, political unrest, civil strife, the spread or fear of spread of contagious diseases in locations where our products are sold, man-made or natural disasters, and other geopolitical uncertainty. These economic conditions can arise suddenly and the full impact of such conditions can be difficult to predict. As a result, we may experience price volatility and increases and supply disruptions, among other consequences. In addition, geopolitical and domestic political developments, such as existing and potential trade wars and other events beyond our control, such as the armed conflict in Israel and Palestine, in addition to the Ukraine, and a possible escalation of such conflicts or contagion to neighboring regions, can increase levels of political and economic unpredictability globally and increase the volatility of global financial markets.

In addition, Mr. Trump was sworn in as the 47th President of the United States on January 20, 2025. The U.S. president has considerable influence, which may materially and adversely affect global economy and political stability. We cannot ensure that the Trump administration will adopt policies designed to promote macroeconomic stability, fiscal discipline, as well as domestic and foreign investment, which may materially and adversely impact businesses generally and the trading price of securities of foreign issuers, including our Ordinary Shares and lead to raise in tariffs on global trade generally. We cannot give you any assurance as to whether any such changes will occur or as to their timing, nor can we estimate the impact they may have on our business. Any substantial changes in U.S. foreign or domestic policies, including changes in trade agreements, tariffs, or international relations, may impact global economies, including the Argentine economy. While the outcome of the election remains uncertain, the potential for policy shifts that could affect the regulatory landscape and economic conditions creates risks that could negatively influence our financial results and future growth prospects.

Further, our Argentine operations could be affected by any general business restrictions imposed by the government due to its political and economic instability. These adverse and uncertain economic conditions may impact distributor, retailer, foodservice and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, distributors, customers and consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in federal economic policy and international trade disputes. A decrease in consumer discretionary spending may also result in consumers reducing the frequency and amount spent on plant-based food. Distributors and customers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing and future customers and our ability to attract new consumers, the financial condition of consumers and our ability to provide products that appeal to consumers at the right price. Decreases in demand for products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may adversely affect our sales and profitability and may result in consumers making changes to their discretionary spending behavior on a more long-lasting or even permanent basis.

Latin America has experienced, and may continue to experience, adverse economic or political conditions, including considerable economic uncertainty that may impact our business, financial condition and results of operations.

A major portion of our operations and/or development activities are based in Latin America. Accordingly, our financial condition and results of operations are substantially dependent on economic conditions in Latin America.

Latin American countries have historically experienced uneven periods of economic growth, recessions, periods of high inflation and economic instability. Recently, the economic growth rates of the economies of many Latin American countries have slowed and some have entered recessions. Additionally, economic and political developments in Latin America, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, civil strife, changes in laws and regulations, restrictions on the repatriation of dividends or profits, expropriation or nationalization of property, restrictions on currency convertibility, volatility of the foreign exchange market and exchange controls could impact our operations and/or the market value of the ordinary shares and have a material adverse effect on our business, financial condition and results of operations.

Further, in Argentina, the fluctuation in currency exchange rates, the gap between the official and alternative exchange rates, and high inflation, along with the measures attempting to control inflation adopted by the Argentine government, caused a deepening recession (the GDP decreased 3.5% in 2024, 1.6% in 2023, 1.7% in 2019 and 6.2% in 2018), increasing unemployment and the failure of medium and small companies. In 2020, the Latin American general macroeconomic conditions were worsened as a result of the COVID-19 pandemic. In Argentina, the stay-home orders and businesses restrictions, along with the global recession contributed to deepening the recession further. According to INDEC, during the second quarter of 2020 the GDP decreased 19.1% interannual (what represents the highest decrease of the GDP in Argentine history) with a peak of 16.2% in the second quarter, and as of July 2020 the economic activity decreased 13.2% interannual. All these circumstances also provoked a significant increase in poverty, which, according to INDEC, as of December 2021 affected approximately 37.3% of the population. In order to contain the further deterioration of the currency exchange rate, the Argentine Central Bank sold its reserves, which decreased significantly. As of December 31, 2024, the Argentine Central Bank reserves amount to $24,400 million. In addition, the Argentine government financed all economic assistance in connection with the COVID-19 pandemic with a heavy issuance of currency, which is also contributing to inflation, demand for U.S. dollars and devaluation of the Argentine Peso.

On October 23, 2023, general presidential elections took place in Argentina. The former Minister of Economy with the political party Union por la Patria, Sergio Massa, obtained 36.68% of the votes, while the new coalition La Libertad Avanza, led by Javier Milei, and Juntos por el Cambio received 29.98% and 23.83% of the votes, respectively.

On November 19, 2023, the second round (ballotage) of the presidential elections in Argentina took place, in which the ruling party Unión por la Patria, with former Minister of Economy Sergio Massa as its candidate, obtained 44.30% of the votes, and, in contrast, the party La Libertad Avanza, led by Javier Milei, obtained a result of 55.65% of the votes. Hence, on December 10, 2023, Javier Milei took office as the new President of the Argentine Republic for the next four years.

On December 20, 2023, Emergency Decree 70/2023 entitled “Bases for the Reconstruction of the Argentine Economy” (“Decree 70/2023”) was published in the Official Gazette, repealing and amending several laws. The most relevant measures contained in the Decree 70/2023 included the declaration of public emergency in economic, financial, fiscal, administrative, social security, tariff, health and social matters until December 31, 2025, as well as measures ranging from the repeal of regulations on housing lease contracts, supply of basic necessities, commercialization of mass consumption products, to the modification of the corporate form of companies in which the State has a stake. Moreover, Decree 70/2023 contains 44 sections by means of which changes in the labor regulations in force are ordered. With respect to the latter, different precautionary measures, contained in actions for injunctive relief, have recently been admitted in order to temporarily suspend the effects of Decree 70/2023. All these precautionary measures, filed mainly by labor unions and different workers’ unions, have been appealed by the Government of Javier Milei. Currently, it is not possible to confirm what the outcome of these measures filed against Decree 70/2023 will be. In addition, Decree 70/2023 is still subject to a subsequent legislative control established in section 99, paragraph 3, of the National Constitution and in Law 26,122. According to the provisions of the latter, Decree 70/2023 will remain in force until it is rejected by both Chambers of Congress. On March 14, 2024, after failing to comply with the deadlines stipulated by Law 26,122 for the Permanent Bicameral Commission to consider Decree 70/2023, the Senate of the Nation opened special sessions in which it voted for the rejection of Decree 70/2023. Now, DNU 70/2023 awaits its treatment in the Chamber of Deputies of the Nation; in case the Chamber of Deputies votes for its rejection, it would lose its effectiveness.

Furthermore, on December 27, 2023, the Administration of President Javier Milei submitted to Congress an extensive bill entitled “Law of Bases and Starting Points for the Freedom of Argentines” (the “Bases Law”). Among the many issues dealt with in the draft of the Bases Law is a broad declaration of emergency and the delegation of legislative powers to the executive branch. In addition, the draft of the Bases Law proposes a general program of deregulation of commerce, services and industry throughout the national territory, as well as the privatization of companies under State control, such as the national airlines (Aerolineas Argentinas), the national train company (Trenes Argentinos), the national postal service (Correo Argentino) and companies engaged in strategic services such as banking, energy, water, among others. After six months of legislative work, on June 27, 2024, the Chamber of Deputies of the National Congress approved the final text of the Bases Law, finally passing the Bases Law.

On the same date, the National Congress approved Law No. 2774 on tax measures, including a moratorium and tax amnesty regimes and amendments to the Personal Assets Tax, Income Tax, and Special Regime for Small Taxpayers, among others (“Tax Package”). The aim of this bill is, among others, achieve the voluntary payment of taxes by taxpayers and responsible parties, who, if they join the regime, will obtain different benefits according to the type of adhesion and the type of debt they have.

On July 8, 2024, the executive branch issued Decrees No. 592 and 593, whereby it enacted the Bases Law along with the Tax Package.

The executive branch issued Decree No. 608 and 695 on July 12, 2024, and August 5, 2024, respectively, regulating certain rules of the Tax Package and the following four chapters of Title II of the Base Law: (i) Administrative Reorganization; (ii) Privatizations; (iii) Administrative Procedure; and (iv) Public Employment. Finally, on August 12, 2024, the executive branch published Decree No. 713 in the Official Gazette through which it moved forward with the regulation of Section of the Bases Law related to contracts and transactional agreements (including concessions).

The social, political and economic impact of the reforms and measures announced by the Argentine government to date, the consequences of the Bases Law and the Tax Package and the impact of future reforms and measures that may be proposed remain uncertain. The ambitious deregulation plan intended to be implemented through Decree 70/2023 and the Bases Law could affect our business, results, and financial condition.

In Brazil, the economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high and variable levels of inflation and currency devaluation. Brazil’s GDP increased 1.8% in 2018 and 1.2% in 2019, followed by a decrease of 3.9% in 2020, and increases of 4.6% in 2021, 2.9% in 2022, 2.9% in 2023, presenting an increase of 3.7% as of the six-months period ended June 30, 2024. Historically, Brazil’s political situation has influenced the performance of the Brazilian economy, and political crisis have affected the confidence of investors and the general public. As a result, Brazil continues to face uncertainty related to the future developments in policies and whether and when such policies and regulations may be implemented.

If the Latin American governments do not adopt reforms required to address structural changes, then the current economic conditions may be worsened, which could have an adverse effect on our financial condition and results of operations.

Economic and political developments in Argentina, including regulations and restrictions, inflation and government controls may adversely affect the economy and our financial condition and results of operations.

In recent years, Argentina has confronted significant market volatility, including numerous periods of low growth or stagnation, inflationary pressures, including the depreciation of the Argentine Peso, evidenced by significantly higher fuel, energy, and food prices, among other factors. Further, the Argentine government increased its direct intervention in the economy, including through the implementation of regulation of market conditions, expropriations or nationalizations and price controls. Therefore, the inflation rate in Argentina and the government’s intervention in the economy may adversely affect our business.

Further, according to data published by the Argentine National Institute of Statistics and Census (Instituto Nacional de Estadística y Censos), the Consumer Price Index increased 84.5% in 2024, 211.4% in 2023, 94.8% in 2022, 50.9% in 2021, 36.1% in 2020, 53.8% in 2019, 47.6% in 2018 and 24.8% in 2017. If inflation remains high or continues to rise towards a hyperinflation, Argentina’s economy will continue to be negatively impacted, and our results of operations could be materially adversely affected.

Following the October 2023 presidential and federal congressional elections, Javier Milei was elected President of Argentina, officially assuming office on December 10, 2023. Upon taking office, President Milei signed a decree to stabilize Argentina’s economy through spending cuts, devaluing the Argentine Peso and temporarily increasing import taxes and export taxes. In December 2023, he also tabled a bill to the Argentine National Congress that focused on mass privatization, deregulating certain sectors, and easing labor market rules. The economic and political reforms announced by President Milei’s administration add to the uncertainty surrounding future government policies, which may adversely affect the Argentine economy, stock market prices, and our business, financial condition, and operational results. No assurances can be made as to the policies that may be implemented by the new Argentine administration, or that political developments in Argentina, will not adversely affect the Argentine economy or our business, financial condition or results of operations.

Risks Related to Our Industries

The overall agricultural, nutraceutical and food ingredient industries are susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.

Conditions in the United States agricultural industry and the Argentine agricultural industry significantly impact our operating results. Changes in the prices of commodities could result in higher overall cost along the agricultural and commercial supply chains, which may negatively affect our ability to commercialize our products. We are susceptible to changes in costs in the agricultural industry as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls and government regulations. As a result, we may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate.

We are subject to industry-specific risks, which could adversely affect our operating results.

We are subject to industry-specific risks which include, but are not limited to, product safety and quality, launch of new products by other industries that can replace the functionalities of our production; shifting consumer preferences, federal, state, and local regulations on manufacturing or labeling; socially acceptable and sustainable farming practices; environmental, health, and safety regulations; and customer product liability claims. The liability which could result from certain of these risks may not always be covered by, or could exceed the liability cap of, our insurance for product liability and food safety matters. In addition, we may be unable to procure insurance on commercially reasonable terms or may decide not to seek insurance for certain risks. Risks to our reputation may exist due to potential negative publicity caused by product liability, food safety, occupational health and safety, workforce diversity, and environmental matters.

Our products are used as ingredients in food production. We are subject to risks associated with economic, product quality, food safety or other factors inherent to the food industry, which may adversely affect us. In addition, as we increase our investment in flavors and ingredients businesses, we are exposed to increased risks related to rapidly changing consumer preferences and the impacts these changes could have on the success of certain of our customers.

Climate change and adverse weather conditions may negatively affect our business and operations.

The ability to grow our products may be negatively affected by adverse weather conditions, including windstorms, floods, drought and extreme temperature, which may be influenced and intensified by carbon dioxide and other greenhouse gases in the atmosphere. Unfavorable growing conditions and natural disasters can reduce both crop size and crop quality, and in extreme cases may cause us to lose entire harvests in some geographic areas. If such weather conditions and climate change negatively affects agricultural productivity, we may be subject to decreased availability or less favorable pricing for certain commodities that are necessary for our products, such as our soy and pea plants, among others. Due to climate change, we may also be subjected to decreased availability of water, deteriorated quality of water or less favorable pricing for water, which could adversely impact manufacturing operations. In addition, the ability to grow our products may be negatively affected by adverse weather conditions, including windstorms, floods, drought and extreme temperatures. Negative effects on agricultural productivity caused by climate change in the locations where we operate may lead to adverse long-term impacts on our business and results of operations.

Our crop productivity business is highly seasonal and affected by factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

The sale of our products is dependent upon planting and harvest seasons and are expected to result in highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. As we increase the variety of products sold within our current markets, and expand into new markets in different geographies, the seasonality of our business may change. Therefore, our business may be more seasonal or experience seasonality in different periods than anticipated.

Weather conditions and natural disasters, such as heavy rains, hail, floods, freezing conditions, windstorms, drought or fire, affect decisions by our distributors, direct customers and end users about the types and amounts of products to use and the timing of harvesting and planting. As a result, our operating results may vary substantially from year to year and quarter to quarter beyond the regular seasonal patterns’ predictions.

Other factors may also contribute to the unpredictability of our operating results, including the size and timing of significant distributor transactions, the delay or deferral of use of our commercial technology or products and the fiscal or quarterly budget cycles of our direct customers, distributors, licensees and end users. Customers may purchase large quantities of our products in a particular quarter to store and use over long periods of time or time their purchases to manage their inventories, which may cause significant fluctuations in our operating results for a particular quarter or year.

Risks Related to Our Intellectual Property

Agreements with our collaborators and third parties may not adequately prevent disclosure of trade secrets, know-how and other proprietary information, which could lead to a loss of competitive advantage, and adversely affect our technology and business.

We rely on a combination of intellectual property laws and agreements with our collaborators and third parties to protect and otherwise seek to control access to, and distribution of, our proprietary information. These measures may not be sufficient to prevent disclosure, infringement, or misappropriation of our confidential information. Our confidentiality and nondisclosure agreements or covenants may not be enforceable under applicable law and, even if they are enforceable, may be breached, and we may not have adequate remedies for such a breach that would effectively prevent the further dissemination of our confidential information. We also have limited control over the protection of trade secrets used by our collaborators and could lose future trade secret protection if any unauthorized disclosure of such information occurs. Enforcement of any claim that a party illegally disclosed confidential information or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we may not be able to assert any trade secret rights against such parties. Laws regarding trade secret rights in certain markets where we operate may afford little or no protection of our trade secrets. If any of our trade secrets were to be disclosed to or independently developed by a competitor (for example, by reverse engineering), or if we otherwise were to lose protection for our trade secrets or proprietary know-how, the value of this information may be greatly reduced, and our business could be adversely impacted.

We and our customers depend on patents, copyrights, trademarks, know-how, trade secrets, and other forms of intellectual property protections, but these protections may not be adequate.

We rely on a combination of know-how, trade secrets, patents, copyrights, trademarks, and other intellectual property laws, nondisclosure and other contractual arrangements, and technical measures to protect many of our products, services and intangible assets. These rights are important to our ongoing operations. There can be no assurance that these protections will provide unique or meaningful competitive advantage in our offerings or otherwise be commercially valuable. In addition, we may not be successful in obtaining additional intellectual property or enforcing our intellectual property rights against unauthorized users. Our exclusive rights under certain of our products and services are protected by patents, and when patents covering a product or service expire, loss of exclusivity may occur, which may force us to compete with third parties, thereby negatively affecting our revenue and profitability.

Our proprietary rights may be invalidated, circumvented, or challenged. We may in the future be subject to proceedings seeking to oppose or limit the scope of our patent applications or issued patents. In addition, in the future, we may need to take legal actions to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity or scope of the proprietary rights of others. Legal proceedings are inherently uncertain, and the outcome of such proceedings may be unfavorable to us. Any legal action regardless of outcome might result in substantial costs and diversion of resources and management attention. Although we use reasonable efforts to protect our proprietary and confidential information, there can be no assurance that our confidentiality and non-disclosure agreements will not be breached, our trade secrets will not otherwise become known by competitors, or that we will have adequate remedies in the event of unauthorized use or disclosure of proprietary information. Even if the validity and enforceability of our intellectual property is upheld, an adjudicator might construe our intellectual property not to cover the alleged infringement. In addition, intellectual property enforcement may be unavailable or practically ineffective in some countries. There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or that third parties will not design around our intellectual property claims to produce competitive offerings. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales, or otherwise harm our business.

While we are not party to such suits at this time, we may become subject to such litigation in the future. Such cases could also adversely impact public perception and the demand for science-based food ingredients products, which could subsequently result in decreased demand for our products and adversely affect our business and operations.

We have patents granted and patent applications, as owner or as licensee, in the United States, China, India, Canada, Germany, Spain, France, United Kingdom, Brazil, Mexico, Australia, New Zealand, Japan, Hong Kong, Malaysia, and Argentina and trademarks and service marks in the United States, Europe, Canada, the United Kingdom and Argentina, some of which have been registered or issued, and also claim common law rights in various trademarks and service marks. There can be no assurance that third parties will not oppose our future applications to register intellectual property. It is possible that in some cases we may be unable to obtain the registrations for trademarks, service marks, and patents for which we have applied, and a failure to obtain trademark and patent registrations in the United States, the United Kingdom, the European Union, and Argentina or other countries could limit our ability to protect our trademarks and proprietary technologies and our marketing efforts in those jurisdictions.

License agreements with third parties limit our rights to use certain patents, software, and information technology systems and proprietary technologies owned by third parties, some of which are important to our business. Termination of these license agreements, for any reason, could result in the loss of our rights to this intellectual property, causing an adverse change in our operations or the inability to commercialize certain offerings.

Biotechnology patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position.

The patent positions of biotechnology companies and other actors in our fields of business can be highly uncertain and involve complex scientific, legal and factual analyses. The interpretation and breadth of claims allowed in some patents covering biological compositions may be uncertain and difficult to determine and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated, narrowed or circumvented. Challenges to our or our licensors’ patents and patent applications, if successful, may result in the denial of our or our licensors’ patent applications or the loss or reduction in their scope. In addition, defending against such challenges may be costly and involve the diversion of significant management time and our resources. Accordingly, rights under any of our patents may not provide us with enough protection against competitive products or processes and any loss, denial or reduction in scope of any of such patents and patent applications may have a material adverse effect on our business.

We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we have sought protection.

Our commercial success depends, in part, on our ability to recognize intellectual property rights and protect our trade secrets for the technologies that we develop and use. However, filing, prosecuting and defending patents in all countries and jurisdictions throughout the world would be prohibitively expensive. Patent prosecution must be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Our intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from using our inventions in countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions.

Competitors may use our technologies in jurisdictions where we or our licensors do not pursue and obtain patent protection. Further, competition may export products that would otherwise infringe upon our intellectual property rights to territories where we or our licensors have patent protection, but where the ability to enforce those patent rights is not as strong as in the United States. These products may compete with our products and our intellectual property rights and such rights may not prevent such competition.

In addition, changes in, or different interpretations of, patent laws in the United States and other countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any notice or compensation to us or may limit the scope of patent protection that we or our licensors are able to obtain. The laws of certain countries do not protect intellectual property rights to the same extent as United States laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

Furthermore, proceedings to enforce our patent rights and other intellectual property rights around the world could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our or our licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded to us, if any, may not be commercially meaningful, while the damages and other remedies we may be ordered to pay such third parties may be significant. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

In addition, there is a possibility that our technologies may be viewed by competitors as an infringement on their intellectual property rights, even in a case where we believe they do not. This may lead to litigation that could create a significant cost for us and negatively impact our business and operations as well as our public perception and goodwill.

We may be unsuccessful in developing, licensing or acquiring intellectual property rights that may be required to develop and commercialize our future products.

Our programs may involve additional product candidates that may require the use of intellectual property or proprietary rights held by third parties and the growth of our business may depend in part on our ability to acquire, license or use these intellectual property and proprietary rights.

However, we may be unable to acquire or license any third-party intellectual property or proprietary rights that may be key to development. Even if we can acquire or license such rights, we may be unable to do so on commercially reasonable terms. The licensing and acquisition of third-party intellectual property and proprietary rights is highly competitive, and several more established companies are also pursuing strategies to license or acquire third-party intellectual property and proprietary rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and agricultural development and commercialization capabilities. We may also not be able to bypass or achieve “freedom to operate” status for the products in our pipeline to avoid liability to third parties.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license intellectual property and proprietary rights to us. We also may be unable to license or acquire third-party intellectual property and proprietary rights on terms that would allow us to make an appropriate return on our investment or at all. If a program, product or product candidate requires us to acquire or license third-party intellectual property and proprietary rights or maintain our existing intellectual property and proprietary rights, and we are unable to do so, we may have to cease development of such program, product or product candidate, which could have a material adverse effect on our business.

We or our customers may infringe intellectual property unknowingly and unintentionally affect our reputation and our future plans for our products and competitiveness.

As the agricultural biotech industry continues to develop, we, our customers, collaborators or licensees may become party to, or be threatened with, litigation or other proceedings regarding intellectual property or proprietary rights in our technology and processes. Third parties may assert claims based on existing or future intellectual property rights and the outcome of any proceedings is subject to uncertainties that cannot be adequately quantified in advance. Any litigation proceedings could be costly and time consuming. A negative outcome from an intellectual property infringement suit could result in liability for monetary damages, require us to indemnify our licensees for damages arising from warranties we have made in respect of the intellectual property rights we have licensed, which claims might not be subject to a cap, or treble damages and attorneys’ fees if we are found to have willfully infringed a patent. There is also no guarantee that we, our customers, collaborators or licensees would be able to obtain a license under such infringed intellectual property rights on commercially reasonable terms or at all. A finding of infringement could prevent us, our customers, collaborators or our licensees from developing, marketing or selling a product or force us to cease some or all of our business operations. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel may be diverted as a result of these proceedings, which could have a material adverse effect on our operations. In some cases, our agreements with our collaborators or licensees might oblige us to pay for the enforcement of our licensed intellectual property rights, even though our collaborators or licensees may be responsible for commercializing the potentially infringing products. Claims that we have misappropriated the confidential information or trade secrets of third parties could similarly have a negative impact on our business.

If we or one of our collaborators or licensees are sued for infringing the intellectual property rights of a third party, such litigation could be costly and time consuming and could prevent us or our collaborators or licensees from developing or commercializing products that incorporate our technology.

Our ability to generate significant revenues from our products depends on our joint ventures’ and licensees’ ability to develop, market and sell products and utilize our proprietary technologies without infringing the intellectual property rights and other rights of any third parties.

As the agricultural biotech industry continues to develop, we, our collaborators or licensees may become party to, or threatened with, litigation or other adverse proceedings regarding intellectual property or proprietary rights in our technology, processes, developed seed traits or seed treatments. Third parties may assert claims based on existing or future intellectual property rights and the outcome of any proceedings is subject to uncertainties that cannot be adequately quantified in advance. Any litigation proceedings could be costly and time consuming. A negative outcome from an intellectual property infringement suit could result in liability for monetary damages, require us to indemnify our licensees for damages arising from warranties we have made in respect of the intellectual property rights we have licensed, which claims might not be subject to a cap, or treble damages and attorneys’ fees if we are found to have willfully infringed a patent. There is also no guarantee that we, our collaborators or licensees would be able to obtain a license under such infringed intellectual property rights on commercially reasonable terms or at all. A finding of infringement could prevent us, our collaborators or our licensees from developing, marketing or selling a product or force us to cease some or all of our business operations. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel may be diverted as a result of these proceedings, which could have a material adverse effect on our operations. In some cases, our agreements with our collaborators or licensees might oblige us to pay for the enforcement of our licensed intellectual property rights, even though our collaborators or licensees may be responsible for commercializing the potentially infringing products. Claims that we have misappropriated the confidential information or trade secrets of third parties could similarly have a negative impact on our business.

Risks Related to Laws and Regulation

The regulatory environment in the United States for our current and potential future products is evolving and may change in the future, negatively impacting the speed and cost to launch our potential future products.

Changes in applicable regulatory requirements could result in a substantial increase in the time and costs associated with developing our products and negatively impact our operating results. While the USDA and FDA currently have petition processes that we have initiated, these processes and the manner in which the USDA and FDA interpret their regulations may change in the future, negatively impacting the speed and cost with which we launch our potential future products. We cannot predict whether advocacy groups will challenge existing regulations and USDA or FDA determinations or whether the USDA or FDA will alter the manner in which it interprets its own regulations or institutes new regulations, or otherwise modify regulations in a way that will subject our products to more burdensome standards, thereby substantially increasing the time and costs associated with developing our product candidates. While we do not have any USDA-APHIS petitions pending, we may submit petitions in the future.

The regulatory environment outside the United States varies greatly from jurisdiction to jurisdiction and there is less certainty over how our products will be regulated.

The regulatory environment around genetic engineering of plants, particularly in our case which majorly includes the addition of animal-proteins without the use of animals, to create food ingredients is greatly uncertain outside of the United States and varies greatly from jurisdiction to jurisdiction. Each jurisdiction may have its own regulatory framework regarding genetically modified crops and foods, which may include restrictions and regulations on planting and growing genetically modified plants and in the consumption and labeling of genetically modified foods, and which may encapsulate our products. To the extent regulatory frameworks outside of the United States are not receptive to our genetic engineered technologies, this may limit our ability to expand into other global markets.

Complying with the regulatory requirements outside the United States will be costly and time-consuming, and there is no guarantee we will be able to commercialize our products in other jurisdictions apart from the United States and Argentina.

We cannot predict whether or when any jurisdiction will change its regulations with respect to our products. Advocacy groups have engaged in publicity campaigns and filed lawsuits in various countries against companies and regulatory agencies, seeking to halt regulatory approval or clearance activities or influence public opinion against GMO products. In addition, governmental reaction to negative publicity concerning our products could result in greater regulation of genetic research and derivative products or regulatory costs that render our products cost prohibitive.

The scale of the commodity food and agricultural industry may make it difficult to monitor and control the distribution of our products. As a result, our products may be sold inadvertently within jurisdictions where they are not approved for distribution. Such sales may lead to regulatory challenges or lawsuits against us, which could result in significant expenses and management attention.

Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.

Agricultural production and trade flows are subject to government policies and regulations. Governmental policies and approvals of technologies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, incentives and import and export restrictions on agricultural commodities and commodity products can influence the planting of certain crops, the location and size of crop production, and the volume and types of imports and exports. In addition, as we grow our business, we may be required to secure additional permits and licenses. Finally, future government policies in the United States or in other countries may discourage our customers from using our products or encourage the use of products that are more advantageous to our competitors, which would put us at a commercial disadvantage and could negatively impact our future revenues and results of operations.

We may use biological materials in our business and are subject to numerous environmental, health and safety laws and regulations. Compliance with such laws and regulations and any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

We are subject to numerous federal, state, local and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes, discharge of pollutants into the environment and human health and safety matters. Our R&D processes involve the controlled use of hazardous materials, including biological materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, or may otherwise be required to remediate such contamination, and our liability may exceed any insurance coverage and our total assets. Compliance with environmental, health and safety laws and regulations may be expensive and may impair our R&D efforts. If we fail to comply with these requirements, we could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental, health and safety laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced. These existing or future laws and regulations may impair our research, development or production efforts or result in increased expense of compliance.

Tax, legislative or regulatory initiatives, new interpretations or developments concerning existing tax laws, or challenges to our tax positions could adversely affect our results of operations and financial condition.

We currently have limited operations; however, we have relationships with multiple jurisdictions throughout the world including the United Kingdom, the Grand Duchy of Luxembourg, the United States, Argentina and the Netherlands. As such, we are subject to the tax laws and regulations of various jurisdictions, including U.S. federal, state, and local governments and could be potentially subject to additional tax laws and regulations in additional jurisdictions. From time to time, various legislative initiatives may be proposed that could adversely affect our tax positions, and existing legislation, such as the 2017 U.S. Tax Cuts and JOBS Act, may be subject to additional regulatory changes or new interpretations. There can be no assurance that our effective tax rate or tax payments will not be adversely affected by these initiatives.

In addition, the tax laws of several of the countries in which we operate, including Argentinian and U.S. federal, state and local tax laws and regulations, are extremely complex and subject to varying interpretations. It is possible that the outcomes from examinations or interpretations by taxing authorities or changes in laws, rules, regulations, or interpretations by taxing authorities could have a material adverse effect on our financial condition or results of operations.

We are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws.

Our products are subject to Export Control Laws and Import Control Laws and regulations of the jurisdictions in which we operate. Exports of our products must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in our products or changes in applicable export or import laws and regulations may create delays in the introduction, provision, or sale of our products in international markets, prevent customers from using our products or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether. Any limitation on our ability to export, provide, or sell our products could adversely affect our business, financial condition and results of operations.

Failure to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and similar laws associated with our activities in other jurisdictions could subject us to penalties and other adverse consequences.

As we expect a substantial portion of our future revenue to come from jurisdictions other than the United States, we face significant risks if we fail to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (the “Bribery Act”) and other laws that prohibit improper payments or offers of payment to governments and their officials and political parties by us and other business entities for the purpose of obtaining or retaining business. In many countries, particularly in countries with developing economies, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA, the Bribery Act or other laws and regulations. Although we have implemented company policy requiring employees and consultants to comply with the FCPA, the Bribery Act and similar laws, such policy may not be effective at preventing all potential FCPA, Bribery Act or other violations. In addition, we cannot guarantee the compliance by our partners, resellers, suppliers and agents with applicable laws, including the FCPA and the Bribery Act. Therefore, there can be no assurance that none of our employees or agents will take actions in violation of our policies or of applicable laws, for which we may be ultimately held responsible. Any violation of the FCPA or the Bribery Act and related policies could result in severe criminal or civil sanctions, which could have a material and adverse effect on our reputation, business, financial condition and results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, our shareholders may not have access to certain information they deem important. We expect to remain an emerging growth company for the foreseeable future. If we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis.

We cannot predict if investors will find Ordinary Shares less attractive because we rely on these exemptions. If some investors find Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Ordinary Shares may be more volatile. When we no longer qualify as an emerging growth company, we may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

We are an early-stage global company, operating in several jurisdictions and we may omit any labor or civil registration law due to lack of qualified personnel.

As we are an early-stage developing company operating in several jurisdictions, we may have difficulties facing compliance, including with respect to labor and other regulatory matters in these jurisdictions, due to not having qualified personnel to address such issue.

Risks Relating to the Company

We will incur increased costs as a result of operating as a public company whose shares are listed on the Nasdaq, and our management will devote substantial time to new compliance initiatives.

We expect to incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs may increase our net loss. For example, these rules and regulations could make it more difficult and more expensive for us to obtain director and officer liability insurance and as a result, we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board or as executive officers. Furthermore, due to the increase in our shareholders base, costs related to shareholders’ communication will increase as a result of the listing of our shares on Nasdaq.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and our growth. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is likely that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

As we became a publicly traded company by virtue of a Business Combination, as opposed to an underwritten initial public offering, the process did not use the services of one or more underwriters which resulted in less diligence being conducted.

In an underwritten initial public offering, underwriters typically conduct diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because LightJump was already a publicly traded company, an underwriter was not engaged in connection with the Business Combination. The Sponsor had an inherent conflict as their equity interests in LightJump were worthless absent a business combination. While private investors and management in a business combination undertook a certain level of due diligence, it was not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business.

The resignation of Nomura as our exclusive financial advisor may indicate that it is unwilling to be associated with the disclosure in SEC filings and the underlying business analysis related to the Business Combination.

On June 29, 2022, Nomura resigned from its role as our exclusive financial advisor, effective as of April 27, 2022, and waived its entitlement to the payment of any fees or expense reimbursements. On March 30, 2022, prior to the resignation of Nomura, the SPAC Rule Proposals relating to, among other items, disclosures in SEC filings and the treatment of investment banks in connection with business combination transactions involving special purpose acquisition companies. The uncertainty related to the treatment of investment banks following the SPAC Rule Proposals was the reason Nomura gave for its resignation. Nomura did not have a role in the negotiation of any materials related to or arising out of the Business Combination and had no role in any subsequent preparation of the disclosure in SEC filings. Neither Moolec Science Ltd. nor LightJump (our predecessor entities) relied on Nomura in the preparation and analysis of materials related to the Business Combination.

We note that Nomura was provided with the disclosures in SEC filings pertaining to its roles and resignation, however we did not receive a response from Nomura whether they agree with either the risks or the conclusions stated therein that are associated with its role and resignation. While Nomura did not provide any additional detail in its resignation letters either to us or to the SEC, such resignation may be an indication by Nomura that it does not want to be associated with the disclosure in SEC filings, including any discussion related to reasons for its withdrawal, or the underlying business analysis related to the Business Combination. Shareholders and investors should not place any reliance on the fact that Nomura has been previously involved with the Business Combination solely as it was engaged as the exclusive financial advisor to us.

Additional Risks Related to Our Securities

Sales of a substantial number of our securities in the public market by our existing securityholders, including the Key Shareholders, management and Nomura (pursuant to the Nomura Purchase Agreement), could cause the price of our Ordinary Shares and Warrants to decrease significantly.

Sales of a substantial number of Ordinary Shares in the public market by our existing securityholders, including the Key Shareholders, management, and Nomura pursuant to the Nomura Purchase Agreement, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares and Warrants.

Certain Key Shareholders acquired the Ordinary Shares at prices ranging from $0.00 per share to $7.63 per share, and the Sponsor acquired the Private Warrants for a purchase price of $1.00 per warrant. By comparison, the offering price to public shareholders in the SPAC’s initial public offering was $10.00 per unit, which consisted of one share and one-half of one warrant. Accordingly, certain Key Shareholders may realize a positive rate of return on the sale of their shares even if the market price of Ordinary Share is below $10.00 per share. For example, based on the closing price of our Ordinary Shares as of October 29, 2024, which was $0.8752, (i) UGVL may experience profit of $0.45 per share, or approximately $6.6 million in the aggregate for selling the 14,770,276 Ordinary Shares it holds, (ii) Bioceres Crop Solutions Corp. may experience a weighted average loss of $0.74 per share, or approximately $1.0 million in the aggregate for selling the 1,391,250 Ordinary Shares it holds, (iii) our Chief Financial Officer may experience a weighted average profit of $0.88 per share, or approximately $0.2 million in the aggregate for selling the 232,523 Ordinary Shares he holds, (iv) UG Holdings, LLC may experience a weighted average profit of $0.88 per share, or approximately $0.3 million in the aggregate for selling the 390,000 Ordinary Shares it holds and (v) Theo may experience a weighted average profit of $0.26 per share, or approximately $3.1 million in the aggregate for selling the 11,852,695 Ordinary Shares it holds.

There can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq Global Select Market, which may result in restrictions to our listing and trading volume.

Our Ordinary Shares are currently listed on Nasdaq. Our continued eligibility for listing may depend on, among other things, the amount of “public float” (equity held by non-affiliates). If Nasdaq delists our Ordinary Shares from trading on its exchange for failure to meet the listing standards, our shareholders could face significant material adverse consequences including:

•        a limited availability of market quotation for our Ordinary Shares;

•        reduced liquidity and inability to sell our Ordinary Shares;

•        a determination that our Ordinary Shares are a “penny stock” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional Ordinary Shares or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities”. Because our ordinary shares are listed on Nasdaq or another national securities exchange, they are covered securities. If our securities were no longer listed on Nasdaq, they would not be covered securities and we would be subject to regulation in each state in which we offer securities.

If our Ordinary Shares become subject to the penny stock rules, it may be more difficult to sell our Ordinary Shares.

Companies listed on Nasdaq are subject to delisting for, among other things, failure to maintain a minimum closing bid price of $1.00 per share for 30 consecutive business days, pursuant to the NASDAQ Listing Rule 5450(a)(1). In 2024, for certain consecutive periods between July and August, the bid price of our Ordinary Shares closed below the minimum $1.00 per share requirement for continued listing. On September 16, 2024, we received a notification letter dated September 10, 2024, from Nasdaq notifying us that (i) the minimum bid price per share was below $1.00 for a period of 30 consecutive business days and that we did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1).

In accordance with Nasdaq Listing Rule 5810-2(B)(i), Nasdaq provided us with 180 calendar days, or until March 10, 2025, to regain compliance with the minimum bid price requirement. If at any time during this period, the closing bid price per share is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide us with a written confirmation of compliance with Nasdaq Listing Rule 5450(a)(1) and the matter will be closed.

We cannot ensure you that we will be able to comply with the minimum closing bid price requirements for continued listing on the Nasdaq Capital Market in the future. Further, if our Ordinary Shares are delisted from Nasdaq, our securities would likely trade in the over-the-counter market. If our securities were to trade on the over-the-counter market, selling our Ordinary Shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our Ordinary Shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our Ordinary Shares, further limiting the liquidity of our Ordinary Shares. These factors could result in lower prices and larger spreads in the bid and ask prices for our Ordinary Shares. Such delisting from the Nasdaq and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

The price of our Ordinary Shares may be volatile, and the value of our Ordinary Shares may decline.

We cannot predict the prices at which our Ordinary Shares will trade. The market price of our Ordinary Shares may fluctuate substantially and may be lower than the current market price. In addition, the trading price of our Ordinary Shares is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Ordinary Shares as you might be unable to sell your securities at or above the price you paid. Factors that could cause fluctuations in the trading price of our securities include the following:

•        actual or anticipated fluctuations in our financial condition or results of operations;

•        variance in our financial performance from expectations of securities analysts;

•        changes in the pricing of our solutions;

•        changes in our projected operating and financial results;

•        changes in laws or regulations applicable to our business;

•        announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•        our involvement in litigation;

•        conditions or developments affecting the science-based food ingredients industry;

•        future sales of our Ordinary Shares by us or our shareholders, as well as the anticipation of lock-up releases;

•        changes in senior management or key personnel;

•        the trading volume of securities;

•        changes in the anticipated future size and growth rate of our markets;

•        sales and short-selling of our securities;

•        publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        general economic and market conditions; and

•        other events or factors, including those resulting from war (including the armed conflict in Israel and Palestine and ongoing war between Russia and Ukraine), incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our securities. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

Our Warrants are exercisable for our Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Our Warrants to purchase an aggregate of 11,110,000 Ordinary Shares are exercisable in accordance with the terms of the Warrant Amendment governing those securities. The exercise price of these Warrants is $11.50 per share. To the extent such Warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of our Ordinary Share and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Ordinary Shares.

Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $127,765,000. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Warrants is $11.50 per share, subject to customary adjustment. We believe that the likelihood that warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. As of October 29, 2024, the closing price of our Ordinary Shares was $0.8752 per share. Warrant holders may exercise the Warrants on a cashless basis at our option in accordance with the Warrant Amendment. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

A market for our securities may not continue, which would adversely affect the liquidity and price of our Ordinary Shares and Warrants.

The price of our securities may fluctuate significantly due to the market’s reaction to general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If securities or industry analysts cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding Ordinary Shares adversely, then the price and trading volume of Ordinary Shares could decline.

The trading market for the Ordinary Shares is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. There is currently one publication that covers us. However, if no securities or industry analysts further cover us, the price and trading volume of our ordinary shares would likely be negatively impacted. If any of the analysts who cover us change their recommendation regarding our Ordinary Shares adversely, or provide more favorable relative recommendations about our competitors, the price of the Ordinary Shares would likely decline. If any analyst who formerly covered LightJump were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause Ordinary Share price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Ordinary Shares.

We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

Risks Related to Investment in a Luxembourg Company and Our Status as a Foreign Private Issuer

As a “foreign private issuer,” we are exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must disclose. This may limit the information available to holders of the Ordinary Shares and may pose additional risks and less regulatory protection for our shareholders in comparison to domestic issuers.

We qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. For example, some of our key executives may sell a significant number of Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of Ordinary Shares may decline significantly. Moreover, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. We are also not subject to Regulation FD under the Exchange Act, which would prohibit us from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning us than there is for U.S. public companies.

As a “foreign private issuer,” we file an annual report on Form 20-F within four months of the close of each fiscal year ended June 30 and furnish reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, because of the above exemptions for foreign private issuers, which we intend to rely on, our shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject us to GAAP reporting requirements which may be difficult for us to comply with.

As a “foreign private issuer,” we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on December 31, 2024.

In the future, we could lose our foreign private issuer status if a majority of our ordinary shares are held by residents in the United States and we fail to meet any one of the additional “business contacts” requirements. Although we intend to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws if we are deemed a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, we would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. We also may be required to modify certain policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs.

In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a “foreign private issuer”, we are permitted to follow home country practice in lieu of the above requirements. As long as we rely on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on our Board are not required to be independent directors, our compensation committee is not required to be comprised entirely of independent directors, and we will not be required to have a nominating committee. Also, we would be required to change our basis of accounting from IFRS as issued by the IASB to GAAP, which may be difficult and costly for us to comply with. If we lose our foreign private issuer status and fail to comply with U.S. securities laws applicable to U.S. domestic issuers, we may have to de-list from Nasdaq and could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.

We are organized under the laws of the Grand Duchy of Luxembourg and a substantial amount of our assets are not located in the United States. It may be difficult for you to obtain or enforce judgments or bring original actions against us or the members of our Board in the United States.

We are incorporated under the laws of the Grand Duchy of Luxembourg. In addition, a substantial amount of our assets is located outside the United States. Furthermore, some of the members of our Board and officers reside outside the United States. Investors may not be able to effect service of process within the United States upon us or these persons or enforce judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in the Grand Duchy of Luxembourg.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in the Grand Duchy of Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. However, a party who received such favorable judgment in a U.S. Court may initiate enforcement proceedings in the Grand Duchy of Luxembourg (exequatur) by requesting the recognition and enforcement of the U.S. judgment by the District Court (Tribunal d’Arrondissement) pursuant to article 678 of the New Luxembourg Code of Civil Procedure. The District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

•        the U.S. judgment is enforceable (exécutoire) in the United States;

•        the U.S. court awarding the judgment had jurisdiction to adjudicate the applicable matter under applicable U.S. federal or state jurisdictions rules, and the jurisdiction of the U.S. court is recognized by Luxembourg private international and local law;

•        the U.S. court has applied the substantive law as designated by the Grand Duchy of Luxembourg conflict of laws rules according to certain Luxembourg case law, it is admitted that the Grand Duchy of Luxembourg courts which are asked to grant an exequatur do not have to verify whether the substantive law actually applied by the U.S. court awarding the judgment was the law which would have been applied;

•        the U.S. judgment does not contravene international public policy or order as understood under the laws of the Grand Duchy of Luxembourg;

•        the U.S. court has acted in accordance with its own procedural rules and laws;

•        the U.S. judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense; and

•        the U.S. judgment was not granted pursuant to an evasion of Grand Duchy of Luxembourg law (fraude à la loi luxembourgeoise).

Please note that the Grand Duchy of Luxembourg case law is constantly evolving. Some of the conditions of admissibility described above may change, and additional conditions could be required to be fulfilled by the Grand Duchy of Luxembourg courts while other conditions may not be required by Luxembourg courts in the future.

Subject to the conditions described above, courts of the Grand Duchy of Luxembourg tend not to review the merits of a foreign judgment, although such a review is not statutorily prohibited.

If an original action is brought in the Grand Duchy of Luxembourg, the Grand Duchy of Luxembourg courts may refuse to apply the law designated and applied in the original action if (i) the choice of such law was not bona fide or if the foreign law was not pleaded or proved or if pleaded and proved, the foreign law was contrary to the Grand Duchy of Luxembourg mandatory provisions (lois impératives) or incompatible with the Grand Duchy of Luxembourg public policy rules, and (ii) its application is manifestly incompatible with the Grand Duchy of Luxembourg international policy rules. In an action brought in the Grand Duchy of Luxembourg on the basis of U.S. federal or state securities laws, the Grand Duchy of Luxembourg courts may not have the requisite power to grant the remedies sought. Also, an exequatur may be refused if it involves punitive damages.

Litigation in the Grand Duchy of Luxembourg is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in the Grand Duchy of Luxembourg would in principle have to be conducted in French or German, and all documents submitted to the court would, in principle, have to be translated into French or German (though the court does accept exhibits in English). For these reasons, it may be difficult for a U.S. investor to bring an original action in a Grand Duchy of Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our Board, our officers, or the experts named herein. In addition, even if a judgment against us, the non-U.S. members of our Board, our officers, or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or the Grand Duchy of Luxembourg courts.

Further, in the event of any proceedings being brought in the Grand Duchy of Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than the Euro, a Grand Duchy of Luxembourg court would have power to give judgment expressed as an order to pay a currency other than the Euro. However, enforcement of the judgment against any party in the Grand Duchy of Luxembourg would be available only in Euros and for such purposes all claims or debts would be converted into Euros.

Our A&R M&A contain specific indemnification provisions stating that every person who is, or has been, a member of our Board, a secretary or officer (including an investment adviser or an administrator or liquidator) shall be indemnified by us to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such director, secretary or officer in connection with any claim, action, suit or proceeding in which such director or officer becomes involved as a party or otherwise by virtue of his or her being or having been a director, secretary or officer and against amounts paid or incurred by him or her in the settlement thereof.

Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company organized under the laws of the Grand Duchy of Luxembourg and with our registered office in the Grand Duchy of Luxembourg, we are subject to the Grand Duchy of Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against us including, among other things, Council and European

Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency and bankruptcy laws in the Grand Duchy of Luxembourg or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

The rights of our shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Ordinary Shares and our ability to conduct equity financings.

Our corporate affairs are governed by the A&R M&A and the laws of the Grand Duchy of Luxembourg, including the 1915 Law. The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of a company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. Additionally, under Delaware law, a shareholder may bring a derivative action on behalf of a company to enforce a company’s rights. Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against members of our Board, which may be initiated by the general meeting of the shareholders, or, subject to certain conditions, by minority shareholders holding together at least 10% of the voting rights in the company). Further, under Luxembourg law, there may be less publicly available information about us than is regularly published by or about U.S. issuers. In addition, Luxembourg laws governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg laws and regulations in respect of corporate governance matters might not be as protective of minority shareholders as are state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

Non-Luxembourg resident holders of Ordinary Shares could be subject to adverse income tax consequences in the Grand Duchy of Luxembourg.

The tax position of the holders of Ordinary Shares may vary according to their particular financial and tax situation. Our tax structuring and/or our investments may not be tax-efficient for a particular prospective holder of Ordinary Shares. No assurances can be given that amounts distributed or allocated to the holders of Ordinary Shares will have any particular characteristics or that any specific tax treatment will apply. Furthermore, no assurances can be given that any particular investment structure in which we have a direct or indirect interest will be suitable for all holders of Ordinary Shares and, in certain circumstances, such structures may lead to additional costs or reporting obligations for some or all of the holders of Ordinary Shares.

Non-Luxembourg resident holders of Ordinary Shares that have neither a permanent establishment nor a permanent representative in the Grand Duchy of Luxembourg to which or whom the Ordinary Shares are attributable, are generally not subject to any income tax in the Grand Duchy of Luxembourg on gains realized upon the sale, repurchase or redemption of the Ordinary Shares.

Non-Luxembourg resident holders of Ordinary Shares will only be subject to the Grand Duchy of Luxembourg income tax on capital gains in the event they hold a substantial participation in us (i.e. more than 10% of our issued shares, either alone or together with certain close relatives, at any time during the five-year period preceding the disposition of Ordinary Shares) and (a) the disposition of Ordinary Shares (including liquidation) takes place within six months after acquisition or (b) in case of a disposition of Ordinary Shares after six months or more, such holder had been a Grand Duchy of Luxembourg resident taxpayer for more than fifteen years and has become a non-Luxembourg taxpayer less than five years before the disposition of Ordinary Shares occurs. Nevertheless, holders should consult their own tax advisors to determine which double tax treaties concluded by the Grand Duchy of Luxembourg, if any, apply in order to determine which state (residency state or the Grand Duchy of Luxembourg) has the right to tax any such capital gains.

U.S. Tax Risk Factors

We believe we likely were a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for our taxable year ending June 30, 2024, and may be classified as a PFIC for our current taxable year or future taxable years which could subject U.S. holders of the Ordinary Shares could be subject to adverse U.S. federal income tax consequences.

To the extent we constitute a PFIC within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder (as defined under “U.S. Federal Income Tax Considerations Relating to Holding our Ordinary Shares”) holds Ordinary Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. The PFIC status of a company depends on the composition of such company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. We believe we likely were a PFIC for our taxable year ending June 30, 2024, and may be classified as a PFIC in the current taxable year or in future taxable years. There can be no assurance that we will not be treated as a PFIC for any taxable year.

If we were treated as a PFIC, a U.S. holder of the Ordinary Shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a qualified electing fund (“QEF”) or a mark-to-market election) may be available to U.S. holders of the Ordinary Shares to mitigate some of the adverse tax consequences resulting from the PFIC treatment. However, there is no assurance that we will provide the information necessary for a U.S. holder to make a QEF election with respect to the U.S. holder’s Ordinary Shares. U.S. holders should consult their own tax advisors regarding the likely application of the PFIC rules and should read the discussion below under “U.S. Federal Income Tax Considerations Relating to Holding our Ordinary Shares — Passive Foreign Investment Company Considerations.”

Risks Relating to the Change in Our Jurisdiction

Prior to effectiveness of the Redomiciliation, your rights as a shareholder of Moolec Science SA arise under Luxembourg law and the A&R M&A. Upon effectiveness of the Redomiciliation, your rights as a shareholder of Moolec Science SA will arise under Cayman Islands law and the A&R M&A in accordance with Cayman Islands law.

At the 2024 EGM, our shareholders resolved to fully restate the articles of association of Moolec Science (Luxembourg), and to adopt the A&R M&A in substitution for, and to the exclusion of, the existing articles of association of Moolec Science (Luxembourg) as from December 30, 2024. As from December 30, 2024, the A&R M&A are the constitutive documents of Moolec Science (Luxembourg). The A&R M&A and Cayman Islands law contain provisions that differ in some respects from those in Luxembourg law and, therefore, some of your rights as a shareholder of Moolec Science (Cayman Islands) could differ materially from the rights you currently possess as a shareholder of Moolec Science (Luxembourg). See “Description of Securities — Comparison of Luxembourg to Cayman Islands Corporate Law” where we describe material provisions under the laws of the Grand Duchy of Luxembourg and the laws of the Cayman Islands relating to your rights as a shareholder. The A&R M&A adopted as from December 30, 2024 is filed as Exhibit 3.1 to the registration statement of which this prospectus is a part.

Market Value of Securities

Our Ordinary Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “MLEC” and “MLECW,” respectively.

The following table sets forth the high and low market prices for each of the periods indicated for our Ordinary Shares and Warrants on Nasdaq:

	Ordinary Shares		Warrants
	High	Low	High	Low
	(in U.S. dollars)
Quarter Ended
2023
First Quarter	19.25	4.11	0.25	0.09
Second Quarter	4.44	2.62	0.15	0.04
Third Quarter	3.79	2.81	0.08	0.04
Fourth Quarter	3.03	2.20	0.04	0.02
2024
First Quarter	2.53	1.34	0.06	0.02
Second Quarter	2.47	1.05	0.08	0.03
Third Quarter	1.11	0.79	0.08	0.04
Fourth Quarter	0.92	0.77	0.05	0.02
2025
First Quarter (through March 6, 2025)	0.94	0.53	0.05	0.02

The Redomiciliation

General

We intend to change our jurisdiction of domicile from the Grand Duchy of Luxembourg to the Cayman Islands. As soon as reasonably practicable after the registration statement, of which this prospectus is a part, is declared effective by the SEC, we will hold the Redomicile EGM to approve, among other matters, the transfer by way of continuation of the Company to the Cayman Islands as an exempted company limited by shares registered under the laws of the Cayman Islands.

To effect the Redomiciliation, we will file the following with the Registrar of Companies in the Cayman Islands: (i) a list of the directors and officers of the Company and their respective addresses; (ii) a copy of the Company’s certificate of formation and the A&R M&A (certified and authenticated under public seal of Luxembourg, including a certified translation, if applicable); (iii) a certificate of good standing for the Company issued by the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés de Luxembourg) that must be dated within 30 days of the proposed Effective Date; (iv) confirmation of the Company’s proposed registered office in the Cayman Islands upon effectiveness of the Redomiciliation; (v) a declaration or an affidavit by a director of the Company to the effect that, having made due enquiry, the director is of the opinion that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the Company in any jurisdiction; no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the Company, its affairs or its property or any part thereof; no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the Company are and continue to be suspended or restricted; the Company is able to pay its debts as they fall due; the application for registration is bona fide and not intended to defraud existing creditors of the Company; any consent or approval to the transfer required by any contract or undertaking entered into or given by the Company has been obtained, released or waived, as the case may be; the transfer is permitted by and has been approved in accordance with the charter documents of the Company; the laws of the relevant jurisdiction with respect to transfer have been or will be complied with; the Company will, upon registration hereunder, cease to be incorporated, registered or exist under the laws of the relevant jurisdiction together with a statement of the assets and liabilities of the Company made up to the latest practicable date before making the declaration or affidavit; (vi) a declaration or an affidavit by a director of the Company to the effect that, having made due enquiry, the director is of the opinion that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the Company in any jurisdiction; no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the Company, its affairs or its property or any part thereof; no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the Company are and continue to be suspended or restricted; the Company is able to pay its debts as they fall due; and the Company is constituted in a form or substantially a form which could have been incorporated as an exempted company limited by shares under the Companies Act; (vii) a declaration by a director of the Company that the operations of the Company will be conducted mainly outside the Cayman Islands; (viii) an undertaking by a director of the Company confirming that the Company has no secured creditors; (ix) a statement of the Company’s assets and liabilities which must be dated within 6 months of the Effective Date; and (x) a copy of the shareholder resolutions and director resolutions of the Company approving of the Redomiciliation.

Upon the issuance of a certificate of registration by way of continuation as an exempted company by the Registrar of Companies in the Cayman Islands, we will have completed our transfer by way of continuation to the Cayman Islands as an exempted company limited by shares registered under the laws of the Cayman Islands, subject to the Companies Act, with our existing name “Moolec Science SA.” Although the Redomiciliation does not require the approval of any of our shareholders under Luxembourg law, our board of directors must provide approval in order for the Redomiciliation to be effected. Under Luxembourg law and Cayman Islands law, the Redomiciliation into the Cayman Islands is deemed effective upon the registration of the Company by the Registrar of Companies in the Cayman Islands. The registration is evidenced by the issuance of the certificate of registration by way of continuation as an exempted company by the Registrar of Companies in the Cayman Islands.

At the 2024 EGM, our shareholders resolved to fully restate the articles of association of Moolec Science (Luxembourg), and to adopt the A&R M&A in substitution for, and to the exclusion of, the existing articles of association of Moolec Science (Luxembourg) as from December 30, 2024. In connection with the Redomiciliation, the A&R M&A will be filed with the Registrar of Companies in the Cayman Islands, and will be the constitutive documents of Moolec Science (Cayman Islands) following effectiveness of the Redomiciliation. See “— Shareholder Rights” below.

Effects and Advantages of the Redomiciliation

Our board of directors believes that there are advantages of the Redomiciliation which will provide legal, administrative and other similar efficiencies.

From the date of Redomiciliation, the Company will continue as a body corporate for all purposes as if incorporated and registered as an exempted company under and subject to the laws the Cayman Islands. The Company then has: (a) the capacity to perform all the functions of an exempted company; (b) the capacity to sue and to be sued; (c) perpetual succession; and (d) the power to acquire, hold and dispose of property and the members of the company shall have such liability to contribute to the assets of the company in the event of its being wound up under the Companies Act.

As a matter of Cayman Islands laws, the Redomiciliation provisions do not operate: (a) to create a new legal entity; (b) to prejudice or affect the identity or continuity of the Company as previously constituted; (c) to affect the property of the Company; (d) to affect any appointment made, resolution passed or any other act or thing done in relation to the Company pursuant to a power conferred by any of the charter documents of the Company or by the laws of the jurisdiction under which the Company was previously incorporated, registered or existing; (e) except to the extent provided by or pursuant to the Companies Act, to affect the rights, powers, authorities, functions and liabilities or obligations of the Company or any other person; or (f) to render defective any legal proceedings by or against the Company and any legal proceedings that could have been continued or commenced by or against the Company before its Redomiciliation under the Companies Act may, notwithstanding the Redomiciliation, be continued or commenced by or against the Company after the Redomiciliation.

Accordingly, although the Redomiciliation will effect a change in our jurisdiction, and other changes of a legal nature, which are described in this prospectus, the business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as our principal locations and fiscal year, will be the same upon effectiveness of the Redomiciliation as they are immediately prior to the Redomiciliation.

No Change in Management or Our Board of Directors

Our executive officers and board of directors will remain the same upon effectiveness of the Redomiciliation. Our current executive officers are Gastón Paladini (Chief Executive Officer) and José López Lecube (Chief Financial Officer). Our current board of directors is comprised of Gastón Paladini, José López Lecube, Natalia Zang, Kyle P. Bransfield and Esteban Guillermo Corley.

In addition, neither the members nor the chairperson of our Audit Committee will change upon effectiveness of the Redomiciliation.

Redomiciliation Share Conversion

On the Effective Date, all of the Ordinary Shares of Moolec Science (Luxembourg) will by operation of law become Shares of Moolec Science (Cayman Islands), par value $0.01 per share. Consequently, upon effectiveness of the Redomiciliation, each holder of our Ordinary Shares will instead hold Shares of Moolec Science (Cayman Islands) representing the same proportional equity interest in Moolec Science (Cayman Islands) as that shareholder held in Moolec Science (Luxembourg) and representing the same class of shares. The number of Shares of Moolec Science (Cayman Islands) issued and outstanding immediately after the Redomiciliation will be the same as the number of Ordinary Shares of Moolec Science (Luxembourg) issued and outstanding immediately prior to the Redomiciliation.

Moolec Science (Cayman Islands) will not issue new share certificates to Moolec Science (Cayman Islands) shareholders who currently hold any of Moolec Science (Luxembourg) share certificates. A shareholder who currently holds any Moolec Science (Luxembourg) share certificates will receive a new share certificate only upon any future transaction in Shares of Moolec Science (Cayman Islands) that requires the transfer agent to issue new share certificates in exchange for existing share certificates. It is not necessary for shareholders of Moolec Science (Luxembourg) to exchange their existing share certificates for share certificates of Moolec Science (Cayman Islands). Subject to the register of members of Moolec Science (Cayman Islands) being updated accordingly, each certificate evidencing Ordinary Shares of Moolec Science (Luxembourg) will be deemed for all purposes of the Company to evidence the identical number of Shares of Moolec Science (Cayman Islands). Subject to the register of members of Moolec Science (Cayman Islands) being updated accordingly, holders of uncertificated Ordinary Shares of Moolec Science (Luxembourg) immediately prior to the Redomiciliation will continue as holders of uncertificated Shares of Moolec Science (Cayman Islands) upon effectiveness of the Redomiciliation.

Shareholder Rights

At the 2024 EGM, our shareholders resolved to fully restate the articles of association of Moolec Science (Luxembourg), and to adopt the A&R M&A in substitution for, and to the exclusion of, the existing articles of association of Moolec Science (Luxembourg) as from December 30, 2024. The A&R M&A and Cayman Islands law may contain provisions that differ in some respects from those under Luxembourg law and, therefore, some of your rights as a shareholder of Moolec Science (Cayman Islands) could differ from the rights you currently possess as a shareholder of Moolec Science (Luxembourg). See “Description of Securities — Comparison of Luxembourg to Cayman Islands Corporate Law” where we describe material provisions under the laws of the Grand Duchy of Luxembourg and the laws of the Cayman Islands relating to your rights as a shareholder.

No Vote or Dissenters’ Rights of Appraisal in the Redomiciliation

Under Luxembourg law and the A&R M&A, our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights of their shares as a result of the Redomiciliation. We are not asking you for a proxy and you are requested not to send us a proxy.

The Redomiciliation may not qualify as a “reorganization” for U.S. federal income tax purposes.

It is intended that, for U.S. federal income tax purposes, the Redomiciliation will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). In connection with the filing of this registration statement on Form F-4 of which this prospectus is a part, Linklaters LLP, tax counsel to Moolec Science (Luxembourg), will render an opinion substantially to the effect that, subject to the assumptions, qualifications and limitations described herein and in the opinion to be filed as an exhibit to this registration statement, the Redomiciliation will qualify as an F Reorganization. The opinion of counsel will not bind the IRS or a court, and no IRS ruling will be requested with respect to the Redomiciliation. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Redomiciliation could differ from those described herein. U.S. Holders (as defined below in “Taxation — Material U.S. Federal Income Tax Consequences of the Redomiciliation”) should be aware that the effectiveness of the Redomiciliation is not conditioned on the receipt of an opinion of counsel that the Redomiciliation qualifies as a tax-free transaction. In addition, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the IRS successfully challenges the treatment of the Redomiciliation, adverse U.S. federal income tax consequences may result. U.S. Holders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. and other tax consequences of the Redomiciliation in their particular circumstances.

U.S. holders could suffer adverse tax consequences if we are characterized as a passive investment company (“PFIC”) for U.S. federal income tax purposes.

Generally, if, for any taxable year, at least 75% of Moolec Science (Luxembourg)’s gross income is passive income, or at least 50% of the gross average quarterly value of Moolec Science (Luxembourg)’s assets are attributable to assets that produce passive income or are held for the production of passive income, Moolec Science (Luxembourg) would be characterized as a PFIC for U.S. federal income tax purposes. If Moolec Science (Luxembourg) were a PFIC or had been a PFIC in the past, the Redomiciliation could be taxable to U.S. Holders. See “Taxation — Material U.S. Federal Income Tax Consequences of the Redomiciliation” for a further discussion.

Selected Consolidated FINANCIAL INFORMATION and Other Data

The following tables present a summary of (i) our consolidated statements of comprehensive loss for the three-months period ended September 30, 2024 and 2023 and the years ended June 30, 2024, 2023 and 2022 and (ii) our consolidated statement of financial position as of September 30, 2024, June 30, 2024 and 2023. The consolidated statements of comprehensive loss for the years ended June 30, 2024, 2023 and 2022 and the consolidated statement of financial position as of June 30, 2024 and 2023 have been derived from our audited consolidated financial statements. Our audited consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The consolidated statements of comprehensive loss for the three-month periods ended September 30, 2024 and 2023 and the consolidated statement of financial position as of September 30, 2024 have been derived from our unaudited interim condensed consolidated financial statements. Our unaudited interim condensed consolidated financial statements have been prepared in accordance with the International Accounting Standard (“IAS”) IAS 34 Interim Financial Reporting, as issued by International Accounting Standard Board (“IASB”). The information below is only a summary and should be read in conjunction with our audited consolidated financial statements and the unaudited interim condensed consolidated financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

Consolidated statements of comprehensive loss

	For the Three-month Period ended September 30,		For the Year Ended June 30,
	2024	2023	2024	2023	2022
	(in U.S. dollars)
Revenue	1,557,002	1,740,050	5,625,124	905,049	—
Costs of sales	(1,542,229)	(1,519,642)	(5,152,543)	(1,048,354)	—
Other income	86,008	—	495,468	—	—
Research and development expense	(425,542)	(387,736)	(1,772,273)	(1,351,217)	(985,158)
Marketing expense	(180,991)	(219,260)	(643,060)	(256,421)	(105,060)
Administrative expense	(1,588,336)	(1,863,418)	(7,522,850)	(4,808,655)	(2,523,230)
Other operating expense	(7,367)	(17,909)	(72,717)	(94,207)	(38,985)
Loss from operations	(2,101,455)	(2,267,915)	(9,042,851)	(6,653,805)	(3,652,433)
Financial costs	(550,170)	(99,419)	(1,165,418)	(160,035)	(2,130)
Other financial results	717,573	561,040	1,868,964	1,030,525	(872,342)
Transaction expenses	—	—	—	(3,535,046)	—
Share based payment cost of listing shares	—	—	—	(42,705,061)	—
Loss investment in associates	(9,436)	—	(19,940)	—	—
Net loss before Income tax	(1,943,488)	(1,806,294)	(8,359,245)	(52,023,422)	(4,526,905)
Income tax benefit	27,989	215,291	1,046,985	234,542	—
Loss of the period/year	(1,915,499)	(1,591,003)	(7,312,260)	(51,788,880)	(4,526,905)
Basic and diluted loss per share	(0.05)	(0.04)	(0.19)	(1.50)	(0.15)

Other comprehensive income Items that may be reclassified to profit or loss:
Foreign exchange differences on translation of foreign operations	507,342	(30,676)	107,597	18,112	—
Total other comprehensive income	507,342	(30,676)	107,597	18,112	—
Total comprehensive loss for the period/year	(1,408,157)	(1,621,679)	(7,204,663)	(51,770,768)	(4,526,905)

Statements of Financial Position

	As of September 30,	As of June 30,
	2024	2024	2023
	(in U.S. dollars)
Assets
Non-current assets
Intangible assets	8,953,422	8,975,518	8,519,098
Fixed assets	1,241,753	1,172,144	1,142,082
Goodwill	276,635	262,532	251,440
Right-of-use of assets	406,937	443,212	43,806
Prepayments	30,459	36,015	—
Other receivables	10,495,592	10,149,079	8,763,027
Total non-current assets	21,404,798	21,038,500	18,719,453
Current assets
Cash and cash equivalents	3,610,072	5,389,928	2,527,673
Short-term investments	—	—	306,034
Trade receivables	553,542	471,500	361,097
Other receivables	1,068,444	1,010,539	1,330,177
Prepayments	344,002	596,938	341,107
Inventories	5,577,551	6,279,519	465,748
Total current assets	11,153,611	13,748,424	5,331,836
Total assets	32,558,409	34,786,924	24,051,289
Liabilities and Equity
Equity
Share capital	385,641	385,641	375,641
Shares to be issued	3,068	3,068	3,068
Treasury shares	(1,232)	(1,232)	—
Share premium	69,159,382	69,159,382	66,996,982
Cost of own shares held	(303,768)	(303,768)	—
Cumulative translation adjustment	633,051	125,709	18,112
Equity settled share-based payment	3,667,903	3,382,343	1,335,253
Accumulated deficit	(67,850,882)	(65,935,383)	(58,623,123)
Total equity	5,693,163	6,815,760	10,105,933
Liabilities
Non-current liabilities
Accounts payable	1,000,000	7,600,000	—
Financial debt	18,224,114	11,703,708	99,046
Other liabilities	29,375	196,511	175,312
Lease liability	207,891	248,532	—
Deferred tax liability	40,491	72,096	1,071,807
Total non-current liabilities	19,501,871	19,820,847	1,346,165
Current liabilities
Accounts payable	2,680,232	3,414,686	7,479,614
Financial debt	3,474,171	2,555,683	2,546,243
Other liabilities	587,111	1,451,093	1,685,645
Warrant liabilities	444,400	555,500	887,689
Lease liability	177,461	173,355	—
Total current liabilities	7,363,375	8,150,317	12,599,191
Total liabilities	26,865,246	27,971,164	13,945,356
Total liabilities and equity	32,558,409	34,786,924	24,051,289

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion and analysis provide information which our management believes is relevant to an assessment and understanding of our operating results and financial condition. This discussion and analysis should be read together with our audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes that are included elsewhere in this prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.

Operating Results

Factors Affecting our Operating Results

Our operating results have been influenced and will continue to be influenced by the factors discussed below.

Regulatory environment

Our operating results will vary depending on the speed in which we are able to obtain regulatory approvals for our products and the cost and expense associated with gaining such approvals. The degree of regulation to which we are subject varies by activity and country. Our ability to sell our technologies and products depends on obtaining and maintaining necessary authorizations, permits and regulatory approvals in the markets in which we operate.

Product Development

We have four ongoing projects which we expect to market and generate revenue in the future. TSP ValorasoyTM is currently being produced and commercialized. GLASOTM is at the product launch stage, having commenced industrial processing and began marketing in May 2024. Sales are progressing as expected, and plans continue to be to strengthen and expand efforts in the coming months. Our meat replacement products are transitioning from the first developmental stages of research to advanced stages, with the conclusion of field trials and plans of expansion of efficacy trials in the upcoming season. See “Business Overview — Research and Development”.

We have made significant progress in the research and development of our products, as well as in acquiring the necessary production facilities to scale-up production:

•        On September 23, 2024, USDA-APHIS concluded its Regulatory Status Review for our genetically engineered pea, PEEA1. The review determined that PEEA1, which accumulates bovine meat protein, does not pose an increased plant pest risk compared to non-engineered pea plants. Consequently, PEEA1 is not subject to the APHIS regulation governing the movement of genetically engineered organisms (7 CFR part 340). This represents the first-ever USDA-APHIS approval for genetically modified pea plants in history. See “Business — Business Overview — Government Regulation.”

•        On April 18, 2024, USDA-APHIS concluded its Regulatory Status Review for our genetically engineered soybean, Piggy Sooy™. The review determined that Piggy Sooy™, which accumulates animal meat protein, does not pose an increased plant pest risk compared to non-engineered soybeans. Consequently, Piggy Sooy™ is not subject to the APHIS regulation governing the movement of genetically engineered organisms (7 CFR part 340). This represents the first-ever USDA-APHIS approval for plant-grown animal proteins. See “Business — Business Overview — Government Regulation.”

•        On March 31, 2023, USDA-APHIS issued a Regulatory Status Review with the conclusion that our GLA safflower plants pose no greater plant pest risk than non-genetically engineered safflower plants according to regulation 7 CFR part 340. We also have FDA approval for use of the seed meal from GLA safflower plants in food for cattle and poultry. See “Business — Business Overview — Government Regulation.”

•        As a result of the closing of the ValoraSoy Acquisition in April 2023, we acquired a soy processing plant in Argentina which specializes in the production of textured soy proteins. Its products are manufactured using various extrusion processes obtaining as a result vegetable proteins with texture and fibrousness similar to those of meat, with various applications such as hamburgers, sausages, and other plant-based products. See “Business — Business Overview — Significant Transactions — ValoraSoy Acquisition.”

We are striving to successfully complete certain major research, development and production activities in order to meet our expected production dates.

Our team of scientists, technicians and staff is committed to achieving the milestones to meet our current production and commercialization timelines to enable us to achieve our expected production dates. Achievement of these milestones are critical to our development timelines, though may be subject to unanticipated delays outside of our control such as the ability to obtain sufficient capital to support production.

Capital Requirements

As a result of the closing of the ValoraSoy Acquisition, we generate revenue from our operations from ValoraSoy’s pre-existing contracts. However, until we can generate sufficient revenue, we are dependent on our ability to raise sufficient capital from third-party sources. We expect to finance our future capital needs through private placements of our securities, public offerings of equity and/or equity-linked securities, debt financings, collaborations, and licensing arrangements. See “Summary — Recent Developments.”

Macroeconomic conditions in Argentina

We generate a significant portion of our revenue in Argentina, an emerging market. Therefore, our operating result and financial condition are directly impacted by macroeconomic and fiscal developments, including fluctuations in currency exchange rates, inflation and interest rate fluctuations, in Argentina. See “Risk Factors — Risks Relating to our Business and Operations — Economic and political developments in Argentina, including regulations and restrictions, inflation and government controls may adversely affect the economy and our financial condition and results of operations.”

Operating Results

We have based the following discussion on our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus. You should read it along with these financial statements, and it is qualified in its entirety by reference to them.

Comparison of the Three-month Period ended September 30, 2024 and Three-month Period ended September 30, 2023

The following table sets forth our historical operating results for the periods indicated:

	Consolidated Statements of Comprehensive Loss
	For the three-month period ended September 30,		Change	Variation
	2024	2023
	(in United States Dollars)			(%)
Continuing operations
Revenue	1,557,002	1,740,050	(183,048)	(10.5)
Cost of sales	(1,542,229)	(1,519,642)	(22,587)	1.5
Other income	86,008	—	86,008	—
Research and development expense	(425,542)	(387,736)	(37,806)	9.8
Marketing expense	(180,991)	(219,260)	38,269	(17.5)
Administrative expense	(1,588,336)	(1,863,418)	275,082	(14.8)
Other operating expense	(7,367)	(17,909)	10,542	(58.9)
Loss from operations	(2,101,455)	(2,267,915)	166,460	(7.3)
Other financial results	717,573	561,040	156,533	27.9
Financial costs	(550,170)	(99,419)	(450,751)	453.4
Loss investment in associates	(9,436)	—	(9,436)	—
Net loss before Income tax	(1,943,488)	(1,806,294)	(137,194)	7.6
Income tax benefit	27,989	215,291	(187,302)	(87.0)
Net loss for the period	(1,915,499)	(1,591,003)	(324,496)	20.4
Basic and diluted loss per share	(0.05)	(0.04)	(0.01)	25.0
Foreign exchange differences on translation of foreign operations	507,342	(30,676)	538,018	(1,753.9)
Total other comprehensive income	507,342	(30,676)	538,018	(1,753.9)
Total comprehensive loss for the period	(1,408,157)	(1,621,679)	213,522	(13.2)

Revenue

Revenue decreased by $183,048, or 10.5%, from $1,740,050 for the three-month period ended September 30, 2023 to $1,557,002 for the three-month period ended September 30, 2024. This decrease was primarily due to a decrease in our weighted average sale prices.

Cost of sales

Cost of sales increased by $22,587, or 1.5%, from $1,519,642 for the three-month period ended September 30, 2023 to $1,542,229 for the three-month period ended September 30, 2024. This increase was primarily due to an increase of the price of certain components that we use as raw materials.

Research and Development Expense

R&D expenses increased by $37,806, or 9.8%, from $387,736 for the three-month period ended September 30, 2023 to $425,542 for the three-month period ended September 30, 2024, primarily due to increased expenditures relating to our platforms and projects that are in different stages of development, an increase in the non-cash amortization of intangible assets, in addition to an increase in payroll expenses.

Administrative Expense

Administrative expense decreased by $275,082 or 14.8% from $1,863,418 for the three-month period ended September 30, 2023 to $1,588,336 for the three-month period ended September 30, 2024, primarily due to a decrease in audit, legal and accountancy fees in addition to a decrease in non-cash items such as equity incentives.

Financial costs

Financial costs increased by $450,751, from $99,419 for the three-month period ended September 30, 2023 to $550,170 for the three-month period ended September 30, 2024, due to interest expenses related to loans and convertible notes issued in the years ended June 30, 2023 and 2024.

Other financial results

Other financial results (gain) increased by $156,533, or 27.9%, from $561,040 for the three-month period ended September 30, 2023 to $717,573 for the three-month period ended September 30, 2024. In 2024, we recorded a gain in respect of exchange rates of $85,852, therefore reverting a loss on exchange rates of $920,898 in the previous period. In addition, inflation adjustments, the change of warrants and invest results all had a positive effect on this line item, albeit less than in the previous period.

Comparison of the Year Ended June 30, 2024 and the Year Ended June 30, 2023

The following table sets forth our historical operating results for the periods indicated:

	Consolidated Statements of Comprehensive Loss
	For the year ended June 30,		Change	Variation
	2024	2023
	(in United States Dollars)			(%)
Continuing operations
Revenue	5,625,124	905,049	4,720,075	521.5
Cost of sales	(5,152,543)	(1,048,354)	(4,104,189)	391.5
Other income	495,468	—	495,468	—
Research and development expense	(1,772,273)	(1,351,217)	(421,056)	31.2
Marketing expense	(643,060)	(256,421)	(386,639)	150.8
Administrative expense	(7,522,850)	(4,808,655)	(2,714,195)	56.4
Other operating expense	(72,717)	(94,207)	21,490	(22.8)
Loss from operations	(9,042,851)	(6,653,805)	(2,389,046)	35.9
Financial costs	(1,165,418)	(160,035)	(1,005,383)	628.2
Other financial results	1,868,964	1,030,525	838,439	81.4
Transaction expenses	—	(3,535,046)	3,535,046	(100)
Share based payment cost of listing shares	—	(42,705,061)	42,705,061	(100)
Gain/(loss) investment in associates	(19,940)	—	(19,940)	—
Net loss before Income tax	(8,359,245)	(52,023,422)	43,664,177	(83.9)
Income tax benefit	1,046,985	234,542	812,443	346.4
Net loss for the year	(7,312,260)	(51,788,880)	44,476,620	(85.9)
Basic and diluted loss per share	(0.19)	(1.50)	1.31	(87.3)
Foreign exchange differences on translation of foreign operations	107,597	18,112	89,485	494.1
Total other comprehensive income	107,597	18,112	89,485	494.1
Total comprehensive loss for the year	(7,204,663)	(51,770,768)	44,566,105	(86.1)

Revenue

Revenue increased from $905,049 for the year ended June 30, 2023 to $5,625,124 for the year ended June 30, 2024. This increase was primarily due to the consolidation of two months of ValoraSoy’s revenue in the year ended June 30, 2023 compared to the consolidation of a full year of ValoraSoy’s revenue in the year ended June 30, 2024. Following the ValoraSoy Acquisition, we also recorded additional revenue from its existing customer agreements.

Cost of sales

Cost of sales increased from $1,048,354 for the year ended June 30, 2023 to $5,152,543 for the year ended June 30, 2024. This increase was primarily due to the consolidation of two months of ValoraSoy’s cost of sales in the year ended June 30, 2023 compared to the consolidation of a full year of ValoraSoy’s cost of sales in the year ended June 30, 2024. As a result of the ValoraSoy Acquisition, we acquired a processing plant that was used as an R&D center for product development and industrial process calibration of protein treatment.

Research and Development Expense

R&D expenses increased by $421,056 or 31.2% from $1,351,217 for the year ended June 30, 2023 to $1,772,273 for the year ended June 30, 2024, primarily due to the varying stages and evolving nature of our ongoing projects, as well as a slight increase in payroll expenses, aligning with the successful implementation of our comprehensive business strategy.

Administrative Expense

Administrative expense increased by $2,714,195 or 56.4% from $4,808,655 for the year ended June 30, 2023 to $7,522,850 for the year ended June 30, 2024, primarily due to non-cash items including amortization and depreciation charges, equity incentives and the consolidation of soy-protein ingredient business, in addition to expenses relating to professional and contractors’ fees.

Financial costs

Financial costs increased by $1,005,383 from $160,035 for the year ended June 30, 2023 to $1,165,418 for the year ended June 30, 2024, due to interest expenses related to loans and convertible notes issued in the year ended June 30, 2023.

Other financial results

Other financial results increased by $838,439 from $1,030,525 for the year ended June 30, 2023 to $1,868,964 for the year ended June 30, 2024, mainly due to the effect of the interest gains of $693,025 and the gains generated by the application of IAS 29 in our subsidiary in Argentina for $2,708,709, which were partially offset by the loss generated by the revaluation of our warrants for $446,622 and a loss of exchange rate differences of $2,036,704.

Transaction expenses

Transaction expenses amounted to $3,535,046 for the year ended June 30, 2023, in connection with a one-time transaction related to the consummation of the Business Combination except for transaction expenses that were recognized in equity in accordance with IFRS-IASB. We did not record any transaction expenses for the year ended June 30, 2024.

Share based payment cost of listing shares

For the year ended June 30, 2024 we recorded a charge for the cost relating to the listing of shares of $42,705,061, accounted as a share based payment in accordance with IFRS 2. We did not register any share based payment cost of listing shares for the year ended June 30, 2024.

Comparison of the Year Ended June 30, 2023 and the Year Ended June 30, 2022

The following table sets forth our historical operating results for the periods indicated:

	Consolidated Statements of Comprehensive Loss
	For the year ended June 30,		Change	Variation
	2023	2022
	(in United States Dollars)			(%)
Continuing operations
Revenue	905,049	—	905,049	—
Cost of sales	(1,048,354)	—	(1,048,354)	—
Research and development expense	(1,351,217)	(985,158)	(366,059)	37.2
Marketing expense	(256,421)	(105,060)	(151,361)	144.1
Administrative expense	(4,808,655)	(2,523,230)	(2,285,425)	90.6
Other operating expense	(94,207)	(38,985)	(55,222)	141.6
Loss from operations	(6,653,805)	(3,652,433)	(3,001,372)	82.2
Financial cost	(160,035)	(2,130)	(157,905)	7,413.4
Other financial results	1,030,525	(872,342)	1,902,867	(218.1)
Transaction expenses	(3,535,046)	—	(3,535,046)	—
Share based payment cost of listing shares	(42,705,061)	—	(42,705,061)	—
Net loss before Income tax	(52,023,422)	(4,526,905)	(47,496,517)	1,049.2
Income tax	234,542	—	234,542	—
Net loss for the year	(51,788,880)	(4,526,905)	(47,261,975)	1,044.0
Basic and diluted loss per share	(1.50)	(0.15)	(1.35)	900.0
Foreign exchange differences on translation of foreign operations	18,112	—	18,112	—
Total other comprehensive income/loss	18,112	—	18,112	—
Total comprehensive loss for the year	(51,770,768)	(4,526,905)	(47,243,863)	1,043.6

Revenue

Revenue increased from nil for the year ended June 30, 2022 to $905,049 for the year ended June 30, 2023, primarily as a result of the acquisition and integration of processing capabilities that are now being used as an R&D center for product development, industrial process calibration for protein treatment, and collaboration and innovation with customers.

Cost of sales

Cost of sales increased from nil for the year ended June 30, 2022 to $1,048,354 for the year ended June 30, 2023, as a result of the acquisition and integration of a processing plant that is now being used as a R&D center for product development, industrial process calibration for protein treatment, and collaboration and innovation with customers.

Research and Development Expense

R&D expenses increased by $366,059 or 37.2% from $985,158 for the year ended June 30, 2022 to $1,351,217 for the year ended June 30, 2023, primarily due to an increase in professional fees, mainly derived to the different stages and nature of the projects.

Administrative Expense

Administrative expense increased by $2,285,425 or 90.6% from $2,523,230 for the year ended June 30, 2022 to $4,808,655 for the year ended June 30, 2023, primarily due to an increase with audit, legal and accountancy fees, which totaled $699,565, together with an increase of $954,794 related to payroll and share based payments and to a lesser extent, to the incorporation of the acquired processing capabilities. Included within our administrative expenses there is a significant portion of non-cash items, mainly related to share-based payments, amortization and depreciation amounting to $1,263,680 in June 30, 2023 compared to $838,576 in June 30, 2022.

Other Operating Expense

Other operating expense increased by $55,222 from $38,985 for the year ended June 30, 2022 to $94,207 for the year ended June 30, 2023, due to miscellaneous expenses.

Financial cost

Financial cost increased by $157,905 from $2,130 for the year ended June 30, 2022 to $160,035 for the year ended June 30, 2023, due to interest expenses related to loans.

Other financial results

Other financial results increased by $1,902,867 from a loss of $872,342 for the year ended June 30, 2022 to a gain of $1,030,525 for the year ended June 30, 2023, mainly due to the effect of the warrants revaluation gain of $778,811, investment gains of $1,009,318, interest gains of $693,027 and the gain generated by the application of IAS 29 in our subsidiary in Argentina of $245,989, partially offset by a loss of exchange rate differences of $1,386,599.

Transaction expenses

Transaction expenses increased from none for the year ended June 30, 2022 to $3,535,046 for the year ended June 30, 2023 due to one time transaction costs related to the consummation of the Business Combination Agreement (excluding those that have been recognized in equity in accordance with IFRS-IASB).

Share based payment cost of listing shares

For the year ended June 30, 2023 we recorded a charge for the cost relating to the listing of shares of $42,705,061, accounted as a share based payment in accordance with IFRS 2.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include credit risk, liquidity risk, market risk and fair value risk. For more information about market risks to which we are exposed, see Note 30 to our audited consolidated financial statements included elsewhere in this prospectus.

Business

History and Development of the Company

General Overview

We are a science-based ingredient company, and we believe we are pioneers in the use of molecular farming technology for developing ingredients for food, pet food, animal feed and dietary supplements. Our mission is to create unique food ingredients by engineering plants with science and technology. Our purpose is to redefine the way we produce animal proteins for the good of the planet. Our technological approach aims to have the cost structure of plant-based solutions with the organoleptic properties and functionality of animal-based ones. Our technology has been under development for more than a decade and is known for pioneering the production of a bovine protein in a crop for the food industry. Our product portfolio and pipeline leverage the agronomic efficiency of broadly used target crops, like soy, pea, and safflower. We have an industrial and commercial R&D capability to complement our molecular farming technology. We also have a growing international patent portfolio (25, both granted and pending) for our technology. We have a diverse team of PhDs and food insiders, and operates in the United States, Europe, and South America. Molecular farming can be defined as the technology used to genetically modify plants to produce valuable biological substances. Molecular farming utilizes plants as natural bioreactors to grow and harvest these substances. Molecular farming therefore differs from other genetic engineering applications such as metabolic engineering (where the expressed protein has a catalytic activity in plants and the value-added product is a particular metabolite) and agronomic engineering (where the expressed protein confers beneficial agronomic properties such as pest or disease resistance, stress tolerance, or increased yields). Molecular farming enables the synthesis of valuable biological substances in any seed crop, selecting each gene or molecule for its ability to add value. In the case of oils or proteins, that value could be measured in terms of a targeted functionality trait such as taste, texture, color or nutritional value. The resulting product can be used as ingredients in different applications such as food and feed, providing better-tasting, more functional, and affordable science-based ingredients. We believe that this technological platform has the ability to capitalize on science-based ingredients scale that extensive agriculture entails to achieve affordability and that it is also cost-efficient due to the fact that it leverages biology, using plants and their inputs — sun, water, and soil — as small factories. Plants are grown through traditional farming practices that result in economies of scale through high productivity volume production.

With the ingredients we develop, we expect to address mainly the global processed meat products ingredients markets, which we estimate to be an approximately $30 billion market. Our business model focuses on R&D; manufacturing and farming.

Molecular farming is a technological platform that has the potential to combine, modify and enhance all sorts of crops with valuable biological substances, which could allow us to possibly consider other market opportunities. Such possible market opportunities include milk, egg, chicken, and fish replacements, or other industries such as alternative biomaterials, biocosmetics, pharmaceuticals, biofuels, among others.

We hold a growing international patent portfolio for our technologies, which is run by a diverse team of experts, such as Ph.Ds and food insiders who have a robust background in the traditional food and meat industries. Research, development and innovation are core elements of our business strategy, and we believe they represent a critical competitive advantage for us.

On April 24, 2023, we acquired ValoraSoy S.A. For more information see “— Business Overview — Significant Transactions — ValoraSoy Acquisition”.

We are supported by Nasdaq-listed Bioceres Crop Solutions Corp. (NASDAQ: BIOX), a fully integrated provider of crop productivity solutions enabling the transition to a carbon neutral agriculture, Theo I, a life sciences venture capital enterprise, and Union Group, a private equity management firm, as well as Insud, an Argentine-based life & science holding with business in the pharmaceutical, agricultural, forestry, biotech, cultural and renewable energy industries through its affiliates.

Our History

We were incorporated under the laws of the Grand Duchy of Luxembourg on May 23, 2022, as a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having our registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440. Our principal website address is www.moolecscience.com and our Investor Relations website address is ir.moolecscience.com. The SEC also maintains a website at http://www.sec.gov which contains reports and other information regarding registrants that file electronically with the SEC. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

On December 30, 2022, we consummated the transactions contemplated by the Business Combination Agreement dated as of June 14, 2022, by and among LightJump, Moolec Limited, Moolec Acquisition, Inc., and us, as amended by the Business Combination Agreement dated as of November 18, 2022.

On April 24, 2023, we completed the acquisition of ValoraSoy Food Ingredients from the sellers in accordance with the share purchase agreement. ValoraSoy Food Ingredients specializes in the production of textured soy proteins and has a long history providing high-quality products and customized solutions to clients in more than 15 countries on 3 different continents. Its products are manufactured using various extrusion processes obtaining as a result vegetable proteins with texture and fibrousness similar to those of meat, with various applications such as hamburgers, sausages, and other plant-based products. As a result of this acquisition, we acquired all of the issued and outstanding equity securities of ValoraSoy Food Ingredients from the sellers, and ValoraSoy Food Ingredients became our wholly owned subsidiary for total aggregate consideration of $2.6 million, in a combination of cash and equity. For more information see “— Business Overview — Significant Transactions — ValoraSoy Acquisition”.

Our Strengths and Competitive Positioning

Environmental Advantages.    Our goal is to promote a sustainable business model. Plants are highly efficient metabolic factories which operate mainly on sunlight and carbon dioxide. With regards to molecular farming and producing oils and protein, if plants are used to make the oil or protein of choice, instead of a bioreactor and tanks in labs, there will be no need to use another source of energy in the process. The technology has the potential to become carbon-fixing instead of carbon emitting. Moreover, molecular farming allows for sustainable water handling and can benefit from ag-space sustainable technologies, techniques and approaches, such as regenerative agriculture, due to the compatibility of the spaces. It also allows raw material and product traceability from farm-to-market and a cleaner label approach for food producers, ingredients and manufacturers. Further, molecular farming will allow us to produce the traditional co-products that the market is used to obtain from crops (such as sugars, fiber, and oil) promoting a circular production and business model, which has the potential to reduce waste generation. We believe that this technology provides us with a competitive advantage when compared to the traditional oil and protein industry, by developing products in a way that will appeal to the environmentally conscious consumer and providing food with animal proteins, including their functionalities and characteristics, without the negative impact of greenhouse gas emissions.

Shift in Consumer Preferences.    Consumers’ concern for health, sustainability, ethical sourcing, animal welfare and convenience are driving food producers and retailers to reconsider their product offerings, which traditionally contain animal-derived products. In this scenario, we intend to continue to develop our brand and products. We believe that we will be able to capitalize on this shift in consumers’ concern for health and animal welfare, which we believe puts us in an advantageous position when compared to the traditional protein industry.

Industrial Shift.    The food and feed industry are going through a significant global ingredient shift and we are following this change. This shift is driven mainly by five main pillars, which are supply chain, cost, compliance, operations, sustainability and innovation, as follows:

•        The weaknesses and vulnerabilities in supply chains have been highlighted by droughts, trade-sanctions, trade-wars, livestock diseases, health epidemics, political instability, armed conflicts, such as in Israel and Palestine, and war in a major food exporting country, the Ukraine. When coupled with the increasing demand for local foods, this instability has led companies to reconsider their importing strategy. Moreover, certain ingredients have been difficult to source. Specifically, several animal-derived ingredients including milk-protein, pork and chicken have been difficult to procure due to a lack of exportable volumes (e.g., export ban of pork or chicken due to swine fever or bird flu, respectively).

•        The price of many essential ingredients such as milk-derivatives, pork and chicken derivatives have increased significantly which has put pressure on low-cost high-volume markets in developing countries. Due to the functionality and ease of use of these ingredients, they have been difficult to replace when the ingredient costs have been low. For example, considering that milk-derived protein prices have reached an all-time high, many food formulators/producers have serious incentives to try and replace part, if not all, of the ingredients in the final product. Assembled food products or food service offerings consisting of multiple protein sources like cheese sausages, cheeseburgers, pastas, bakery products provide ample space for partial replacement of certain high-cost ingredients.

•        Compliance requirements have increased the complexity of food production and its related supply chain. The pressure to responsibly source certain ingredients is leading to a reduction of use of that specific ingredient whenever possible to limit the exposure to a market prone to shortages in volumes.

•        The safety of certain food products is increasingly making daily operations complex due to the stricter control of cross-contamination of specific product claims (e.g., organic, allergen-free, cruelty-free, GMO-free, etc.). This means that certain production lines are moving to a system in which it can either process all of the above, or to a line in which it is not allowed to process specific ingredients in order to maintain the “free-from” status.

•        Pressure for innovation to solve certain problems related to the previous pillars or demand-related issues is also generating opportunities for plant-based proteins. Due to increased routes into higher volume applications of the traditional plant-proteins, other ingredient suppliers have been developing a wider plant-based offering to find applications that other plant-based proteins have failed due to technical or marketing concerns.

We believe that by addressing the main concerns with supply chain issues, price, sustainability and food safety concerns, our innovative molecular farming technology puts us at an advantage when compared to the traditional ingredient industry and other alternative technologies. We will not be subject to certain of the risks caused by supply chain issues, sourcing compliance, or rising cost of ingredients as our products would also use the native oils or proteins from the plant. Our technology also addresses the current challenges faced by the traditional food ingredient and meat industries.

Taste and Texture.    Alternatives to animal-derived foods are edging closer to their targets whilst being acceptable to consumers who buy plant-based alternatives with conviction. We are committed to prioritizing the growth of this acceptance. To make a global impact on sustainability and health, wider adoption is needed which means that the mainstream consumer, which is not inherently attracted to plant-based alternatives, needs to be drawn in. The prerequisites for a successful product which can be marketed towards committed vegans are significantly different than flexitarian/reducetarian consumers. As a consequence, the plant-based products need to be a convincing alternative to the traditional animal-based product in order to help a group of people to reduce their reliance on animal-derived protein. We believe that if the animal-alternatives can survive for one or two generations, then a gradual shift can start taking place where the food systems are nudged towards products which are perhaps less like meat but offer significant nutritional, cost and sustainability advantages over the initial generations of meat alternatives. If successful, the introduction of animal proteins into plants could help increase the functionality of the bulk of the animal-alternative recipes which are based on plants and seeds. These animal proteins have very specific functions in food where they determine texture and overall behavior in application. In terms of taste, the industry has come a long way in boosting or replacing animal-based flavors with plant or microbial derived ingredients. Using animal-inspired proteins and fats, we can also come closer to developing the tastes more associated with the traditional animal-based products.

We believe that our product will appeal to the consumer that prefers the traditional taste and texture of traditional meat products, but shares our values. A challenge for the science-based food ingredient industry has been the ability to create alternatives that mimic the taste and texture of meat. With our technology the proteins that have a significant role and affect the taste and texture of meat products will be produced within the plants themselves. This places us in an advantageous position when compared to competitors that use other methods to mimic the taste and texture of meat products.

Nutritional Values.    We are a mission-driven business and nutritional value is among our priorities. More data is becoming available regarding general nutrition of specific diets and the relationship with general health and wellbeing. Many foods which are attractive in terms of taste, cost and convenience might not be considered part of a healthy diet. Replacing these foods and attracting the mainstream consumer can be difficult. Animal proteins produced in plants by molecular farming will have the same protein sequence to the proteins which we have been eating during the evolution of our species. By introducing these animal proteins in plants, we expect to increase the overall nutritional score of the products we develop.

For the health-conscious consumer, we expect to have a competitive advantage. We believe that our technology will produce a product that retains the benefits of traditional meat, including certain animal-specific proteins, without the need to include less healthy ingredients needed to create a suitable meat alternative. As discussed above, currently consumers are more health conscious when making decisions related to their food, and we believe we are in a position to capitalize on this trend.

Scalability and Low Costs.    We focus on molecular farming, as we believe through it we can compete with animal-based products in terms of costs. Considering that our genetically modified seeds generally will not require significant downstream modifications, we expect operational costs to be in line with the current farming methods and industrialization standards for existing soy, pea and safflower beans. With lower costs associated with our ability to scale and produce our products, we believe we are at an advantage when compared to our competitors.

Management team and Industry Expertise.    We are led by a proven and experienced executive management team consisting of Ph.Ds and agri-food insiders with many years of industry experience. We believe this blend of talent gives us tremendous insights and capabilities to create demand and fulfill it in a scalable, profitable and sustainable way and is one of our main strengths. See “Management”.

Market Opportunity/Evolving Food Industry

We believe that consumer awareness of the perceived negative health, environmental and animal-welfare impacts of animal-based meat consumption has resulted in a surge in demand for new science-based protein alternatives. A key analogy for both the approach to and the scale of our opportunity is the strategy by which the plant-based industry captured significant market share.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, including the armed conflict in Israel and Palestine, and ongoing military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops began. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Israel and Palestine and in the Ukraine have led to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain disruptions. Our business, financial condition, and results of operations may be adversely affected by the negative impact on the global economy resulting from the conflict in Israel and Palestine and the Ukraine or any other geopolitical tensions.

In recent years and months, the food industry has experienced several major global events which have significantly disrupted the global supply chain. Beyond the conflict in Ukraine, this includes several years of swine and avian flu in Europe, the current trade conflicts between the United States and China, health epidemics and other outbreaks, such as Mpox and COVID-19, severe climate events and drought in significant agricultural locations and the current labor shortage. The relatively low cost of food, of which consumers have grown accustomed, requires production scale and efficient supply. These developments and continuing pressure on the price of food and food products has reinforced the dependence on the global food supply chain. For example, food recipes have frequently become complex so that if one ingredient cannot be sourced, the whole production line is unable to produce. Due to strict labeling laws worldwide, replacement ingredients cannot always be used, which can cause major problems which have been exacerbated by the aforementioned global events.

The disruptions and demonstration of the fragility of the global food supply chain has expedited the need for more localized sourcing, when possible, but more importantly has increased the attractiveness of technological solutions to produce foods which cannot be produced locally. We believe that these technological solutions, such as Molecular Farming, can play a major role to resolve the food security issue while also providing additional advantages related to sustainability and cost reduction.

In recent years, the general acceptance of GMOs has increased. The most common GMO crops include soy, maize, cotton, canola, and alfalfa. In addition, several genetically modified organisms have been approved by the EU commission recently. Since GMOs were first approved for commercial use and planted in United States soil in 1996, their production has rapidly increased; helping to make farming methods significantly more efficient and productive.

Recent Developments

Collaboration Agreement with Bunge

On August 6, 2024, Moolec Science Limited SE, our Argentine branch, entered into a collaboration agreement (the “Bunge Collaboration Agreement”) with Bunge Argentina SA (“Bunge”), a subsidiary of Bunge Global SA. The Bungee Collaboration Agreement aims to develop new safflower varieties designed to improve productivity for specific applications, such as biofuels.

Takeover Offers

We are not aware of any public takeover offers by third parties in respect of our securities, and we have not made any public takeover offers in respect of any other company’s securities, during the last or current financial year.

Business Overview

Significant Transactions

ValoraSoy Acquisition

On April 24, 2023, we completed the acquisition of ValoraSoy Food Ingredients from the sellers in accordance with the share purchase agreement. ValoraSoy Food Ingredients specializes in the production of textured soy proteins and has a long history providing high-quality products and customized solutions to clients in more than 15 countries on 3 different continents. Its products are manufactured using various extrusion processes obtaining as a result vegetable proteins with texture and fibrousness similar to those of meat, with various applications such as hamburgers, sausages, and other plant-based products. As a result of this acquisition, we acquired all of the issued and outstanding equity securities of ValoraSoy Food Ingredients from the sellers, and ValoraSoy Food Ingredients became our wholly owned subsidiary for total aggregate consideration of $2.6 million, in a combination of cash and equity. We expect that the ValoraSoy Acquisition will help to accelerate our growth in the food ingredients industry by expanding our commercial network with a top-notch sales team and complementing our molecular farming Platform with industrial capacity and downstream operations, in addition to adding a highly experienced team of professionals.

Insud

On May 24, 2022, we formed Microo Food Ingredients as a joint arrangement with Insud, a global company focused on innovation, sustainability and developing in different industries such as pharma, agribusiness and renewable energy, through its affiliate INVIM Corporativo S.L. Microo Food Ingredients plans to use yeast, fungi and other microorganisms to produce animal-free ingredients that are expected to complement our molecular farming and plant-based pipeline and enable us to have a unique set of science-based food ingredients formulations, as well as commercial relationships with food ingredient companies, manufacturers and customers in order to promote of our molecular farming products. The new products that may result from Microo Food Ingredients are expected to represent an upgrade in nutritional value and functionality in different applications. We expect that combining our respective technological platforms may improve our R&D, since this partnership is expected to permit us to accelerate our scientific research and developments, as well as develop a robust IP portfolio.

Pursuant to the binding contribution memorandum of understanding, Insud has agreed to contribute to us their interest in Microo Food Ingredients. See “Related Party Transactions — Convertible Note issued to Insud.”

Bioceres S.A. and Bioceres Crop Solutions Corp

We were founded in 2020 as a spin-off from a privately owned entity, Bioceres S.A., which provided us with a scientific team and certain intellectual property. In 2021, Bioceres Crop Solutions Corp transferred to us the GLA patents, as well as the trademarks relating to this technology.

Customers and Contracts

As a result of the ValoraSoy Acquisition, we have entered into contracts with customers with clients in more than 15 countries on 3 different continents. Pursuant to these agreements, we sold 7,763 tons of products for the year ended June 30, 2024, of which 61% correspond to textured soy proteins, and the remainder to soybean oil and other byproducts.

Offtake Agreement

On July 15, 2024, we entered into an offtake agreement (the “Offtake Agreement”) with a leading global consumer packaged goods and pet food company for the use of our GLA Safflower Oil product, GLASO™. The Offtake Agreement has a term of three years and outlines commercial conditions for the delivery of 50 tons of GLASO™ to the US market in 2025. In connection to the Offtake Agreement, we have entered into partnerships with farmers for safflower cultivation and an industrial partner for downstream processing, ensuring a controlled and traceable supply chain for GLASO™.

Our Segments and Key Products

The table below sets forth our pipeline. Our products are projects in various stages of R&D and are not yet available to consumers. We currently have multiple projects in development which will require us to confirm discovery, transformation, development and selection stages, prior to moving from R&D to operations.

Product	Category	Description	Market
TSP Valorasoy™	Meat Analogue

Textured soy protein products obtained by using various extrusion processes to produce vegetable proteins with texture and fibrousness similar to those of meat, with various applications such as hamburgers, sausages, and other plant-based products.

Traditional/alternative/cultivated meats, and non-meat products

Product	Category	Description	Market
GLASO™	Nutritional Oil

A safflower oil with high levels of gamma-linolenic acid (GLA) (up to 60% of total oil content). Our technology allows a high concentration of GLA that can be up to three times as concentrated when compared with other standard sources of GLA such as borage oil and evening primrose oil, whose concentrations vary between 20 – 22% and 9 – 12%, respectively.

Dietary supplements, nutritional beverages and pet food(1)
Piggy Sooy™ (SOOY1)	Meat Replacement

Moolec Science’s patented soybean platform engineered to produce high levels of porcine myoglobin in soybean seeds. Expression levels reached over 20% of total soluble protein. Our technology allows the enhancement of organoleptic properties and nutrition in traditional processed meat products, as well as pet food and animal feed applications, by using a more sustainable and affordable approach when compared to traditional animal protein production.

Traditional/alternative/cultivated meats, and non-meat products, processed meat products, petfood and animal feed applications
PEEA1	Meat Replacement

Pea platform engineered to produce high levels of bovine myoglobin in pea seeds. Our technology allows the enhancement in nutritional values when compared to traditional animal protein production, such as significant enrichment of iron content.

Meat replacement, meat alternatives and nutritional/ functional and end-to consumer foods
SPC2	Food Ingredient

Plant-based chymosin. Chymosin is a key ingredient for the clotting step in cheese production. Our technology allows Chymosin to be produced in Safflower seeds turning this semi-arid crop into a bioreactor for industrial enzymes.

Food, dairy (cheese industry)
YEEA1	Nutritional Supplement or Food Ingredient

An extract derived from a novel yeast biomass with specific properties. The technology allows for replacement of specific animal-derived nutritional supplements and targets a market which might have religious, lifestyle or moral objections to the current products in the market. A secondary application is being studied where the same extract is used as a base for savory flavor generation.

Nutritional supplement, food fortification, natural savory flavors

____________

Notes:-

(1)      As of October 30, 2024, the FDA has approved the GLA-containing safflower seed oil as a new ingredient in dietary supplements, nutritional beverages, and medicinal foods for humans. The FDA has also approved the use of the seed oil as an ingredient in dog and cat food and the use of the seed meal in cattle and poultry feeds.

Development Timeline and Process

The projects included in our product portfolio described above are each in different stages of product development. In order to commercialize our products and for them to enter into markets, it is necessary for our products to go through multiple stages of development, including research and development where we aim to locate proteins of interest found in traditional animal foods that can be effectively and efficiently expressed within a plant or a microorganism, the development of a successful prototype, further research and testing to ensure that the prototype can be efficiently scaled-up, production of the product and finally commercialization of the product. The stages of development for our products consist of the following:

(i)     Discovery:    The first phase in the technology development process is the discovery or identification of hosts, candidate genes or genetic systems, metabolites, or microorganisms potentially capable of enhancing specified characteristics or enabling an agroindustrial biotech solution.

(ii)    Proof of concept/Transformation:    Upon successful validation of the technologies in model systems (in vitro or in vivo), promising technologies graduate from discovery and are advanced to the transformation phase after which it proceeds to the greenhouse or small bioreactor stage. The goal of this phase is to validate a technology within the targeted organism before moving forward with technology escalation activities, extensive field validations or large-scale fermentations.

(iii)   Early development/Development:    In this phase, efficacy field trials or pilot scale bioreactors are expanded to evaluate the expression level and phenological characteristics of the traits in multiple geographies and growing cycles, as well as other characteristics in order to optimize the technology’s performance in the targeted organisms. The goal of the development phase is to evaluate the technical feasibility by identifying the best candidate to scale up the seed stock and to start the regulatory field trials for plants. For microbes, this stage aims to study the behavior of the organisms in production settings and produce enough biomass to start downstream prototyping and safety assessments. We have held preliminary conversations with regulatory agencies to permit solicitation and activities to obtain regulatory clearance for cultivation.

(iv)   Advanced development/Selection:    In this phase, extensive field tests are used to fully demonstrate the effectiveness of the technology for its intended purpose. In the case of GM traits, the process of obtaining regulatory approvals from regulatory agencies for products is started, and includes field trials for environmental, core and food safety data generation. For solutions involving microbial fermentation, industrial-scale runs are conducted and data is collected for a more precise techno economic assessment.

(v)    Pre-launch/Scale-Up:    This phase involves finalizing the regulatory approval process and preparing for the launch and commercialization of the technology. The range of activities in this phase includes seed increases, pre-commercial production, and product and solution testing with selected customers. Usually, a more detailed marketing strategy and preparation of marketing materials occur during this phase. For solutions involving microbial fermentation, this phase is where the gathered safety data is presented to the regulatory agencies for evaluation.

(vi)   Product launch/Downstream:    In general, this phase, which is the last milestone of the research and development process, is carried out by the group. Here is where the novel seeds or novel microorganism biomass are processed into the final products, ingredients for B2B activities.

TSP Valorasoy™ is currently being produced. GLASO™ is at the product launch stage, whereby we have begun the industrial processing and commercial campaigning of the product in May 2024, with plans to accelerate these efforts in the upcoming months. Our meat replacement products are transitioning from the first developmental stages of research to advanced stages, having soybeans concluded field trials with plans to expand efficacy trials in the upcoming season.

We believe, based on available market research, that our serviceable obtainable market could reach $30 billion. In order to address this demand, we must complete the necessary development activities in order to meet the planned commercial launches indicated above. However, delays may occur as a result of the development process. See “Risk Factors — Risks Related to our Business and Operations — If our genetically engineered plants or strains do not express and produce a sufficient yield of an animal protein, or any animal protein at all, we may not be able to market our products in a timely manner or successfully compete, or operate our business.”

Marketing and Sales

As our product and focus on molecular farming may not be familiar to many potential consumers, we will be required to educate potential customers and consumers about our products and brand, respond quickly to concerns and consult on food trends. As we develop and grow our brand, we expect to expand our sales and marketing team in the future by adding dedicated personnel to service new institutional and retail customers. In the future we may also add sales representatives to expand our sales efforts to the extent necessary.

Competition

We have recognized two clusters of competitors.

The first category includes other molecular farming companies which are working on similar proteins in similar or different production systems. In this category, our main competitors are AlpineBio, Finally Foods, IngredientWerks Inc., Kyomei, Miruku Limited, Mooza Foods, NewMoo, PoLoPo Inc., among others.

The second category includes companies competing with traditional animal-based versions of our products or companies making traditional alternatives, proteins/oils and commodities to target the same market. These companies classify as competitors in the loosest sense as they are more likely to be potential customers or future users of the technology being developed. Givaudan Group, International Flavors & Fragrances, DSM — Firmenich and Novonesis (Chr. Hansen) could be named, as examples, among others.

Intellectual Property

Our business model is focused on R&D and the development of future IP and patents. Our IP strategy consists of conducting research and testing to rapidly acquire IP protection for all of our platforms.

The main jurisdictions in which we seek patent protection, among others, are the United States, Canada, Brazil, Argentina, Australia, India, China, Hong Kong, Japan, Malaysia, New Zealand, Mexico and countries in Europe.

To date, we have identified and sought patent protection in our capacity as either title holder or exclusive licensee for over 3 patents linked to our food ingredients, nutritional supplements and meat replacements technology such as: (i) chymosin produced in safflower; (ii) GLA produced in safflower; (iii) plant-based porcine and bovine proteins embedded within the matrix of native soy proteins to enhance meat products in terms of taste, color and nutritional values and the molecular farming platform that enables production; (iv) plant-based animal myofibrillar proteins to enhance meat products in terms of taste, texture and nutritional values; (v) methods for producing recombinant animal proteins within yeast; and (vi) compositions and applications of novel microorganisms to improve the taste and nutritional properties of foods.

These technologies are currently protected through our 19 patents and 12 current patent applications as owner and or as exclusive licensee. Further, 41.4% of our patents are proprietary while 65.6% of the patents listed below have been licensed from third parties. In addition, we own 31 trademarks across five jurisdictions.

On April 23, 2024 and April 30, 2024, we were granted two patents in the United States for our SPC2 product, which is produced using our safflower molecular farming technology. These patents, secured through our US subsidiary AG Biomolecules LLC, grants exclusivity for the use of SPC2 technology through 2041. Our patents cover the DNA vectors used to transform the safflower plant and the specific DNA sequences necessary for detecting the transgenic event. While the US patents have been granted, a parallel patent application is currently pending in Argentina, a strategic region for our safflower initiatives.

Research and Development

Our R&D activities are directed toward the ability to find proteins of interest that are found in traditional animal foods and express the desired proteins in a host plant or microorganism and to test technical development of plant varieties, among others. We undertake our R&D activities through service agreements with institutions that specialize in the research and development of technologies to increase crop yields, gene expression and biotechnology.

Service agreements with third parties

The table below shows the service agreements to which we are a party and through which we develop our R&D activities. These agreements are identified in more detail below the table.

Counterparty Name	Effective Date	Termination Date
Agidea SRL	September 2024	2025(1)
Agidea USA LLC	April 2024	April 2025
Bennett Ag Research Co.	April 2024	April 2025
Buckeye Ag Testing	April 2024	April 2025
Bunge Argentina S.A.	August 2024	2027(1)

____________

Notes:-

(1)      According to workplans.

Raw Materials and Material Sourcing

The process of scaling up our seed inventory and production is performed in the United States and Argentina. We have access to different growers in both countries to outsource the production depending on agronomical conditions. Currently, we have safflower productions in American Falls (Idaho, USA) and Monte del Rosario (Córdoba, Argentina).

Government Regulation

We are, and will be, subject to laws and regulations of the jurisdictions in which we operate. This includes laws and regulations governing biotechnology and food companies related to the development, approval, manufacturing, import, export, marketing and sale of our products. See “Risk Factors — Risks Relating to Laws and Regulation”.

Regulation of Plant Biotechnology Products

United States

Our main focus is the United States market. In the United States, the main agencies with responsibility for regulation of plant biotechnology products are the USDA-APHIS.

On September 23, 2024, USDA-APHIS issued a Regulatory Status Review with the conclusion that our PEEA1 pea meat replacement product pose no greater plant pest risk than non-genetically engineered pea plants according to regulation 7 CFR part 340. Accordingly, we are no longer required to obtain USDA-APHIS permits for importation, interstate movement, and environmental release of GE pea plants.

On April 19, 2024, USDA-APHIS issued a Regulatory Status Review with the conclusion that our soybean Piggy Sooy™ pose no greater plant pest risk than non-genetically engineered soybean plants according to regulation 7 CFR part 340. Accordingly, we are no longer required to obtain USDA-APHIS permits for importation, interstate movement, and environmental release of GE soybean plants.

On March 31, 2023, USDA-APHIS issued a Regulatory Status Review with the conclusion that our GLA safflower plants pose no greater plant pest risk than non-genetically engineered safflower plants according to regulation 7 CFR part 340. Accordingly, we are no longer required to obtain USDA-APHIS permits for importation, interstate movement, and environmental release of GE plants. Our GLASO™ already has approvals from the FDA for its use as an ingredient in dietary supplements, an ingredient in nutritional beverages and medical foods, and as an ingredient in pet food. We also have FDA approval for use of the seed meal from GLA safflower plants in food for cattle and poultry.

Argentina

Our plants require approval under the Ministry of Agriculture, Livestock and Fisheries (“MAGP”), since we plan to produce our crops in both Argentina and the United States in order to have flexibility given the counter seasons of the two locations.

Currently we have permits from the MAGP for importation, movement and environmental release from some of our genetically modified plants. Our chymosin safflower has been fully approved by MAGP for release and production in Argentina and no further permits are required for its production. In addition, on September, 2024, we have submitted a dossier to MAGP to obtain processing approval for GLASO.

Regulation of Food and Ingredient Products

United States

We are subject to laws and regulations administered by various federal, state and local regulatory agencies in the United States, such as the FDA, the Federal Trade Commission, the Environmental Protection Agency, the Occupational Safety and Health Administration, and the USDA, related to any future processing, packaging, distribution, sale, marketing, labeling, quality, safety, and transportation of our products, as well as our occupational safety and health practices.

Among other things, the facilities where are products are grown in the United States may be required to register with the FDA and comply with regulatory schemes including the Food Safety Modernization Act. We would also be subject to state and local food and safety regulations in connection with the sale of our future products. We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws.

We moved forward in Piggy Sooy™’s regulatory pathway by having a new pre-submission meeting with the FDA. The US organization provided very constructive guidance for Moolec on the upcoming regulatory path and next steps for Piggy Sooy™.

Other Regulatory Requirements

We are also subject to various federal, state, local and national and transnational laws, regulations and requirements in the jurisdictions in which we operate, relating to not only biotechnology and food and ingredient products. In the future as we continue to grow, we may be subject to other regulations and requirements in the jurisdictions in which we operate relating to, among others, safe working conditions, laboratory and distribution practices, transportation and disposal of hazardous or potentially hazardous substances. In addition, applicable import and export laws will require us to abide by certain standards relating to the cross-border transit of finished goods and raw materials.

The costs associated with our continued compliance with the various applicable federal, state, local, national and transnational regulations to which we are subject, or could become subject could be significant, and the failure to comply with such legal requirements could have an adverse effect on our results of operations and financial condition.

Employees

As of June 30, 2024, we had 52 full-time and temporary employees located in the United States, Argentina, the Netherlands and the United Kingdom. We employ 11 Ph.Ds and other skilled scientists, biotechnologists and engineers for our team. Our work environment is focused on technology, as it is our corporate purpose. We have never experienced a labor-related work stoppage.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. As of the date hereof, we are not party to any legal proceeding.

Organizational Structure

The following diagram depicts our current organizational structure:

The following table identifies our main subsidiaries and joint arrangements as of June 30, 2024:

Name	Jurisdiction of Incorporation	Ownership Interest	Voting Interest
Moolec Science Limited(1)	England	100%	100%
LightJump Acquisition Corporation	Delaware	100%	100%
Valorasoy S.A.(2)	Argentina	100%	100%
AG Biomolecules LLC	Delaware	100%	100%
Microo Foods Ingredients S.L.(3)	Spain	50%	50%

____________

Notes:-

(1)      Moolec Science Limited has a branch office in Argentina, Moolec Science Limited S.E.

(2)      Acquired pursuant to the ValoraSoy Acquisition, which closed on April 24, 2023.

(3)      During December 2022, we agreed to participate in a joint arrangement with the 50% of participation of the newly created company named Microo Food Ingredients Sociedad Limitada. See “Related Party Transactions — Convertible Note issued to Insud.”

Property, Plant and Equipment

Prior to the closing of the ValoraSoy Acquisition, our assets mainly consisted of intangible assets, such as intellectual property rights. As a result of the closing of the ValoraSoy Acquisition, we incorporated a processing facility located in the Argentine soybean corridor, which helps maximize raw material origination, with an installed crushing capacity of 10 thousand tons of soybean per year. In our processing facility we specialize in the production of textured soy proteins, providing high-quality products and customized solutions to clients in more than 14 countries in 3 different continents.

In addition, we have entered into a lease agreement with Excedr, Inc., pursuant to which we lease and operate a laboratory at Texas A&M University and the equipment therein, which has allowed us to continue to conduct our research.

Management

A.     Directors and Senior Management

Directors

As of June 30, 2024, the following persons (with ages as of the date of this prospectus) are members of our Board of Directors and senior management.

Our Executive Officers and Directors

Name	Age	Position
Gastón Paladini	43	Chief Executive Officer and Director
José López Lecube	41	Chief Financial Officer and Director
Amit Dhingra	53	Chief Science Officer
Henk Hoogenkamp	37	Chief Product Officer
Martín Salinas	42	Chief Technology Officer
Catalina Jones	38	Chief of Staff & Sustainability
Natalia Zang	48	Director
Kyle P. Bransfield	39	Director
Esteban Guillermo Corley	67	Director

Biographical information for each member of our Board of Directors and senior management is set forth below.

Gastón Paladini.    Mr. Paladini serves as our Chief Executive Officer and as one of our directors. Mr. Paladini is a Co-Founder, and has been the Chief Executive Officer, since our inception in 2020. For the last ten years, Mr. Paladini has been a board member for Paladini Group, one of the largest meat producers in Latin America where he committed to promoting innovation as a fundamental company value. Fully aware of the current challenges the planet is facing and based on his knowledge and experience in the traditional meat industry, he began to explore the ecosystem of alternative proteins. He has an MBA from IAE Business School and an Advertising degree from the Universidad Abierta Interamericana.

José López Lecube.    Mr. López serves as our Chief Financial Officer and as one of our directors. Mr. López has served as our Chief Financial Officer since July 2021. He has over 15 years of corporate development experience in strategic roles for multinational companies with expertise in corporate strategy, finance, and high-impact partnerships. Most recently he worked for Uber Tech Inc. leading key growth initiatives for the LatAm region during 2019 and 2020. Prior to that Mr. López served as a corporate development executive for Lartirigoyen and Cia (a Glencore Agri joint venture) leading M&A, financial planning and analysis and corporate strategy in 2017 and 2018. In 2015 and 2016 he was part of the corporate finance team of the Archer Daniel Midland Company in Chicago and São Paulo. Previously, Mr. López Lecube served as an executive for Schroders Asset Management for four years focusing on institutional markets. He obtained his bachelor’s degree in business administration from the Universidad de San Andrés in Argentina in 2007 and his MBA from the Kellogg School of Business at Northwestern University in the United States in 2015.

Amit Dhingra.    Mr. Dhingra serves as our Chief Science Officer. Mr. Dhingra has served as our Chief Science Officer since early 2021. In 2016, Mr. Dhingra joined Washington State University (“WSU”) as an assistant professor, where he became a tenured professor and also served as the Interim Chair and Professor of Genomics and Biotechnology in the Department of Horticulture. He also served as the Chair of the Entrepreneurial Faculty Ambassadors Program, a presidential level task force. In September 2021, he moved his program to Texas A&M University where he is the Head of the Department of Horticultural Sciences and Professor of Genomics and Biotechnology. Mr. Dhingra is a recipient of a national Biology Mentor award conferred by the Council on Undergraduate Research. He serves on the editorial board of five internationally reputed plant science journals. He has been awarded three US and three international patents on regulating ripening in fruits to reduce post-harvest wastage. His research has been featured in the New York Times, The Atlantic, BBC, The Times of London, and several other news outlets. Before serving as our Chief Science Officer, Mr. Dhingra founded Phytelligence Inc., an agriculture biotechnology spin-off out of his lab in 2011. Mr. Dhingra completed his B.Sc. in Botany (Hons) from Hindu College in 1991, New Delhi, India and his M.Sc. in Botany (Hons) with specialization in Cytogenetics and Plant Breeding from Raja Balwant Singh College, Agra, India in 1993. He then completed his Ph.D. at the University of Delhi, India and Rutgers University, New Jersey supported by fellowships from the University Grants Commission and The Rockefeller Foundation, USA, respectively in 2000.

Henk Hoogenkamp.    Mr. Hoogenkamp serves as our Chief Product Officer. Mr. Hoogenkamp has acted as our Chief Product Officer since August 2020. In 2019, Mr. Hoogenkamp started a contract research company active in the development of extruded plant-based ingredients whilst working for large stock-listed multinational companies and many start-ups as a technical and strategic advisor. In 2016, Mr. Hoogenkamp resided in the UK where he worked as a sales executive for the Brecks Food Company, a plant-based ingredient manufacturer and co-manufacturer of vegetarian sausages. In 2015, Mr. Hoogenkamp joined Food Flow Inc., an ingredient company in the Philippines as a technical sales and innovation manager regarding the application of animal and plant-based proteins in local food production until August 2016. Mr. Hoogenkamp has a Bachelor’s degree in Biochemistry and a Master’s degree in Molecular Life Sciences from the HAN University of Applied Sciences in the Netherlands. For his Ph.D. research, he raised funds from both public and private sectors to further research the use of animal by-products for the design of biomedical materials in tissue engineering and regenerative medicine. He split his time between fundamental research for the Radboud University Nijmegen Medical Centre and applied research for Marel Townsend Further Processing.

Martín Salinas.    Mr. Salinas has served as our Chief Technology Officer since August 2020. Mr. Salinas is a highly accomplished professional in the fields of industrial biotechnology, biochemical engineering and business development. In 2010, Mr. Salinas’ career commenced in the mining industry, where he honed his skills as a process engineer. His transition to Bioceres in 2011 marked a transformative period, where he dedicated over a decade to spearheading the industrialization of the molecular farming platform. Under his leadership, Bioceres achieved a significant milestone by securing the first commercialization and regulatory approval for a product using this innovative technology. In 2018, Mr. Salinas co-founded Phoenxt, a Germany-based company participating in the transition to a sustainable fashion industry through the use of technology to recover fibers from textile waste and use it again for yarn production to fully close the loop. Mr. Salinas is a Process and Chemical Engineer from the Universidad Nacional de Tucumán and holds a Ph.D in biology from the same university, where he specialized in enzyme production and mathematical modeling while carrying out a secondment in Leibniz Universität Hannover.

Catalina Jones.    Ms. Jones serves as Chief of Staff and Sustainability. Ms. Jones has acted as our Chief of Staff and Sustainability since January 2022. Ms. Jones started her professional career in 2010 in the public sector where she worked in the Ministry of Education of Buenos Aires. After that, in 2012, Ms. Jones moved her career to the private sector where she started her endeavors in corporate social responsibility, integration of sustainability in business models, circular economy and accountability. During her time in Banco Galicia, one of the largest private banks in Argentina, Ms. Jones worked in the implementation of social investment programs and coordinated the first green finance credit line for ventures with high social and environmental impact. In 2016, Ms. Jones continued her professional career in Grupo Arcor carrying out the integration of sustainability strategies in the Agribusiness, Consumer Food Products, and Packaging business units. In 2020, Ms. Jones joined Moolec Science as Project and Communication Manager, a role she held until eventually assuming her current position. Ms. Jones holds a degree in International Relations from the Pontificia Universidad Católica Argentina, and postgraduate training in Business Sustainability from the Universidad de San Andrés and Project Management from Instituto Tecnológico de Buenos Aires in Argentina.

Natalia Zang.    Ms. Zang serves as one of our non-executive directors. Ms. Zang is a business leader with more than 25 years of experience in private equity, venture capital, biotech industries and corporate finance in Latin America, the U.S., Europe and Australia. Ms. Zang serves as a Bioceres Crop Solutions Corp. non-executive director and Chair of the Audit Committee. She is currently advisor of Gameto, a female-led biotech company and independent board member and chair of the audit committee of Moolec Science. Previously, Ms. Zang held C-level positions in several industries, including mining, retail and real estate. In late 2015, Ms. Zang joined President Macri’s administration in Argentina, initially as Undersecretary for the Chief of Staff and then as Secretary (General Coordinator of the G20). Ms. Zang is a sought-after lecturer on business and women’s leadership issues, and she is active in mentoring programs for students and women entrepreneurs. Ms. Zang received a master’s degree in finance from the Universidad del CEMA and a bachelor’s degree in Business Administration from the Universidad Torcuato Di Tella.

Kyle P. Bransfield.    Mr. Bransfield serves as one of our non-executive directors. Mr. Bransfield currently serves as the President, Chief Executive Officer and a director of Union Finance Corp. since its inception in 2021, and as the Chief Executive Officer and a director of Union Acquisition Corp. III since June 2020 and of Union Growth Capital since April 2021. He has also served as a director of Union Acquisition Corp. I since November 2017 and as its Chief Executive Officer from December 2017 until it completed its merger with Bioceres, Inc. in March 2019, and served as Chief Executive Officer and a director of Union Acquisition Corp. II since its inception until the closing of the business combination with Procaps Group S.A. Mr. Bransfield currently serves on the boards of Procaps Group S.A.

and Bioceres Crop Solutions Corp., and sits on our audit and compensation committees in addition to committees of Procaps Group S.A. Mr. Bransfield is the Founder and CEO of Union Acquisition Group, a private and public markets investment firm. Prior to Union Acquisition Group, Mr. Bransfield was a Partner at Exos Technology Financial Partners where he established a SPAC Asset Management business through the formation of Exos SPAC Opportunities I and the Morgan Cree-Exos SPAC+ Fund. Prior to Exos, Mr. Bransfield was a Partner of Atlantic-Pacific Capital and led the firm’s global direct private placement and structured investment activities since 2015. Mr. Bransfield has over 13 years of experience in direct equity and debt private markets principal investing, capital raising, and investment banking. Prior to joining Atlantic-Pacific, Mr. Bransfield was an investment banker in Sagent Advisors’ Private Financing Solutions Group from 2014 to 2015. Prior to Sagent, Mr. Bransfield spent five years from 2009 to 2014 as a Principal and General Partner at CS Capital Partners, a Philadelphia-based multi-family office focused on alternative investments. In his role there, he co-managed a portfolio of direct investments, served as an observer to several boards of directors, and fulfilled operating roles within portfolio companies. In 2006, Mr. Bransfield began his career in the Mergers & Acquisitions Group at Stifel Nicolaus Weisel. Mr. Bransfield received a B.S. in Business Administration from American University.

Esteban Guillermo Corley.    Mr. Corley serves as one of our non-executive directors. Mr. Corley is a Director of mAbxience Argentina (pharmADN), has over 30 years of work experience in the biopharmaceutical sector. His entire career has been dedicated to developing, manufacturing, and commercializing biosimilar pharmaceutical products to improve their accessibility and affordability. Throughout his professional career, he has co-founded several biotech companies in Argentina and contributed to fostering close collaborations between them and European biotech companies, highlighting the international reach of these biotech firms. Esteban has also worked for Argentina’s Ministry of Science and Technology as the director of an international cooperation program between the European Union and Mercosur countries. In 2007, Esteban co-founded pharmADN, a key member of the mAbxience group, which produces monoclonal antibodies. He is a member of the advisory committee of CABBIO (Argentine-Brazilian Biotechnology Center) and serves on the Board of Directors of Biotecsur, the Mercosur Biotechnology Platform. He is also part of the Argentine Biotechnology Chamber. Esteban holds a degree in Biological Sciences from the University of Buenos Aires and in Business Sciences from Austral University.

B.     Compensation

Remuneration of Directors and Senior Management

The aggregate compensation, including benefits in kind, accrued or paid to our senior management with respect to the year ended June 30, 2024, for services in all capacities was $1.5 million which includes restricted share units that may be settled in cash or shares, at our election. In addition, in the year ended June 30, 2024, we granted our directors and senior management options to purchase 100,000 of our Ordinary Shares.

2024 Omnibus Equity Incentive Plan

On September 20, 2024, our Board of Directors approved the 2024 Omnibus Equity Incentive Plan (the “Incentive Plan”), to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and to promote the success of our business. Under the Incentive Plan, the maximum aggregate number of ordinary shares that may be issued pursuant to all awards is a number of Ordinary Shares equal to up to 13% of our issued and outstanding share capital on a fully diluted basis. The Incentive Plan allows us to establish the terms and conditions of the equity awards granted thereunder. Previously, we had adopted the Moolec Limited Employee Share Plan as our share option plan, approved by our Board of Directors on December 20, 2023.

Option periods under the Incentive Plan shall not exceed ten years, unless the option period (other than in the case of an incentive share option) would expire at a time when trading in the Shares is prohibited by our securities trading policy or a self-imposed “blackout period,” in which case the option period shall be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Internal Revenue Code of 1986).

Amount set aside for pension, retirement or similar benefits

We have not set aside or accrued any amount to provide pension, retirement or similar benefits for the fiscal year ended June 30, 2024.

Director Compensation

Our Board of Directors has established a compensation program for executive and non-executive directors, which consists of an annual retainer, board fees in accordance with their attendance at board meetings and committee fees for their service as members of a committee. We also reimburse our independent directors for reasonable out of pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in person at board and committee meetings.

C.     Board Practices

Our A&R M&A provide that the Board of Directors must comprise at least five members. Our board currently consists of five directors. Our A&R M&A also provide that each director will have a mandate that does not exceed one year, but is eligible for re-appointment.

Our Board of Directors has established an audit committee, a compensation committee and a nominating committee, each of which operates pursuant to written charters adopted by our Board of Directors on December 28, 2022. The Board of Directors may also establish other committees from time to time to assist our company and the Board. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations, if applicable. Each committee’s written charter is available on our website at ir.moolecscience.com/corporate-governance. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit Committee

As of the date of this prospectus, our audit committee consists of Natalia Zang, Kyle P. Bransfield and Esteban Guillermo Corley, with Natalia Zang serving as the chair of the audit committee. Each of Natalia Zang, Kyle P. Bransfield and Esteban Guillermo Corley meets the applicable audit committee independence standards. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the members qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our audit committee is responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

As of the date of this prospectus, our compensation committee consists of Natalia Zang and Kyle P. Bransfield, with Natalia Zang serving as the chair of the compensation committee. The members of our compensation committee were designated by our Board of Directors on May 31, 2024, and each qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee.

Our compensation committee is responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the Board, in conjunction with a majority of the independent members of the Board) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing and approving all employment agreement and severance arrangements for our executive officers;

•        making recommendations to our Board regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Nominating Committee

Our nominating committee consists of Kyle Bransfield and Esteban Guillermo Corley, with Esteban Guillermo Corley serving as the chair of the nominating committee. The members of our nominating committee were designated by our Board of Directors on May 31, 2024, and each qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to nominating committee membership, including the heightened independence standards for members of a nominating committee.

Our nominating committee is responsible for, among other things:

•        identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing our Board’ leadership structure and recommending any proposed changes to our Board;

•        reviews developments in corporate governance practices;

•        overseeing an annual evaluation of the effectiveness of our Board and its committees; and

•        developing and recommending to our Board a set of corporate governance guidelines.

Code of Ethics

Our Board of Directors adopted a Code of Ethics applicable to our directors, executive officers and team members and such Code of Ethics complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics is available on our Investor Relations website and has been signed by all of our directors, executive officers and team members.

Employees

The table below shows our employees by role and location, as of the dates indicated, and does not include employees of our research collaborators or joint venture partners.

	As of June 30,
	2024	2023	2022
Management and administrative	14	11	3
Sales	2	3	—
OPEX and downstream	28	23	—
Research and development services	8	8	6
Total	52	45	9

As of June 30, 2024 and June 30, 2023, 88% and 89%, respectively, of our total employees were located in Argentina, 6% and 4% were located in the United States, 2% and 2% in the United Kingdom and the remaining 4% and 4% were located in other countries.

Share Ownership

The following table sets forth information regarding the beneficial ownership of the Ordinary Shares as of June 30, 2024:

•        each person known to by us to be the beneficial owner of more than 5% of the Ordinary Shares;

•        each of our directors and Executive Officers; and

•        all of our directors and members of Executive Management as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying warrants and awards (including options) issuable in connection with our Incentive Plan, as applicable, that are currently exercisable or convertible or exercisable or convertible within 60 days. Ordinary Shares that may be acquired within 60 days of October 30, 2024 pursuant to the exercise of warrants and awards (including options) issuable in connection with our Incentive Plan are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person or entity shown in the table.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the Ordinary Shares beneficially owned by them. They have the same voting rights as all other holders of ordinary shares.

Beneficial owners	Number of shares	% owned
Gastón Paladini(1)(2)	2,980,423	7.7%
José López Lecube(3)(4)	491,303	1.3%
Amit Dhingra(5)(6)	122,766	*
Henk Hoogenkamp(7)(8)	143,456	*
Martin Salinas(9)(10)	184,232	*
Catalina Jones(11)(12)	104,889	*
Natalia Zang(13)(14)	66,423	*
Kyle P. Bransfield(15)(16)	416,423	1.1%
Esteban Guillermo Corley(17)	—	*
All directors and executive officers as a group (nine individuals)	4,509,918	11.4%
Five Percent or More Holders
THEO I SCSp(18)	11,852,695	30.8%
Bioceres Group PLC(19)(20)	12,453,523	32.4%
Union Group Ventures Limited	15,170,828	39.5%

____________

Notes:-

*        Less than 1%.

(1)     The business address of Mr. Paladini is Av. Jorge Newbery 8655, Country del Lago, lote 79, Rosario, CP2000, Santa Fe, Argentina.

(2)     Includes Ordinary Shares held by The Biotech Company LLC, an entity controlled by Mr. Paladini and his spouse and includes 66,423 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 360,023 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(3)     The business address of Mr. López Lecube is Los Talas 301 (Ex. Av V50 s/n), BC Talar del Lago 2, lote 438, General Pacheco, Tigre, B1617 Provincia de Buenos Aires, Argentina.

(4)     Includes 73,927 unissued Ordinary Shares and 184,853 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 211,959 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(5)     The business address of Mr. Dhingra is 4302 Whitwick Pl, College Station, Texas 77845, United States.

(6)     Includes 39,980 unissued Ordinary Shares and 82,786 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 82,087 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(7)     The business address of Mr. Hoogenkamp is Hoeveveld 24B, 6584GG, Molenhoek, The Netherlands.

(8)     Includes 46,697 unissued Ordinary Shares and 96,786 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 124,768 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(9)     The business address of Mr. Salinas is La Tradición 3068, Funes, CP2132, Santa Fe, Argentina.

(10)   Includes 59,972 unissued Ordinary Shares and 124,260 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 124,268 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(11)   The business address of Ms. Jones is República de Italia 860, Adrogué, Almirante Brown, CP1846, Provincia de Buenos Aires, Argentina.

(12)   Includes 22,127 unissued Ordinary Shares and 82,762 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 135,628 vested and exercisable Restricted Stock Units, calculated using a 2- day VWAP.

(13)   The business address of Ms. Zang is Paseo de los Parques 6. Portal 4. 1d 28109 Alcobendas, Madrid, Spain.

(14)   Represents 66,423 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. This amount does not include any current share ownership.

(15)   The business address of Mr. Bransfield is 714 Westview Ave Nashville, TN 37205, United States.

(16)   Includes 350,000 Ordinary Shares held by UG Holdings LLC, an entity affiliated with Mr. Bransfield and includes 66,423 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan.

(17)   The business address of Mr. Corley is Paraguay 1535, CP1061, Provincia de Buenos Aires, Argentina.

(18)   Theo owns 80% of the issued and outstanding shares of BG Farming. Consequently, Theo may be deemed the beneficial owner of the Shares held by BG Farming and to share voting and dispositive control over such shares.

(19)   Bioceres Group PLC owns 96.2% of the outstanding equity securities of Theo. Consequently, Bioceres Group PLC may be deemed the beneficial owner of the Ordinary Shares of which Theo is deemed the beneficial owner and to share voting and dispositive control over such shares.

(20)   Includes 600,828 Ordinary Shares held by Bioceres Group PLC and the 11,852,695 Ordinary Shares held by Theo.

For more information on our Ordinary Shares and share options owned by individual Directors, see “Management — Directors, Senior Management and Employees — B. Compensation — Remuneration of Directors and Senior Management — 2024 Omnibus Equity Incentive Plan.”

Related Party Transactions

Policy Concerning Related Party Transactions

Our Board of Directors has adopted a written policy, for the review of any transaction, arrangement or relationship in which it is a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

A copy of the related person transaction approval policy is available on our Investor Relations website.

Technology Access License Agreement with Bioceres Crop Solutions Corp.

On June 29, 2024, we entered into an exclusive technology access license agreement with Bioceres, pursuant to which Bioceres will grant us the right to use its HB4 technology for a period of 5 years in exchange for a license fee of $1 million.

Convertible Note issued to Bioceres Crop Solutions Corp.

We entered into a note purchase agreement (the “Note Purchase Agreement”) and a HB4® soy supply agreement (the “BIOX Soy Supply Agreement”) with Bioceres. Under the BIOX Soy Supply Agreement, Bioceres supplied us with an amount of HB4® soy equivalent to $9 million. In exchange, on September 17, 2024, we issued to Bioceres convertible notes in an aggregate principal amount equal to $6.6 million, in relation to the value of the HB4 soy delivered by us (the “BIOX Convertible Notes”). Pursuant to the BIOX Soy Supply Agreement, starting in April 2025, we will have the option to request, in each quarter, additional deliveries of an amount of HB4® soy equivalent to $1 million and will issue additional notes in connection with this option. Bioceres has engaged Generation HB4® farmers to source and deliver to us soybeans with a sustainability-linked premium, which are produced under regenerative agricultural practices, minimizing water, carbon and chemical footprints. The Generation HB4® program is an identity-preserving farming program that utilizes HB4® drought-tolerance technology to enable soybean-wheat crop rotations and improve agricultural sustainability.

The BIOX Convertible Notes will mature 36 months after they are issued by us and will include a “payment-in-kind” feature. If the trading price of our ordinary shares exceeds the strike price of $6.00 per ordinary share for 10 trading days, Bioceres has the option to exercise the early conversion option pursuant to which the principal amount outstanding under the notes may be converted into our ordinary shares at the strike price. At maturity, we have the option to convert the principal amount outstanding under the BIOX Convertible Notes into ordinary shares. In connection with Bioceres’ early conversion option and our optional conversion at maturity, we may deliver ordinary shares, cash, or a combination of cash and ordinary shares. The signing of the definitive Note Purchase Agreement and BIOX Soy Supply Agreement is contingent on us having received an appraisal report from an independent auditor in respect of the value of the HB4 soy to be contributed by Bioceres to us pursuant to the BIOX Soy Supply Agreement.

Convertible Note issued to Insud

On October 15, 2023, we entered into agreements with Insud to issue a convertible note for an aggregate principal amount of approximately $21 million (the “Insud Convertible Note”). The convertible note was issued against a cash payment of $10 million. In connection with this, we entered into a binding contribution memorandum of understanding, pursuant to which Insud will contribute to us certain rights under an industrial services agreement and its interest in Microo Foods Ingredients. Upon the effectiveness of such contributions, we will increase the principal amount outstanding under the note by an amount equal to the value of the contributed assets. Valuation of the contribution will be confirmed by an independent statutory auditor (réviseur d’entreprises agréé) in accordance with article 420-27 of the 1915 Law.

The convertible note will mature in 36 months after it is issued, will initially accrue interest at 10.0% p.a. and includes a “payment-in-kind” feature. If the trading price of our ordinary shares exceeds the strike price of $6.00 per ordinary share for 10 trading days, Insud will have the option to exercise the early conversion option pursuant to which the principal amount outstanding under the note may be converted into our ordinary shares at the strike price. At maturity, we have the option to convert the principal amount outstanding under the note into ordinary shares. In connection with Insud’s early conversion option and our optional conversion at maturity, we may deliver ordinary shares, cash, or a combination of cash and ordinary shares to Insud. The in-kind contributions to be made by Insud to us are subject to the completion of an independent appraisal procedure in accordance with Luxembourg law.

Other Related Party Transactions

The following are certain other transactions with our directors, executive officers and shareholders. Omitted periods below signify that there were no transactions in such period or the value of such transaction was a de minimis amount.

Indemnification Agreement

In connection with the consummation of the business combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that the director or officer will be indemnified by us to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such a director or officer of and against amounts paid or incurred by him or her in the resolution thereof. The agreements are subject to certain exceptions, including, among other exceptions, that no indemnification will be provided to any director or officer against any liability to us or our shareholders (i) by reason of actual fraud, dishonesty, actual fraudulent conduct, or gross negligence on the part of the director or officer; (ii) by reason of payment made under an insurance policy or any third party that has no recourse against the indemnitee director or officer; or (iii) if contrary to applicable law.

Principal Shareholders

The following table sets forth information regarding beneficial ownership of our Ordinary Shares for (i) owners of five percent or more of our Ordinary Shares and (ii) our directors and executive officers, of which we are aware as of the date of this registration statement on Form F-4, of which this prospectus is a part.

Beneficial owners	Number of shares	% owned
Gastón Paladini(1)(2)	2,980,423	7.7%
José López Lecube(3)(4)	491,303	1.3%
Amit Dhingra(5)(6)	122,766	*
Henk Hoogenkamp(7)(8)	143,456	*
Martin Salinas(9)(10)	184,232	*
Catalina Jones(11)(12)	104,889	*
Natalia Zang(13)(14)	66,423	*
Kyle P. Bransfield(15)(16)	416,423	1.1%
Esteban Guillermo Corley(17)	—	*
All directors and executive officers as a group (nine individuals)	4,509,918	11.4%
Five Percent or More Holders
THEO I SCSp(18)	11,852,695	30.8%
Bioceres Group PLC(19)(20)	12,453,523	32.4%
Union Group Ventures Limited	15,170,828	39.5%

____________

Notes:-

*        Less than 1%.

(1)      The business address of Mr. Paladini is Av. Jorge Newbery 8655, Country del Lago, lote 79, Rosario, CP2000, Santa Fe, Argentina.

(2)      Includes Ordinary Shares held by The Biotech Company LLC, an entity controlled by Mr. Paladini and his spouse and includes 66,423 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 360,023 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(3)      The business address of Mr. López Lecube is Los Talas 301 (Ex. Av V50 s/n), BC Talar del Lago 2, lote 438, General Pacheco, Tigre, B1617 Provincia de Buenos Aires, Argentina.

(4)      Includes 73,927 unissued Ordinary Shares and 184,853 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 211,959 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(5)      The business address of Mr. Dhingra is 4302 Whitwick Pl, College Station, Texas 77845, United States.

(6)      Includes 39,980 unissued Ordinary Shares and 82,786 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 82,087 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(7)      The business address of Mr. Hoogenkamp is Hoeveveld 24B, 6584GG, Molenhoek, The Netherlands.

(8)      Includes 46,697 unissued Ordinary Shares and 96,786 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 124,768 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(9)      The business address of Mr. Salinas is La Tradición 3068, Funes, CP2132, Santa Fe, Argentina.

(10)    Includes 59,972 unissued Ordinary Shares and 124,260 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 124,268 vested and exercisable Restricted Stock Units, calculated using a 25-day VWAP.

(11)    The business address of Ms. Jones is República de Italia 860, Adrogué, Almirante Brown, CP1846, Provincia de Buenos Aires, Argentina.

(12)    Includes 22,127 unissued Ordinary Shares and 82,762 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. Does not include approximately 135,628 vested and exercisable Restricted Stock Units, calculated using a 2- day VWAP.

(13)    The business address of Ms. Zang is Paseo de los Parques 6. Portal 4. 1d 28109 Alcobendas, Madrid, Spain.

(14)    Represents 66,423 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan. This amount does not include any current share ownership.

(15)    The business address of Mr. Bransfield is 714 Westview Ave Nashville, TN 37205, United States.

(16)    Includes 350,000 Ordinary Shares held by UG Holdings LLC, an entity affiliated with Mr. Bransfield and includes 66,423 vested, unexercised and exercisable options pursuant to the Moolec Limited Employee Share Plan.

(17)    The business address of Mr. Corley is Paraguay 1535, CP1061, Provincia de Buenos Aires, Argentina.

(18)    Theo owns 80% of the issued and outstanding shares of BG Farming. Consequently, Theo may be deemed the beneficial owner of the Shares held by BG Farming and to share voting and dispositive control over such shares.

(19)    Bioceres Group PLC owns 96.2% of the outstanding equity securities of Theo. Consequently, Bioceres Group PLC may be deemed the beneficial owner of the Ordinary Shares of which Theo is deemed the beneficial owner and to share voting and dispositive control over such shares.

(20)    Includes 600,828 Ordinary Shares held by Bioceres Group PLC and the 11,852,695 Ordinary Shares held by Theo.

Description of Securities

The following description of Moolec Science (Cayman Islands) reflects our share capital as it will exist upon effectiveness of the Redomiciliation. The description is a summary. We urge you to read the A&R M&A which is filed as Exhibit 3.1 to the registration statement of which this prospectus is a part.

Objects and Powers

As stated in our A&R M&A, the objects of the Company are unrestricted and it has the full power and authority to carry out any object not prohibited by any law of the Cayman Islands. The A&R M&A further provides that the Company is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

Authorized Capitalization

Under the A&R M&A, our authorized share capital will consist of 500,000,000,000 Shares having a par value of $0.01 per share, of which 40,126,840 Shares will be issued and outstanding as of the date of this registration statement on Form F-4, of which this prospectus is a part.

Share History

On January 3, 2023, we amended and restated our articles of association, pursuant to which, among other provisions, our authorized share capital is composed of 500,000,000,000 Ordinary Shares, each with a nominal value of $0.01 per share.

On April 14, 2023, we entered into the Nomura Share Purchase Agreement and the Nomura Registration Rights Agreement with Nomura Securities International, Inc (“Nomura”), pursuant to which we have the right to sell to Nomura up to $50 million in aggregate gross purchase price of our Ordinary Shares, from time to time during the three-year term of the Nomura Purchase Agreement.

In June 2023, 3,600 Ordinary Shares were issued under the Nomura Share Purchase Agreement.

On October 15, 2023, we issued to Invim Corporativo S.L. an aggregate principal amount of $10,000,000 convertible notes, which can be converted into Ordinary Shares.

On April 23, 2024, 1,000,000 Ordinary Shares were issued under the Nomura Share Purchase Agreement.

On September 17, 2024, we issued to Bioceres Crop Solutions Corp. a convertible note in an aggregate principal amount of approximately $6,600,000, which can be converted into Ordinary Shares.

On September 20, 2024, our board of directors approved the 2024 Omnibus Equity Incentive Plan, pursuant to which the maximum aggregate number of Ordinary Shares that may be issued pursuant to all awards is a number of Ordinary Shares equal to up to 13% of our issued and outstanding capital stock on a fully diluted basis.

On December 27. 2024, our shareholders adopted the A&R M&A with effect from December 30, 2024.

Description of Shares

Under the A&R M&A, each outstanding share will entitle the holder (unless the shares held by a shareholder carry no right to vote) to: (i) on a show of hands, one vote per shareholder; or (ii) on a poll, one vote for each share held by that shareholder. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our shares will be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of our shares will not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our shares may be subject to the rights of the holders of any of our preferred shares, which we may issue in the future on such terms and conditions as the directors of the Company may decide.

Warrants

Our Warrants to purchase an aggregate of 11,110,000 Shares are exercisable in accordance with the terms of the warrant agreement and amendment to the warrant agreement governing those securities. The exercise price of these warrants is $11.50 per share. To the extent such warrants are exercised, additional shares will be issued, which will result in dilution to the holders of our ordinary share and increase the number of shares eligible for resale in the public market sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Shares.

Directors

Our directors may be appointed by ordinary resolution passed by the shareholders entitled to vote or by the directors. There is no provision for cumulative voting.

The A&R M&A require our board of directors to consist of at least five persons (save if the Company has only one member, in which case the board of directors may comprise of one (1) person only). Our board of directors currently consists of five persons. The A&R M&A may be amended by a special resolution passed in accordance with the Companies Act.

Each director appointed shall be appointed for a term expiring at the conclusion of the next-following annual general meeting of the Company (unless re-elected at such annual general meeting). A director may be removed by way of ordinary resolution passed by the shareholders entitled to vote. A directors term shall also expire: (i) on the date of such directors resignation from office; (ii) on the date of such director’s retirement from office; (iii) forthwith if such director is prohibited by the law of the Cayman Islands from acting as a director; (iv) forthwith if such director is made bankrupt or makes an arrangement or composition with their creditors generally; (v) forthwith if such director, in the opinion of a registered medical practitioner by whom they are being treated, is declared to have become physically or mentally incapable of acting as a director; (vi) forthwith if such director is given notice by the majority of the other directors (not being less than two in number) to vacate office; (vii) forthwith if such director dies or is made subject to any law relating to mental health or incompetence (whether by court order or otherwise); or (viii) forthwith if, without the consent of the other directors, such director is absent from meetings of directors for a continuous period of six months. Unless otherwise determined by the company by way of ordinary resolution passed by the shareholders, our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under the A&R M&A, annual general meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Cayman Islands. Our board of directors may determine that the shareholders entitled to receive notice of and vote at a meeting are those persons entered on the register of member at the close of business of a day determined by the board of directors. If the Company has only one shareholder, that shareholder shall represent a quorum for the purposes of that meeting. If the Company has more than one member, one or more shareholders representing not less than half of the outstanding shares carrying the right to vote at such meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the Companies Act, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation, and receive payment of the fair value of their shares. The dissenting shareholder must follow the procedures set forth in the Companies Act to receive such payment.

Shareholders’ Derivative Actions

Any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The A&R M&A include indemnification, to the extent permitted by law, of each existing or former director (including alternate directors), secretaries and other officers of the Company (including any investment advisors or administrators or liquidators) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them in or about the conduct of the Company’s business or affairs or in the execution or discharge of their duties, powers, authorities or discretion; and (b) all costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil, criminal, administrative or investigated proceedings (whether threatened, pending or complete) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

The limitation of liability and indemnification provisions in the A&R M&A may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The limitation of liability and indemnification provisions do not extend to provide any indemnity: (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office; (ii) with respect to any matter as to which they shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of the Company.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

Our Ordinary Shares and Warrants of Moolec Science (Luxembourg) are listed on the Nasdaq under the symbol “MLEC” and “MLECW”, respectively. We will seek, and expect to receive, approval from Nasdaq to trade the Shares and Warrants of Moolec Science (Cayman Islands) under the symbols “MLEC” and “MLECW”, respectively.

Transfer Agent

The registrar and transfer agent for our Shares is Continental Stock Transfer & Trust Company.

Comparison of Luxembourg to Cayman Islands Corporate Law

At the 2024 EGM, our shareholders resolved to fully restate the articles of association of Moolec Science (Luxembourg), and to adopt the A&R M&A in substitution for, and to the exclusion of, the existing articles of association of Moolec Science (Luxembourg) as from December 30, 2024. As from December 30, 2024, the A&R Memorandum and Articles are the constitutive documents of Moolec Science (Luxembourg) and will be the constitutive documents of Moolec Science (Cayman Islands) upon the effectiveness of the Redomiciliation. The A&R M&A is filed as Exhibit 3.1 to this registration statement of which this prospectus is a part.

There are some differences between the A&R M&A and Cayman Islands law, on one hand, and our former constitutive documents and Luxembourg law, on the other hand, that may affect the rights of shareholders.

Set forth below is a comparison of select provisions of the corporate laws of the Grand Duchy of Luxembourg and of the Cayman Islands showing the default positions in each jurisdiction that will govern the Company and our shareholders to the extent not otherwise provided for in our constitutive documents.

Luxembourg	Cayman Islands
Shareholder Meetings

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year, within six months as from the close of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and resolve on the discharge of the directors.

Other general meetings of shareholders may be convened.

Pursuant to Luxembourg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued share capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, (v) an amendment of the articles of association and (vi) change of nationality.

Luxembourg law distinguishes between ordinary resolutions to be adopted and extraordinary resolutions to be adopted by the general meeting of shareholders. Extraordinary resolutions relate to proposed amendments to the articles of association and other limited matters. All other resolutions are ordinary resolutions.

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

There is no requirement under the Companies Act that the Company must hold an annual general meeting.

Save as provided in the amended and restated memorandum and articles of association, no business shall be transacted at any meeting unless a quorum is present in person or by proxy.

Except as otherwise required by law, the holders of Shares of Moolec Science (Cayman Islands) shall vote as a single class. Votes of shareholders shall be decided on a poll.

A resolution in writing signed by all the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

One or more shareholders who together hold not less than half of the shares entitled to vote at such meeting, being individuals present in person or by proxy or if a corporation or other nonnatural person by its duly authorized representative or proxy, shall be a quorum.

An ordinary resolution is a resolution passed at a general meeting of shareholders by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote at such general meeting.

Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the amended and restated memorandum and articles of association. A special resolution is a resolution passed at a general meeting of shareholders by a majority of not less than two-thirds (2/3) of the votes cast by the shareholders as, being entitled to do so, vote in person or by proxy at such general meeting.

Such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company.

Luxembourg	Cayman Islands

The Luxembourg law of 10 August 1915 on commercial companies, as amended (the “1915 Law”) provides that if, as a result of losses, net assets fall below half of the share capital of the company, the board of directors shall convene an extraordinary general meeting of shareholders so that it is held within a period not exceeding two months from the time at which the loss was or should have been ascertained by them and such meeting shall resolve on the possible dissolution of the company and possibly on other measures announced in the agenda. The board of directors shall, in such situation, draw up a special report which sets out the causes of that situation and justify its proposals eight days before the extraordinary general meeting. If it proposes to continue to conduct business, it shall set out in the report the measures it intends to take in order to remedy the financial situation of the company. The same rules apply if, as a result of losses, net assets fall below one-quarter of the share capital provided that in such case dissolution shall take place if approved by one-fourth of the votes casts at the extraordinary general meeting.

Dividends

Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the board of directors, except in certain limited circumstances. Subject to the Company’s articles of association, the board of directors can have the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law. Distributions may be lawfully declared and paid if the Company’s net profits and/or distributable reserves are sufficient under Luxembourg law. All our Ordinary Shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with the Company’s articles of association or applicable law.

The directors may from time to time declare dividends (including interim dividends) in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

Under Luxembourg law, at least 5% of the Company’s net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of the Company’s issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of the Company’s issued share capital. The legal reserve is not available for distribution.

Luxembourg	Cayman Islands

Pursuant to Luxembourg law, the Company (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided that:

•   the shareholders at a general meeting have previously authorized the board of directors to acquire its ordinary shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;

•   the acquisitions, including shares previously acquired by the Company and held by it and shares acquired by a person acting in his or her own name but on the Company’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•   the shares repurchased are fully paid-up; and

•   the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to the Company’s shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to the Company, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of shares acquired by either the Company or by a person acting on its behalf with a view to redistributing the shares to its staff or staff of its controlled subsidiaries, provided that the distribution of such shares is made within twelve months from their acquisition.

Luxembourg	Cayman Islands

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce the Company’s share capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law) and are subject to specific provisions on reductions in share capital and redeemable shares under Luxembourg law.

Any shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on the Company’s balance sheet a non-distributable reserve of the same amount must be reflected as a liability.

Directors

Pursuant to Luxembourg law, the Company’s board must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.

The Company may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

The directors shall have power at any time to appoint any person to be a director, either to fill a vacancy or as an additional director.

A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Under Luxembourg law, a director may be removed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous request) by a simple majority of the votes cast, with or without cause.

The amended and restated memorandum and articles of association provide that a director may be removed by ordinary resolution passed by the shareholders.
Dissenter’s Rights of Appraisal
Pursuant to Luxembourg law, shareholders do not have dissenter’s rights of appraisal.

The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available (in connection with a merger or a consolidation for example), shareholders are entitled to receive fair value for their shares.

Taxation

Tax Considerations Relating to the Redomiciliation

The following is a discussion of the material Luxembourg, Cayman Islands and U.S. federal income tax considerations relevant to the Company and its shareholders in regard to the Redomiciliation. This discussion does not purport to deal with the tax consequences of owning ordinary shares to all categories of investors, some of which, such as dealers in securities, U.S. Holders, as defined below, whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our Ordinary Shares, may be subject to special rules. This discussion deals only with holders who acquire Ordinary Shares in the Redomiciliation and hold the Ordinary Shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of Ordinary Shares. Unless otherwise noted, references in the following discussion to the “Company,” “we” and “us” are to Moolec Science SA and its subsidiaries on a consolidated basis.

Luxembourg Tax Considerations

The following discussion is the opinion of Linklaters LLP, Luxembourg, our special counsel as to matters of the laws of Luxembourg and is based on the current laws of Luxembourg and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business in Luxembourg.

Under current Luxembourg law, the Company is fully taxable in Luxembourg and is subject to corporate income tax (including solidarity surcharge) and municipal business tax at an aggregate rate of 24.94% in 2024, and 23.87% in 2025 (in Luxembourg-City). Liability to such corporation taxes extends to the Company’s worldwide income (including capital gains), subject to the provisions of any relevant double taxation treaty.

In principle, when a resident company migrates abroad and ceases to be a tax resident in Luxembourg, the company is deemed to be liquidated for Luxembourg tax purposes. Latent capital gains on the assets and liabilities of the company are deemed to be realised at fair market value (art. 172(1) of the Luxembourg Income Tax Law (“LITL”)) at the moment of the migration and are subject to tax in Luxembourg at the current aggregate rate of 24.94% in 2024, and 23.87% in 2025 (in Luxembourg-City).

The transfer may however be made at book value if the migrated entity maintains a permanent establishment in Luxembourg (article 172(2) LITL) — which we understand is not contemplated in the case of the Redomiciliation.

Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on shares may be exempt from income tax at the level of the Company (subject to the recapture rules) if at the time the capital gain is realized, (i) the company of which the shares are being disposed is a qualified subsidiary (“Qualified Subsidiary”) and (ii) at the time the shares are being disposed, the latter has held at the time of the disposal, for an uninterrupted period of at least 12 months, shares representing either (a) a direct participation of at least 10% in the share capital of the Qualified Subsidiary or (b) a direct participation in the Qualified Subsidiary of an acquisition price of at least €6 million (“Qualified Shareholding”). A Qualified Subsidiary means notably (a) a company covered by Article 2 of the Council Directive 2011/96/EU dated November 30, 2011 (the “Parent-Subsidiary Directive”) or (b) a non-resident capital company (société de capitaux) liable to a tax corresponding to Luxembourg corporate income tax. Taxable gains are determined as being the difference between the price for which shares have been disposed of and the lower of their cost or book value.

Depending on the assets held by the Company at the time of the Redomiciliation, the Company may be subject to tax in Luxembourg.

The tax consequences of the Redomiciliation for the shareholders of the Company shall be analysed on a case-by-case basis.

Cayman Islands Tax Considerations

The following discussion is the opinion of Ogier (Cayman) LLP, our special counsel as to matters of the laws of the Cayman Islands and is based on the current laws of the Cayman Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business in the Cayman Islands. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of the Company’s shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

No stamp duty is payable in respect of the issue of the Company’s shares or on an instrument of transfer in respect of such shares. An instrument of transfer in respect of the Company’s shares is stampable if executed in or brought into the Cayman Islands.

The Company will change its domicile by discontinuing from the Grand Duchy of Luxembourg and transferring by way of continuation to the Cayman Islands as an exempted company limited by shares registered under the laws of the Cayman Islands and the Company will apply for, and expects to receive, an undertaking from the Financial Secretary of the Cayman Islands to the effect that, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company in respect of the operations; and may further provide that any such taxes or any tax in the nature of estate duty or inheritance tax or in respect of the share, debentures or other obligations of the Company shall not be payable in respect of the obligations of the Company. The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to or by the Company.

Material U.S. Federal Income Tax Consequences of the Redomiciliation

The following is a summary of certain U.S. federal income tax consequences of the Redomiciliation generally expected to be applicable to a U.S. Holder (as defined below) of Ordinary Shares. This summary does not address all U.S. federal income tax matters that may be relevant to a particular shareholder. This summary is based on the U.S. Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. U.S. Holders should consult their tax advisors as to the tax consequences to them of the Redomiciliation, including the applicability and effect of any state, local, non-U.S. and other tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Ordinary Shares that is a U.S. citizen or resident, a corporation created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia), an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds the Ordinary Shares will depend on the status of the partner and the activities of the partnership. Holders that are entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisors concerning the U.S. federal income tax consequences to them and their partners of the Redomiciliation.

Under Section 368(a)(1)(F) of the Code, a reorganization is defined to include a “mere change in identity, form, or place of organization of one corporation, however effected.” In the opinion of Linklaters LLP, subject to the assumptions, qualifications and limitations described herein and in the opinion to be filed as an exhibit to this registration statement on Form F-4 of which this prospectus is a part, the Redomiciliation will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Redomiciliation could differ from those described herein. U.S. Holders should be aware that the effectiveness of the Redomiciliation is not conditioned on the receipt of an opinion of counsel that the Redomiciliation qualifies as a tax-free transaction. In addition, no IRS ruling will be requested with respect to the Redomiciliation. It is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

Assuming the Redomiciliation qualifies as an F Reorganization, U.S. Holders of Ordinary Shares generally should not recognize gain or loss for U.S. federal income tax purposes on the Redomiciliation, except as provided below under the section entitled “— PFIC Considerations Related to the Redomiciliation,” and the Redomiciliation should be treated for U.S. federal income tax purposes as if Moolec Science (Luxembourg) (i) transferred all of its assets and liabilities to Moolec Science (Cayman Islands) in exchange for all of the outstanding Moolec Science (Cayman Islands) stock; and (ii) then distributed the Moolec Science (Cayman Islands) stock to the holders of Moolec Science (Luxembourg) stock in liquidation of Moolec Science (Luxembourg). The taxable year of Moolec Science (Luxembourg) will be deemed to end on the date of the Redomiciliation.

PFIC Considerations Related to the Redomiciliation

Regardless of whether the Redomiciliation qualifies as an F Reorganization, the Redomiciliation could be a taxable event to U.S. Holders under the PFIC (as defined below) provisions of the Code if Moolec Science (Luxembourg) is considered a PFIC.

A non-U.S. corporation will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of the corporation’s gross income is “passive income” or (ii) at least 50% of the value of the corporation’s assets (generally based on the quarterly average of the value of its assets during the taxable year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

If it was determined that Moolec Science (Luxembourg) was a PFIC for any taxable year (and regardless of whether Moolec Science (Luxembourg) remains a PFIC for subsequent taxable years), then a U.S. Holder may be required to recognize gain, and may be subject to special rules in respect of any gain recognized, as a result of the Redomiciliation. In particular, a U.S. Holder that receives Moolec Science (Cayman Islands) shares in exchange for its Moolec Science (Luxembourg) shares in the Redomiciliation may be required to recognize gain (but not loss), notwithstanding that the exchange qualifies as a tax-free exchange under the Code. In particular, Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury regulations have been promulgated under this statute. Proposed U.S. Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain (but not loss) recognition by U.S. persons exchanging shares in a corporation that is a PFIC at any time during such U.S. person’s holding period of such shares where such person has not made either (1) a “qualified electing fund” (a “QEF”) election under Section 1295 of the Code for the first taxable year in which such U.S. person owns such shares or in which the corporation is a PFIC, whichever is later or (2) a “mark-to-market” election under Section 1296 of the Code. Any such gain recognized pursuant to the previous sentence would be subject to special rules. There is an exception to the gain recognition rule in certain instances where the exchanging shareholder receives shares of another corporation that is a PFIC.

Based on the composition of our income, we believe we likely were a PFIC for our taxable year ending June 30, 2024, and may be classified as a PFIC for our taxable year that includes the Redomiciliation. However, since the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination, there can be no assurance with respect to our PFIC status. Additionally, it is not certain at this time whether, in what form, and with what effective date, final U.S. Treasury regulations under Section 1291(f) of the Code will be adopted, or how the proposed U.S. Treasury regulations will be applied.

U.S. Holders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. and other tax consequences of the Redomiciliation in their particular circumstances (including the consequences if the Moolec Science (Luxembourg) and/or Moolec Science (Cayman Islands) is a PFIC).

U.S. Federal Income Tax Considerations Relating to Holding our Ordinary Shares

General

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the Ordinary Shares by a U.S. holder (as defined below). This summary only applies to the Ordinary Shares held as capital assets for U.S. federal income tax purposes. The discussion below does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the Ordinary Shares by particular investors (including consequences under the alternative minimum tax or net investment income tax), and does not address state, local, non-U.S. or other tax laws (such as estate or gift tax laws). This summary also does not describe all of the tax consequences that may be relevant to holders that own (directly, indirectly or by attribution) 10% or more of the Ordinary Shares by vote or value, nor does this summary discuss all of the tax considerations that may be relevant to certain types of holders subject to special rules under the U.S. federal income tax laws, such as:

•        financial institutions or financial services entities;

•        insurance companies;

•        individual retirement accounts or other tax-deferred accounts;

•        regulatory agencies or instrumentalities thereof;

•        regulated investment companies and real estate investment trusts;

•        persons that have ceased to be U.S. citizens or lawful permanent residents of the United States;

•        U.S. citizens or lawful permanent residents living abroad;

•        persons that acquired the Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        dealers or traders subject to a mark-to-market method of tax accounting with respect to the Ordinary Shares;

•        persons holding the Ordinary Shares as part of a “straddle,” constructive sale, hedging transactions, integrated transactions or similar transactions for U.S. federal income tax purposes;

•        U.S. holders whose functional currency is not the U.S. dollar;

•        holders that are controlled foreign corporations or passive foreign investment companies; or

•        tax-exempt organizations.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Ordinary Shares that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or;

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds the Ordinary Shares will depend on the status of the partner and the activities of the partnership. Holders that are entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisors concerning the U.S. federal income tax consequences to them and their partners of the acquisition, ownership and disposition of the Ordinary Shares by the partnership.

This discussion is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect. No rulings have been requested from the U.S. Internal Revenue Service (the “IRS”) and there can be no guarantee that the IRS would not challenge, possibly successfully, the treatment described below.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF THE ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

U.S. Holders

Dividends

Subject to the PFIC rules discussed below, distributions paid by us out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income, and will not be eligible for the dividends received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of the U.S. holder’s basis in the Ordinary Shares, and thereafter as capital gain. However, we cannot provide any assurance that we will maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by us with respect to ordinary shares may be reported as ordinary dividend income. U.S. holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received or treated as received from us.

Dividends paid by us generally will be taxable to a non-corporate U.S. holder at the reduced rate normally applicable to long-term capital gains, provided that (i) the ordinary shares are readily tradable on an established securities market in the United States; (ii) certain holding period requirements are satisfied; and (3) we are not classified as a PFIC for our taxable year during which the dividend is paid or the immediately preceding taxable year. See “— Passive Foreign Investment Company Considerations” below.

Sale or Other Disposition

Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of the Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in the Ordinary Shares. Any gain or loss recognized by a U.S. holder on a sale, exchange, redemption or other taxable disposition of the Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in such Ordinary Shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale, exchange, redemption or other taxable disposition of the Ordinary Shares generally will be treated as U.S. source gain or loss. U.S. holders should consult their tax advisors as to the foreign tax credit implications of the sale, exchange, redemption of other taxable disposition of the Ordinary Shares.

Passive Foreign Investment Company Considerations

A non-U.S. corporation will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of the corporation’s gross income is “passive income” or (ii) at least 50% of the value of the corporation’s assets (generally based on the quarterly average of the value of its assets during the taxable year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

Based on the composition of our income, we believe we likely were a PFIC for our taxable year ending June 30, 2024, and may be classified as a PFIC for our current taxable year or future taxable years. However, since the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination, there can be no assurance with respect to our PFIC status for our current taxable year or any future taxable year. Further, we provide no assurances that we will make a determination as to our PFIC status in respect of any taxable year. The fair market value of our assets is expected to depend, in part, upon (a) the market value of the Ordinary Shares, and (b) the composition of our assets and income. Because we may value our goodwill based on the market value of the Ordinary Shares, a decrease in the market value of the Ordinary Shares and/or an increase in cash or other passive assets would increase the relative percentage of our passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that we are a PFIC with respect to any taxable year.

If we are classified as a PFIC in any year with respect to which a U.S. holder holds the Ordinary Shares, we generally will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding years during which the U.S. holder holds the Ordinary Shares (unless a purging election is made), regardless of whether we continue to meet the tests described above for treatment as a PFIC in such succeeding years. Under one form of purging election, a “deemed sale” election, a U.S. holder may be able to elect to be treated as having disposed of the Ordinary Shares at their fair market value as of the last day of the last taxable year in which we are classified as a PFIC, triggering gain that would be subject to tax under the excess distribution regime discussed below but terminating treatment of the Ordinary Shares as stock of a PFIC with respect to such U.S. holder. As a result of the purging election, the U.S. holder would have a new basis and holding period in the Ordinary Shares for purposes of the PFIC rules. U.S. holders should discuss the potential availability of a deemed sale election and other purging elections with their own tax advisors.

If we are a PFIC in any year during which a U.S. holder owns the Ordinary Shares, subject to the discussion below regarding the mark-to-market or qualified electing fund (“QEF”) elections, a U.S. holder generally will be subject to special rules with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its Ordinary Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Ordinary Shares) and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we became a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

If we are a PFIC for any taxable year, to the extent any of our subsidiaries are also PFICs, a U.S. holder will generally be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in the proportion which the value of the Ordinary Shares owned by such U.S. holder bears to the value of all of our equity interests, and such U.S. holder will generally be subject to the tax consequences described above (and the IRS Form 8621 reporting requirement described below) with respect to the shares of such lower-tier PFIC the U.S. holder is deemed to own. As a result, if we receive a distribution from any lower-tier PFIC or sell shares in a lower-tier PFIC, a U.S. holder will generally be subject to tax under the excess distribution rules described above in the same manner as if such U.S. holder had held a proportionate share of the lower-tier PFIC stock directly, even if such amounts are not distributed to the U.S. holder. However, if a U.S. holder is treated as receiving an excess distribution in respect of a lower-tier PFIC, such holder would increase its tax basis in the Ordinary Shares by the amount of such distribution. In addition, if we were to distribute such amount to the U.S. holder with respect to its Ordinary Shares, such U.S. holder would not include the distribution in income but would instead reduce its tax basis in the Ordinary Shares by the amount of the distribution. The application of the PFIC rules to indirect ownership of any lower-tier PFIC held by us is complex and uncertain, and U.S. holders should therefore consult their own tax advisors regarding the application of such rules to their ownership of the Ordinary Shares.

A U.S. holder may be able to avoid the interest charge and the other adverse impacts of the PFIC rules described above by making a mark-to-market election with respect to the Ordinary Shares, provided that the Ordinary Shares are “marketable.” PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the SEC or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that the Ordinary Shares, which are listed on the Nasdaq, will qualify as marketable shares for purposes of the PFIC rules, but there can be no assurance that the Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to the mark-to-market election, a U.S. holder would include in each year as ordinary income the excess, if any, of the fair market value of the Ordinary Shares over their adjusted basis at the end of the taxable year. A U.S. holder may treat as ordinary loss any excess of the adjusted basis of the Ordinary Shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of the Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election), and thereafter, as capital loss. A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares cease to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury regulations do not allow a mark-to-market election with respect to the stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as us) effectively exempts the stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules and, as a result, a mark-to-market election may not mitigate the adverse implications of the excess distribution regime with respect to an investment in the Ordinary Shares if we were classified as a PFIC as a result of owning interests in PFIC subsidiaries. U.S. holders should consult their own tax advisors to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election.

In some cases, a shareholder of a PFIC may be subject to alternative treatment by making a QEF election to be taxed currently on its share of the PFIC’s undistributed income. To make a QEF election, we must provide U.S. holders with certain information compiled according to U.S. federal income tax principles. There is no assurance that we will provide such information. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. In addition, if we hold an interest in a lower-tier PFIC (including, without limitation, in any PFIC subsidiaries), U.S. holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs. There can be no assurance that a portfolio company or subsidiary in which we hold an interest will not qualify as a PFIC, or that a PFIC in which we hold an interest will provide the information necessary for a QEF election to be made by a U.S. holder (in particular if we do not control that PFIC).

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of generally is required to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

U.S. holders should consult their own tax advisors concerning our likely PFIC status and the consequences to them, including potential reporting requirements, if we are classified as a PFIC for any taxable year.

Foreign Financial Asset Reporting

U.S. taxpayers that own certain foreign financial assets, including equity of foreign entities, with an aggregate value in excess of $50,000 at the end of the taxable year or $75,000 at any time during the taxable year (or, for certain individuals living outside the United States and married individuals filing joint returns, certain higher thresholds) may be required to file an information report with respect to such assets with their tax returns. The Ordinary Shares are expected to constitute foreign financial assets subject to these requirements unless such Ordinary Shares are held in an account at a financial institution (in which case the account may be reportable if maintained by a foreign financial institution). U.S. holders should consult their tax advisers regarding the application of the rules relating to foreign financial asset reporting.

Non-U.S. Holders

Subject to the discussion below under “— Backup Withholding and Information Reporting,” any proceeds of a sale or other disposition of the Ordinary Shares, as well as dividends and other proceeds with respect to the Ordinary Shares, are not subject to U.S. federal income tax, including withholding taxes, if paid to a Non-U.S. holder.

Backup Withholding and Information Reporting

Information reporting requirements may apply to dividends received by U.S. holders of the Ordinary Shares, and the proceeds received on the disposition of the Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of the Ordinary Shares, including reporting obligations related to the holding of certain foreign financial assets.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Accounting Treatment of the Redomiciliation

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Moolec Science SA as a result of the Redomiciliation. The consolidated business, capitalization, assets, liabilities and financial statements of Moolec Science SA immediately following the Redomiciliation will be the same as those of Moolec Science SA immediately prior to the Redomiciliation.

Legal Matters

Certain legal matters in connection with the Redomiciliation relating to Luxembourg law are being passed upon for us by Linklaters LLP, Luxembourg. The validity of the Shares of Moolec Science (Cayman Islands), which the Ordinary Shares of Moolec Science (Luxembourg) will by operation of law become, has been passed upon by Ogier (Cayman) LLP.

Experts

The financial statements as of June 30, 2024 and 2023 and for each of the three years in the period ended June 30, 2024 included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form F-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

Moolec Science SA

Unaudited interim condensed consolidated statements of comprehensive loss for the three month period ended September 30, 2024 and 2023

In USD [$]

	Notes	For the three months ended September 30, 2024	For the three months ended September 30, 2023
Continuing operations
Revenue		1,557,002	1,740,050
Cost of sales	21	(1,542,229)	(1,519,642)
Other income		86,008	—
Research and development expense	20	(425,542)	(387,736)
Marketing expense		(180,991)	(219,260)
Administrative expense	19	(1,588,336)	(1,863,418)
Other operating expense		(7,367)	(17,909)
Loss from operations		(2,101,455)	(2,267,915)

Other Financial Results	18	717,573	561,040
Financial costs	18	(550,170)	(99,419)
Gain/loss investment in associates		(9,436)	—
Net loss before Income tax		(1,943,488)	(1,806,294)

Income tax benefit/(expenses)	16	27,989	215,291
Loss of the period		(1,915,499)	(1,591,003)
Basic and diluted loss per share	22	(0.05)	(0.04)

Other comprehensive income/loss
Items that may be reclassified to profit or loss:
Foreign exchange differences on translation of foreign operations		507,342	(30,676)
Total other comprehensive income/(loss)		507,342	(30,676)

Total comprehensive loss for the period		(1,408,157)	(1,621,679)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Moolec Science SA

Unaudited interim condensed consolidated statements of financial position as of September 30, 2024 and June 30, 2024

In USD [$]

	Notes	As of September, 2024	As of June 30, 2024
ASSET
Non-current assets
Intangible assets	6	8,953,422	8,975,518
Fixed assets	7	1,241,753	1,172,144
Goodwill		276,635	262,532
Right-of-use of assets		406,937	443,212
Prepayments		30,459	36,015
Other non-current receivables	8	10,495,592	10,149,079
Total non-current assets		21,404,798	21,038,500
Current assets
Cash and cash equivalents	9	3,610,072	5,389,928
Trade receivables		553,542	471,500
Other receivables	8	1,068,444	1,010,539
Prepayments		344,002	596,938
Inventories	10	5,577,551	6,279,519
Total current assets		11,153,611	13,748,424
TOTAL ASSETS		32,558,409	34,786,924
LIABILITIES AND EQUITY
Equity
Share capital	11	385,641	385,641
Shares to be issued	11	3,068	3,068
Share premium	11	69,159,382	69,159,382
Treasury shares	11	(1,232)	(1,232)
Cost of own shares held	11	(303,768)	(303,768)
Equity settled share-based payment	12	3,667,903	3,382,343
Cumulative translation adjustment		633,051	125,709
Accumulated deficit		(67,850,882)	(65,935,383)
Total equity		5,693,163	6,815,760
Liabilities
Non-current liabilities
Accounts Payable	13	1,000,000	7,600,000
Financial debts	17	18,224,114	11,703,708
Other liabilities	14	29,375	196,511
Lease liability		207,891	248,532
Deferred tax liability		40,491	72,096
Total non-current liabilities		19,501,871	19,820,847
Current liabilities
Accounts payable	13	2,680,232	3,414,686
Financial debts	17	3,474,171	2,555,683
Other liabilities	14	587,111	1,451,093
Warrant liabilities	15	444,400	555,500
Lease liability		177,461	173,355
Total current liabilities		7,363,375	8,150,317
TOTAL LIABILITIES		26,865,246	27,971,164
TOTAL LIABILITIES AND EQUITY		32,558,409	34,786,924

The accompanying notes are an integral part of these unaudited interim condensed consolidated statements

Moolec Science SA

Unaudited interim condensed consolidated statements of changes in equity for the three months period ended September 30, 2024 and 2023

In USD [$]

	Share capital			Share Premium	Cost of own shares held	Cumulative translation adjustment	Equity settled share-based payment	Retained (deficit)	Total Equity
	Shares Issued	Shares to be issued	Treasury shares
Balance as of June 30, 2023	375,641	3,068	—	66,996,982	—	18,112	1,335,253	(58,623,123)	10,105,933
Exchange differences on translation of foreign operations	—	—	—	—	—	(30,676)	—	—	(30,676)
Equity settled share-based payment	—	—	—	—	—	—	407,356	—	407,356
Net loss of the period	—	—	—	—	—	—	—	(1,591,003)	(1,591,003)
Balance as of September 30, 2023	375,641	3,068	—	66,996,982	—	(12,564)	1,742,609	(60,214,126)	8,891,610

Balance as of June 30, 2024	385,641	3,068	(1,232)	69,159,382	(303,768)	125,709	3,382,343	(65,935,383)	6,815,760
Exchange differences on translation of foreign operations	—	—	—	—	—	507,342	—	—	507,342
Equity settled share-based payment	—	—	—	—	—	—	285,560	—	285,560
Net loss of the period	—	—	—	—	—	—	—	(1,915,499)	(1,915,499)
Balance as of September 30, 2024	385,641	3,068	(1,232)	69,159,382	(303,768)	633,051	3,667,903	(67,850,882)	5,693,163

The accompanying notes are an integral part of these unaudited interim condensed consolidated statements.

Moolec Science SA

Unaudited interim condensed consolidated statements of cash flows

For the three-month periods ended September 30, 2024 and 2023

In USD [$]

	For the three months ended September 30, 2024	For the three months ended September 30, 2023
Cash flows from operating activities
Loss for the period	(1,915,499)	(1,591,003)
Adjustments to reconcile loss for the period to net cash flows
Deferred tax benefit	(27,989)	(215,291)
Amortization intangible assets	237,773	139,992
Depreciation fixed assets	48,102	40,631
Depreciation of right-of-use assets	38,732	9,894
Employee share-based payment	285,560	407,356
Financial income/(expenses)	(139,667)	(943,583)
Changes in working capital
Prepayments	258,492	198,467
Accounts receivable	(58,061)	(146,394)
Other receivables	(6,768)	9,065
Inventories	1,039,301	69,596
Accounts Payable	(701,192)	292,432
Other liabilities	(184,933)	(14,725)
Net cash used in operating activities	(1,126,149)	(1,743,563)
Cash flows from investing activities
Acquisition of fixed assets	(59,738)	(104,441)
Short-term investments withdrawals	—	279,004
Net cash (used in)/generated from investing activities	(59,738)	174,563
Cash flows from financing activities
Proceeds from financial debts	89,548	117,763
Payment of loans	(446,569)	(182,976)
Payments of interest	(148,860)	(48,279)
Payments of lease liabilities	(36,536)	(13,952)
Net cash used in financing activities	(542,417)	(127,444)
Net decrease in cash and cash equivalents	(1,728,304)	(1,696,444)
Cash and cash equivalents at beginning of the year	5,389,928	2,527,673
Effect of exchange rate changes and inflation on cash and equivalents	(51,552)	22,365
Cash and cash equivalents at end of the period	3,610,072	853,594

Non-cash financing activities
Increase in Right-of-use asset recognition through and increase in Lease liabilities.	—	380,321
Increase in issuance of convertible notes through Accounts Payables (see notes 13 and 17)	6,600,000	—
Increase in financial debt thought Other Liabilities (see notes 14 and 17)	823,748	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated statements.

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 1. General information

Moolec Science SA (“the Company’’, “the Group” or “Moolec Science’’) is a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg on May 23, 2022 (“date of incorporation”), created to develop affordable alternative proteins using molecular farming technology. The Company is registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440. Its registered address is 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg.

The subsidiaries and joint arrangements of the Company, of which their financial results have been included in the interim condensed consolidated financial statements, and in which the Company holds a majority of the voting rights or shares joint control as of September 30, 2024 are as follows:

Name	Principal activities	Country of incorporation and principal place of business	% Equity interest as of September 30, 2024
Moolec Science Limited(i)	Investment in subsidiaries	United Kingdom	100%
LightJump Acquisition Corporation	Investment in subsidiaries	USA	100%
ValoraSoy S.A.	Investment in subsidiaries	Argentina	100%
AG Biomolecules LLC (DE)	Investment in subsidiaries	USA	100%
Microo Foods Ingredients S.L.	Investment in joint arrangements	Spain	50%

____________

(i)      Moolec Science Limited has a branch office in Argentina, Moolec Science Limited S.E.

Note 2. Accounting standards and basis of preparation

Note 2.1. Basis of Presentation

These unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with the International Accounting Standard (“IAS”) IAS 34 Interim Financial Reporting, as issued by International Accounting Standard Board (“IASB”) and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the year ended June 30, 2024. These unaudited interim condensed consolidated financial statements do not include all the information required for a complete set of IFRS financial statements. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements of the Group were authorized by the Board of Directors of Moolec Science SA in January 31, 2025.

Note 2.2. Use of estimates and judgements

The preparation of the unaudited interim condensed consolidated financial statements requires Management to make judgements, estimates and assumptions that affect the application of accounting policies and the reporting amounts as presented in the unaudited interim condensed consolidated financial statements for all periods presented. Estimates and underlying assumptions are reviewed on an ongoing basis.

The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements as at and for the year ended 30 June 2024.

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 2. Accounting standards and basis of preparation (cont.)

Note 2.3. Going concern

Management has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern after the accompanying interim condensed consolidated financial statements are issued. The accompanying unaudited interim condensed consolidated financial statements have been prepared on a going concern basis. The Group concludes it will, for the next 12 months from the issuance of these unaudited interim condensed consolidated financial statements, be able to realize its assets and discharge its liabilities in the normal course of operations. The Company confirms the financial support of its main shareholders for a minimum period of twelve months from the date of these financial statements.

Note 3. Summary of significant accounting policies

The accounting policies applied in these unaudited interim condensed consolidated financial statements are the same as those applied in the Group’s consolidated financial statements as at and for the year ended 30 June 2024. The policy for recognizing and measuring income taxes in the interim periods is consistent with that applied in the previous interim period and is described in Note 16: Income tax.

Note 3.2. New and amended IFRS Standards that are effective for the current period.

a)      The following new standards, amendments and interpretations became applicable for the current reporting period and adopted by the Group

•        Amendments to IFRS 16 — Lease Liability in a Sale and Leaseback.

•        Amendments to IAS 1 — Non-current liabilities with covenants.

•        Amendments to IAS 7 — Statement of Cash Flows & to IFRS 7 — Financial Instruments: Disclosures

These new standards and amendments did not have any material impact on the Group.

b)      The following new standards and amendments are not yet adopted by the Group.

•        IFRS 19 — Simplifying disclosure requirements for certain subsidiary financial statements. This standard specifies the disclosure requirements that an entity is permitted to apply instead of the disclosure requirements in other IFRS Accounting Standards. It is effective for annual periods beginning on or after 1 January 2027.

These standards and amendments are not expected to have a material impact on the Group

•        IFRS 18 — Presentation and Disclosure in Financial Statements. This standard sets out requirements for the presentation and disclosure of information in general purpose financial statements to help ensure they provide relevant information that faithfully represents an entity’s assets, liabilities, equity, income and expenses. It is effective for annual periods beginning on or after January 1, 2027.

Amendments to IAS 21 — The Effects of Changes in Foreign Exchange Rates Titled Lack of Exchangeability. The amendments are effective for annual reporting periods beginning on or after 1 January 2025.

•        IFRS 9 and IFRS 7 — Classification and measurement of financial instruments. The amendments are effective for annual periods beginning on or after January 1, 2026.

The Group is currently analyzing the potential impact of these new standards on our financial statements.

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 3. Summary of significant accounting policies (cont.)

Note 3.3. Segment reporting

The Group operates in a single operating segment, which is “science-based food ingredients”. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker, who in the Group’s case is the Executive Team, in deciding how to allocate resources and assess performance. The Executive Team is composed of the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Product Officer (“CPO”), the Chief Technology Officer (“CTO”) and the Chief Science Officer (“CSO”).

The Executive Team evaluates the Group’s financial information and resources and assess the financial performance of these resources on a consolidated basis on the basis of Net revenue/loss for the period.

The Group’s revenue, results and assets for this one reportable segment can be determined by reference to the unaudited interim condensed consolidated statement of comprehensive income and unaudited interim condensed consolidated statement of financial position.

For the three-months ending:	September 30, 2024	September 30, 2023
Revenue(1)	1,557,002	1,740,050
Cost of sales(2)	(1,542,229)	(1,519,642)

____________

(1)      Includes impact of IAS 29 for $10,632 increase in revenues and $5,986 decrease in revenues for the period ended on September 30 2024 and 2023, respectively.

(2)      Includes impact of IAS 29 for $42,972 increase costs of sales and $136,173 increase in cost of sales for the period ended on September 30 2024 and 2023, respectively.

As required by IFRS 8 Operating Segments, below are presented applicable entity-wide disclosures related to Moolec Science’s revenues.

Revenues breakdown:

The Company’s revenues arise from operations in Argentina. During the periods covered by these unaudited interim condensed consolidated financial statements the Company had no revenues from customers attributed to the entity’s country of domicile.

Non-current assets other than financial instruments

Non-current assets other than financial instruments are located in the following countries:

	As of September 30, 2024	As of June 30, 2024
Luxembourg	1,226,635	1,262,532
United Kingdom	4,544,318	4,600,761
Argentina	4,821,901	4,673,592
United States	316,352	352,536
Total non-current assets other than financial instruments	$10,909,206	$10,889,421

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 4. Critical accounting judgements and estimates

The Group makes certain estimates and assumptions regarding the future. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are the same as those described in the last annual financial statements.

Note 5. Comparative Information

The information disclosed for comparative purposes arises from the consolidated financial statements of Moolec as of June 30, 2024 and from unaudited financial statements for the period of July 1, 2024 through September 30, 2024 respectively.

The Company has reclassified some expenses in the notes in the comparative periods to improve the presentation and understanding of the financial information. Those reclasses do not impact on the previously reported total comprehensive results, financial position or cash flows.

Note 6. Intangible Assets

	2024	2023
As of June 30,
Cost	9,783,409	8,613,615
Accumulated Amortization	(807,891)	(94,517)
Net book amount	$8,975,518	$8,519,098
	2024	2023
Three months period ended September 30,
Opening net book amount	8,975,518	8,519,098
Effect of changes in foreign exchange rates	215,677	(48,421)
Amortization(i)	(237,773)	(139,992)
Closing net book amount	$8,953,422	$8,330,685
	2024	2023
As of September 30,
Cost	9,999,086	8,565,194
Accumulated Amortization	(1,045,664)	(234,509)
Net book amount	$8,953,422	$8,330,685

____________

(i)      The amortization charge is included in Administrative expenses and Research and development expenses (see notes 19 and 20).

Note 7. Fixed Assets

	2024	2023
As of June 30,
Cost	1,378,503	1,171,286
Accumulated Amortization	(206,359)	(29,204)
Net book amount	$1,172,144	$1,142,082

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 7. Fixed Assets (cont.)

	2024	2023
Three months period ended September 30,
Opening net book amount	1,172,144	1,142,082
Effect of changes in foreign exchange rates	57,973	(14,227)
Additions	59,738	104,441
Depreciation(i)	(48,102)	(40,631)
Closing net book amount	$1,241,753	$1,191,665
	2024	2023
As of September 30,
Cost	1,496,214	1,261,500
Accumulated Depreciation	(254,461)	(69,835)
Net book amount	$1,241,753	$1,191,665

____________

(i)      The depreciation charge is included in Administrative expenses and Cost of sales (see notes 19 and 21).

Note 8. Other receivables

	As of September 30, 2024	As of June 30, 2024
Receivables with shareholders(i)	10,495,592	10,149,079
Total Other receivables – Non current	$10,495,592	$10,149,079

____________

(i)      Moolec Science Limited issued an aggregate number of Moolec Science Limited ordinary shares equal to 2,354,069 (or 1,500,000 of Moolec Science SA shares after the transaction) to current individual shareholders of Bioceres S.A., and Bioceres Group PLC, (“New shareholders”) Moolec and the new shareholders entered into a subscription agreement (the “shareholders’ subscription agreement”) prior to the transaction pursuant to which Moolec Science Limited agreed to issue 2,354,069 of Moolec Science Limited ordinary shares. The subscription agreement dated December 22, 2022. The new shareholders agreed to pay an aggregate purchase price of $15,000,000 within 5 years from the date of such subscription agreement. Such shareholders’ subscription agreement accrues an internal rate of return of 13.20%. The accrued interest is included in Other Financial Results.

	As of September 30, 2024	As of June 30, 2024
Taxes	696,087	622,614
Others	372,357	387,925
Total Other receivables – Current	$1,068,444	$1,010,539

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 9. Cash and cash equivalents

Cash and cash equivalents at each end of period/year, as disclosed in the unaudited interim condensed consolidated statements of cash flows, may be reconciled against the items related to the unaudited interim condensed consolidated statement of financial position as follows:

	As of September 30, 2024	As of June 30, 2024
Bank accounts	3,506,612	3,295,805
Short-term investments	103,460	2,093,374
Cash	—	749
Total cash and cash equivalents	$3,610,072	$5,389,928

Note 10. Inventories

	As of September 30, 2024	As of June 30, 2024
Raw materials	5,325,928	6,215,720
Products in process	144,856	—
Finished goods	106,767	63,799
Total Inventories	$5,577,551	$6,279,519

Note 11. Share capital and share premium

As of September 30, 2024, the share capital stock and share premium amounts to $69,546,859. The following table sets forth details of the balances as of September 30, 2024 and as of June 30, 2024:

	Number of shares	Shares issued amount	Shares to be issued amount	Treasury Shares	Share Premium	Cost of own shares held
Balance as of June 30, 2024 and as of September 30, 2024	38,440,602	385,641	3,068	(1,232)	69,159,382	(303,768)

Note 12. Share based payment

Under the share-based compensation plan, some employees and members of the executive management team as defined by the Board of Directors, were granted share options or restricted stock units (“RSU”) in return for their services to the Group.

On September 18, 2024, the Board of Directors approved the 2024 Incentive Plan (the “Plan”), making some minor modifications to the previous share-based compensation plan. Subsequently, on December 12, 2024, the Board approved the possibility of making additional grants under the Plan and revised certain terms. These changes were designed to attract, retain, and motivate key executives while promoting sustained growth and enhancing shareholder value.

As of September 30, 2024, Moolec had the following shared-based payment arrangements for executives and senior management:

•        Group 1 granted up to 579,078 underlying ordinary shares (options). The options have an exercise price of $1.52 and expire in December 2030 (except one case in June 2031).

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 12. Share based payment (cont.)

•        Group 2 granted up to 344,555 underlying ordinary shares (options). The options have an exercise price of $8.00 and expire in December 2030.

•        Group 3 granted up to 833,333 underlying ordinary shares (options). The options have an exercise price of $4.25 and expire between January 2033 and March 2034.

Also, for the period ended September 30, 2024 RSU awards were accrued to some employees and members of the executive team amounting to the equivalent of $53,234 (and $86,335 for the period ended September 2023). The expense is recognized as an employee benefit expense, with a corresponding increase in equity (or liability, depending on the characteristics of the award)

The fair value of the options granted is measured at grant date and recognized in accordance with the requirements of IFRS 2, as an employee benefit expense, with a corresponding increase in equity.

Factor	Group 1	Group 2	Group 3
Fair value of shares (range)	$1.00	$1.00	$1.63 – 3.21
Exercise price	$1.52	$8.00	$4.25
Expected volatility	70%	70%	70%
Dividend rate	—	—	—
Reference risk-free interest rate	3.00%	3.00%	4.25%
Plan duration	10 years	10 years	10 years
Fair value of stock options at measurement date (range)	$9.11	$7.25	$1.02 – 2.65

There are no market-related performance conditions or non-vesting conditions that should be considered for determining the fair value of options.

Moolec Science estimates an expected rotation of 2.00% annually at constant value, taking into account historical patterns of executives maintaining their jobs and the probability of exercising the options. This estimate is reviewed at the end of each annual or interim period.

The following table shows the amount and exercise price and the movements of the stock options of executives and managers of the Group for the period ended September 30, 2024.

September 30, 2024
	Group 1		Group 2		Group 3
	Number of options	Exercise price	Number of options	Exercise price	Number of options	Exercise price
At the beginning	325,826	$1.52	206,598	$8.00	833,333	$4.25
Granted during the period	—	—	—	—	—	$—
Forfeited during the period	—	—	—	—	—	—
Exercised during the period	—	—	—	—	—	—
Expired during the period	—	—	—	—	—	—
At the ending	325,826	$1.52	206,598	$8.00	833,333	$4.25

The charge of the stock options recognized during the three months period ended on September 30, 2024 and 2023, was $ (136,576) and $ (235,522). The charge of the RSUs recognized for the three months period ended on September 30, 2024 and 2023, was $ (53,234) and $ (86,335).

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 13. Accounts Payable

	As of September 30, 2024	As of June 30, 2024
Related parties	1,000,000	7,600,000
Total Accounts payable – Non Current	$1,000,000	$7,600,000

On June 14, 2024, Moolec Science SA and Bioceres Crop Solutions Corp. (“BIOX”) signed an agreement under which BIOX sold 15,000 tons of HB4 soybean to Moolec Science SA for an amount of USD 6,600,000 payable in 2026. Later, on September 15, 2024 such payables were exchanged for a convertible note (see note 17). Additionally, on June 29, 2024, Moolec Science SA entered into an exclusive Technology Access License Agreement with BIOX for USD 1,000,000, granting Moolec Science SA the right to use BIOX’s HB4 technology for a period of 5 years.

	As of September 30, 2024	As of June 30, 2024
Accruals	1,268,302	1,351,057
Trade payables	738,136	873,534
Related parties (i)	574,699	568,835
Transaction expenses payable	99,095	621,260
Total Accounts payable – Current	$2,680,232	$3,414,686

Note 14. Other liabilities

	As of September 30, 2024	As of June 30, 2024
Related parties(i)	—	794,301
Wages	234,138	288,213
Taxes	37,613	134,212
Others	315,360	234,367
Total Other liabilities – Current	$587,111	$1,451,093

____________

The book value is reasonably approximate to the fair value given its short-term nature.

(i)      The details of the related parties payables are included in Related Party (see note 23)

Note 15. Warrants liabilities

Each of the Warrants to purchase an aggregate of 11,110,000 Ordinary Shares are exercisable to purchase one Ordinary Share and only whole warrants are exercisable. The exercise price of the Warrants is $11.50 per share. A Warrant may be exercised only during the period commencing on the date of the consummation of the transactions contemplated by the Business Combination Agreement and terminating on the earlier to occur of: the date that is five (5) years after the date on which the Business Combination is completed or the liquidation of the Company. Redemptions of warrants for cash once the public warrants become exercisable, may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder. If the public warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis”. The private warrants will be treated identical to the public warrants.

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 15. Warrants liabilities (cont.)

Considering that the fair value as of September 30, 2024 and June 30, 2024, is $0.0400 and $0.0500 per Ordinary Share respectively, the valuation of warrants is the following:

	As of September 30, 2024	As of June 30, 2024
At the beginning of the period/year	$555,500	$887,689
Fair value remeasurement (Gain)	(111,100)	(332,189)
At the end of the period/year	$444,400	$555,500

Note 16. Income Tax

Income tax recognized through profit or loss

Income tax expense is recognized at an amount determined by multiplying the profit (loss) before tax for the interim reporting period by management’s best estimate of the weighted-average annual income tax rate expected for the full financial year, adjusted for the tax effect of certain items recognized in full in the interim period. As such, the effective tax rate in the unaudited interim condensed consolidated financial statements may differ from management’s estimate of the effective tax rate for the annual financial statements.

The Group’s consolidated loss before income tax for the three months ended September 30, 2024 amounts to $1,943,488 (loss for the three months ended September 30, 2023 $1,806,294). The benefit income tax for the three months ended September 30, 2024 was $27,989 (for the three months ended September 2023 was — $215,291)

The Group’s consolidate the effective tax rate with respect to continuing operations for the three months ended September 30, 2024 was 1.44%.

The tax rate used for 2024 represents the tax rate of 15% on the taxable income payable by the Group entities in Luxemburg, in accordance with the tax laws of said jurisdiction.

Taxation for other jurisdictions is calculated at the rates prevailing in the respective jurisdiction.

Note 17. Financial Debts

	As of September 30, 2024	As of June 30, 2024

Financial debt denominated in US Dollars(i)	17,540,000	10,940,000
Financial debt denominated in Argentinian Pesos	684,114	763,708
Total Financial Debt – Non-Current	$18,224,114	$11,703,708
	As of September 30, 2024	As of June 30, 2024
Financial debt denominated in US Dollars	2,694,418	1,768,715
Financial debt denominated in Argentinian Pesos	779,753	786,968
Total Financial Debt – Current	$3,474,171	$2,555,683

____________

(i)      On September 17, 2024, Moolec Science issued convertible notes to BIOX in exchange for the non-current accounts payable related to the purchase of HB4 soybean equivalent to $6.6 million. The convertible note has a term of three years with an early conversion option. If the early conversion option is exercised, Moolec Science will have the option to pay the outstanding amount at that date using shares, cash or a combination of both. The interest rate of the note will be calculated

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 17. Financial Debts (cont.)

on a quarterly basis, and will be 10% of the actual delivery value divided the total amount of the note. The interest will be payable annually in cash in arrears on anniversary of the date of the notes and on the maturity date, however the Company will have the option at each payment date to capitalize the interest accrued.

After September 30, 2024, it was agreed the execution of the clause of the convertible note with BIOX to increase the amount of in kind contributions by $1.5M.

Note 18. Financial income/expenses

	For the three months period ended
	September 30, 2024	September 30, 2023
Financial Costs
Interest expense	(539,775)	(93,317)
Lease Liability Interest	(10,395)	(6,102)
Total Financial Costs	$(550,170)	$(99,419)
Other financial results
Interest income (Shareholders’ loan)	346,513	346,513
Inflation adjustment	113,305	536,178
Change in warrants	111,100	497,728
Exchange rate gains/(losses)	85,852	(920,898)
Investment results	38,139	110,262
Other	22,664	(8,743)
Total Other financial results	717,573	561,040
Total net financial income/(expenses)	$167,403	$461,621

Note 19. Administrative expenses

	For the three months period ended
	September 30 2024	September 30, 2023
Audit, legal and accountancy fees	(343,400)	(693,851)
Equity settled share-based payment	(301,800)	(432,097)
Payroll Expenses	(275,109)	(180,958)
Insurance	(236,138)	(141,941)
Professional fees	(188,861)	(173,471)
Amortization of intangible assets	(131,756)	(138,111)
Other office and administrative expenses	(69,360)	(62,353)
Travel Expenses	(18,942)	(36,583)
Amortization of right-of-use assets	(7,039)	—
Taxes	(10,899)	—
Depreciation of fixed assets	(5,032)	(4,053)
Total Administrative expenses	$(1,588,336)	$(1,863,418)

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 20. Research and development expense

	For the three months period ended
	September 30, 2024	September 30, 2023
Professional fees	(252,339)	(323,663)
Amortization of intangible assets	(106,017)	(1,881)
Laboratories’ related expenses	(30,576)	(44,985)
Amortization right-of-use assets	(31,693)	(9,894)
Depreciation of fixed assets	(4,917)	—
Other research and development expenses	—	(7,313)
Total Research and development expenses	$(425,542)	$(387,736)

Note 21. Cost of sales

	For the nine months period ended
	September 30, 2024	September 30, 2023
Inventories at beginning	(6,279,519)	(465,748)
Purchases	(235,700)	(1,097,249)
Production costs
Payroll and professional fees	(137,585)	(202,812)
Maintenance, energy and fuel related to fixed assets	(153,636)	(101,635)
Amortization and depreciation	(38,153)	(36,578)
Other production costs	(82,331)	(126,628)
Sub-total production costs	(411,705)	(467,653)
Foreign currency translation	(192,856)	120,715
Sub-total	(7,119,780)	(1,909,935)
Inventories as of the end	5,577,551	390,293
Cost of sales	$(1,542,229)	$(1,519,642)

Note 22. Net loss per share

The Group’s basic and diluted loss per ordinary share are the same because the Group has generated net loss to ordinary shareholders. The following table presents the calculation of basic and diluted loss per ordinary share for the periods ended on September 30, 2024 and 2023 as follows:

Numerator	September 30, 2024	September 30, 2023
Loss for the period, attributable to the owners of the Group	(1,915,499)	(1,591,003)
Loss attributable to the ordinary shareholders	(1,915,499)	(1,591,003)

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 22. Net loss per share (cont.)

Weighted-average number of ordinary shares (basic and diluted)

Denominator	September 30, 2024	September 30, 2023
Weighted-average number of ordinary shares	38,683,302	37,806,468
Net loss attributable to ordinary shareholders per share	September 30, 2024	September 30, 2023
Basic and Diluted	(0.05)	(0.04)

Convertible notes outstanding were not included in the diluted EPS calculations for the period ended September 30, 2024 because the interest (net of tax and other changes in income or expense) per ordinary share obtainable on conversion exceeds basic earnings per share.

Note 23. Related parties

Balances and transactions between the Group entities, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its directors and/or executive board members and the Company and the Parent are disclosed below.

Transactions with key management personnel

Key management personnel compensation comprised:

	For the three-months period ended
In USD ($)	September 30, 2024	September 30, 2023
Short-term employee benefits	25,984	15,375
Share based payment	82,226	214,963

Other Related Party Transactions

	For the three-months period ended
In USD ($)	Note	September 30, 2024	September 30, 2023
Share based payment
Key management		82,226	214,963
Services Provided by Other Companies
30% owned by Bioceres S.A. – INMET S.A. – Ingenieria Metabolica S.A	(i)	—	19,750
98.6% owned by Bioceres S.A. – INDEAR S.A. – Instituto de Agrobiotecnología Rosario	(ii)	6,045	26,114
Owned by Bioceres S.A. – Agrality Inc.	(iii)	—	26,750
Founded and operated by the Company’s CPO – Future Foods B.V.	(iv)	—	1,580
Bioceres Crop Solutions Corp	(v)	6,600,000	—
Union Group Ventures Limited	(vi)	823,748	—

____________

(i)      The Company entered into an agreement with INMET S.A. — Ingenieria Metabolica S,A through which it would receive research services in exchange for payment.

(ii)     The Company entered into an agreement with INDEAR S.A. — Instituto de Agrobiotecnologia Rosario where it would receive research services in exchange for payment.

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 23. Related parties (cont.)

(iii)    The Company entered into an agreement with Agrality Inc, for the provision of services.

(iv)    The Company entered into an agreement with Future Foods B.V. for the provision of services.

(v)      Moolec Science SA and Bioceres Crop Solutions Corp. (“BIOX”) signed an agreement under which BIOX sold 15,000 tons of HB4 soybean to Moolec Science SA for an amount of USD 6,600,000 payable in 2026. Later, on September 15, 2024 such payables were exchanged for a convertible note (see notes 13 and 17)

(vi)    The Company signed an amendment to the promissory notes with Union Group Ventures Limited, under which the interest rates and payment terms are updated.

Other Related Party Balances

In USD ($)	Balance outstanding as of September 30, 2024	Balance outstanding as of June 30, 2024
Bioceres Crop Solutions Corp	(7,648,563)	(7,600,000)
100% Subsidiary of Bioceres S.A. – Bioceres LL	(491,894)	(491,894)
Invim Corporativo S.L.	(10,835,664)	(10,572,772)
Union Group Ventures Limited	(823,748)	(794,301)
Founded and operated by the Company’s CPO – Future Foods B.V.	(47,199)	(47,199)
Agrality Inc	(26,750)	(26,750)
INDEAR S.A.	(8,856)	(2,992)

Note 24. Financial instruments

Accounting classification and fair value

Financial assets and liabilities are recognized when an entity of the Group becomes party to the contractual provisions of an instrument. The Company applies a hierarchy to classify valuation methods used to measure financial instruments carried at fair value. Levels 1 to 3 are defined based on the degree to which fair value inputs are observable and have a significant effect on the recorded fair value, as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2:

Valuation techniques use significant observable inputs, either directly (i.e., as prices) or indirectly (i.e., derived from prices), or valuations are based on quoted prices for similar instruments; and

Level 3:	Valuation techniques use significant inputs that are not based on observable market data (unobservable inputs).

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 24. Financial instruments (cont.)

The following represents the carrying value and fair value of the Company’s financial instruments and non-financial derivatives:

Recurring measurements	Note	As of September 30, 2024	As of June 30, 2024
Financial Assets
Amortized costs
Cash and cash equivalents	(i)	3,506,612	3,296,554
Trade and other receivables	(i)	12,117,578	11,631,118

Fair value through profit or loss
Cash and cash equivalents	(iii)	103,460	2,093,374
Total financial assets		$15,727,650	$17,021,046

Financial Liabilities
Amortized costs
Trade and other payables	(i)	4,296,718	12,662,290
Financial debts	(ii)	21,698,285	14,259,391
Lease liabilities	(i)	385,352	421,887
Fair value through profit or loss
Warrant liabilities	(iii)	444,400	555,500
Total financial liabilities		$26,824,755	$27,899,068
Net financial (liability)		$(11,097,105)	$(10,878,022)

____________

(i)      Cash, short-term investments, trade and other receivables, prepayments, trade and other payables and lease liabilities are recorded at carrying value, which approximates fair value due to their short-term nature and generally negligible credit losses.

(ii)     The fair value of the Company’s long-term debt is based on secondary market indicators, categorized in level 2 of the fair value hierarchy. As of June 30, 2024 and September 30, 2024 the fair value equivalent to an amount of $9,562,041 and $14,556,469 respectively.

(iii)    Fair value of cash equivalent, short-term investment and warrants has been determined using the quoted market price at the period-end (level 1).

Note 25. Events after the reporting period

Management has considered subsequent events through the date these consolidated financial statements were issued:

On October 16, 2024 the Company used the Share Purchase Agreement with Nomura, increasing the share capital by an amount of $24,603 (equivalent to 30,103 shares), arising the share capital to $385,939.

On November 8, 2024, the Company filed with the SEC a Registration Statement on Form F-3 (the “Form F-3”). Such Form F-3 combines the outstanding Form F-1 previously filed on January 27, 2023 with 15,000,000 Ordinary Shares registered for offer and resale by the Company.

As of November 29, 2024 the Company began the commercialization of its GLA Safflower Oil product, GLASO™, under the framework of an offtake agreement (the “Offtake Agreement”) signed on July 15, 2024 with a leading global consumer packaged goods and pet food company. The Offtake Agreement has a term of three years and outlines commercial conditions for the delivery of 50 tons of GLASO™ to the US market in 2025.

Moolec Science SA
Notes to the unaudited interim condensed consolidated financial statements
In USD [$]

Note 25. Events after the reporting period (cont.)

On December 9, 2024, the Board of Directors approved an increase in the Company’s share capital by an amount of $15,329 (equivalent to 1,532,969 shares), bringing the total share capital to $401,268. This increase was authorized to issue the shares under “Shared to be issued” and the related ones to “RSUs” in the statement of changes in equity.

On December 27, 2024 Moolec Science SA held the ordinary and extraordinary general meeting of shareholders which approved the transfer of the jurisdiction of incorporation, by discontinuing from the Grand Duchy of Luxembourg and continuing and re-domiciling as an exempted company incorporated under the laws of the Cayman Islands. As of the date of issuance of these financial statements, the Company is in the process of filing the transfer of jurisdiction.

During the semester ended on December 31, 2024 the Company made all the necessary steps to close the non-operative subsidiary Lightjump Acquisition Corporation. As of the date of these Financial Statements only formal and customary steps are pending to finalize the closing.

Report of Independent Registered Public Accounting Firm

To the board of directors and shareholders of Moolec Science SA

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Moolec Science SA and its subsidiaries (the “Company”) as of June 30, 2024 and 2023, and the related consolidated statements of comprehensive loss, of changes in equity and of cash flows for each of the three years in the period ended June 30, 2024, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2024 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Price Waterhouse & Co. S.R.L.
/s/ Sebastian Azagra
Sebastian Azagra
Partner
Rosario, Argentina
October 30, 2024

We have served as the Company’s auditor since 2020

Moolec Science SA
Consolidated statements of comprehensive loss
for the years ended June 30, 2024, 2023, and 2022
In USD [$]

	Notes	For the year ended on June 30, 2024	For the year ended on June 30, 2023	For the year ended on June 30, 2022
Continuing operations
Revenue		5,625,124	905,049	—
Cost of sales	26	(5,152,543)	(1,048,354)	—
Other income		495,468	—	—
Research and development expense	25	(1,772,273)	(1,351,217)	(985,158)
Marketing expense		(643,060)	(256,421)	(105,060)
Administrative expense	24	(7,522,850)	(4,808,655)	(2,523,230)
Other operating expense	23	(72,717)	(94,207)	(38,985)
Loss from operations		(9,042,851)	(6,653,805)	(3,652,433)

Financial costs	22	(1,165,418)	(160,035)	(2,130)
Other financial results	22	1,868,964	1,030,525	(872,342)
Transaction expenses		—	(3,535,046)	—
Share based payment cost of listing shares		—	(42,705,061)	—
Gain/(loss) investment in associates		(19,940)	—	—
Net loss before Income tax		(8,359,245)	(52,023,422)	(4,526,905)

Income tax benefit	21	1,046,985	234,542	—
Net loss for the year		(7,312,260)	(51,788,880)	(4,526,905)
Basic and diluted loss per share	27	(0.19)	(1.50)	(0.15)

Other comprehensive income
Items that may be reclassified to profit or loss:
Foreign exchange differences on translation of foreign operations		107,597	18,112	—
Total other comprehensive income		107,597	18,112	—

Total comprehensive loss for the year		(7,204,663)	(51,770,768)	(4,526,905)

The accompanying notes are an integral part of these consolidated financial statements.

Moolec Science SA
Consolidated statements of financial position
as of June 30, 2024 and 2023
In USD [$]

	Notes	As of June 30, 2024	As of June 30, 2023
ASSET
Non-current assets
Intangible assets	6	8,975,518	8,519,098
Fixed assets	7	1,172,144	1,142,082
Goodwill	8	262,532	251,440
Right-of-use of assets	9	443,212	43,806
Prepayments		36,015	—
Other receivables	10	10,149,079	8,763,027
Total non-current assets		21,038,500	18,719,453
Current assets
Cash and cash equivalents	11	5,389,928	2,527,673
Short-term investments	12	—	306,034
Trade receivables	13	471,500	361,097
Other receivables	10	1,010,539	1,330,177
Prepayments		596,938	341,107
Inventories	14	6,279,519	465,748
Total current assets		13,748,424	5,331,836
TOTAL ASSETS		34,786,924	24,051,289
LIABILITIES AND EQUITY
Equity
Share capital	15	385,641	375,641
Shares to be issued	15	3,068	3,068
Treasury shares	15	(1,232)	—
Share premium	15	69,159,382	66,996,982
Cost of own shares held	15	(303,768)	—
Cumulative translation adjustment		125,709	18,112
Equity settled share-based payment	16	3,382,343	1,335,253
Accumulated deficit		(65,935,383)	(58,623,123)
Total equity		6,815,760	10,105,933
Liabilities
Non-current liabilities
Accounts payable	17	7,600,000	—
Financial debt	19	11,703,708	99,046
Other liabilities	18	196,511	175,312
Lease liability	9	248,532	—
Deferred tax liability	21	72,096	1,071,807
Total non-current liabilities		19,820,847	1,346,165
Current liabilities
Accounts payable	17	3,414,686	7,479,614
Financial debt	19	2,555,683	2,546,243
Other liabilities	18	1,451,093	1,685,645
Warrant liabilities	20	555,500	887,689
Lease liability	9	173,355	—
Total current liabilities		8,150,317	12,599,191
TOTAL LIABILITIES		27,971,164	13,945,356
TOTAL LIABILITIES AND EQUITY		34,786,924	24,051,289

The accompanying notes are an integral part of these consolidated statements

Moolec Science SA
Consolidated statements of changes in equity
for the years ended June 30, 2024, 2023 and 2022
In USD [$]

	Share Capital			Share Premium	Cost of own shares held	Cumulative translation adjustment	Equity settled share- based payment	Retained (deficit)	Total Equity
	Shares issued	Shares to be issued	Treasury Shares
Balance as of June 30, 2021	310,000	—	—	7,290,000	—	—	—	(2,307,338)	5,292,662
Equity settled share-based payment	—	—	—	—	—	—	838,576	—	838,576
Total comprehensive (loss)	—	—	—	—	—	—	—	(4,526,905)	(4,526,905)
Balance as of June 30, 2022	310,000	—	—	7,290,000	—	—	838,576	(6,834,243)	1,604,333
Issue of share capital (Moolec Shares)	15,000	—	—	8,105,000	—	—	—	—	8,120,000
Issue of share capital (SAFE shares)	2,623	—	—	3,170,723	—	—	—	—	3,173,346
Issue of share capital (LightJump shares)	33,639	—	—	39,610,630	—	—	—	—	39,644,269
Issue of share capital (Backstop shares)	12,017	—	—	7,999,023	—	—	—	—	8,011,040
Issue of share capital	36	—	—	10,647	—	—	—	—	10,683
Equity settled share-based payment	2,326	2,427	—	593,684	—	—	496,677	—	1,095,114
Exchange differences on translation of foreign operations	—	—	—	—	—	18,112	—	—	18,112
Business combination	—	641	—	217,275	—	—	—	—	217,916
Net loss of the year	—	—	—	—	—	—	—	(51,788,880)	(51,788,880)
Balance as of June 30, 2023	375,641	3,068	—	66,996,982	—	18,112	1,335,253	(58,623,123)	10,105,933
Settlement with shareholders (addition of treasury shares – see note 15)	—	—	(1,232)	—	(303,768)	—	—	—	(305,000)
Issue of share capital (Nomura agreement) – (See note 15)	10,000	—	—	2,162,400	—	—	—	—	2,172,400
Equity settled share-based payment	—	—	—	—	—	—	2,047,090	—	2,047,090
Exchange differences on translation of foreign operations	—	—	—	—	—	107,597	—	—	107,597
Net loss of the year	—	—	—	—	—	—	—	(7,312,260)	(7,312,260)
Balance as of June 30, 2024	385,641	3,068	(1,232)	69,159,382	(303,768)	125,709	3,382,343	(65,935,383)	6,815,760

The accompanying notes are an integral part of these consolidated statements.

Moolec Science SA
Consolidated statements of cash flows
For the years ended June 30, 2024, 2023 and 2022
In USD [$]

	For the year ended June 30, 2024	For the year ended June 30, 2023	For the year ended June 30, 2022
Cash flows from operating activities
Loss for the year	(7,312,260)	(51,788,880)	(4,526,905)
Adjustments to reconcile loss for the year to net cash flows
Income tax benefit	(1,046,985)	(234,542)	—
Amortization of intangible assets	713,374	94,517	—
Depreciation of fixed assets	177,155	27,505	1,699
Depreciation of right-of-use assets	123,632	—	—
Employee share-based payment	2,047,090	1,095,114	838,576
Change in fair value of Simply Agreement for Future Equity (“SAFE”)	—	313,346	860,000
Share based payment cost of listing shares (non-cash item)	—	42,705,061	—
Financial income/(expenses)	(983,959)	(1,452,876)	14,472
Changes in working capital
Accounts receivable	(94,474)	(44,126)	—
Other receivables	367,560	(276,292)	—
Prepayments	(291,846)	(339,046)	(1,703)
Inventories	(5,793,226)	66,484	—
Accounts payable	2,502,486	1,485,151	926,711
Other liabilities	263,185	837,231	1,171
Net cash used in operating activities	(9,328,268)	(7,511,353)	(1,885,979)
Cash flows from investing activities
Acquisition of fixed assets	(158,283)	(14,824)	—
Cash paid for acquisition of ValoraSoy net of the cash acquired	—	(1,930,883)	—
Acquisition of intangible assets	—	(164,362)	—
Short term investment subscriptions	(144,514)	(2,572,783)	—
Short-term investments withdrawals	437,662	2,346,032	—
Net cash generated from/(used in) investing activities	134,865	(2,336,820)	—
Cash flows from financing activities
Proceeds from issuance of share capital to UGVL and Theo (Backstop)	—	8,011,040	—
Proceeds from issuance of share capital to SPAC public holders (Trust)	—	1,988,975	—
Proceeds from issuance of convertible notes	10,940,000	—	—
Proceeds from financial debts	2,591,780	2,171,830	—
Payment of loans	(2,512,486)	(876,769)	—
Payments of interest	(570,224)	(24,098)	—
Proceeds from the SAFE	—	—	2,000,000
Proceeds from issue of shares	2,172,400	10,683	—
Payments of lease liabilities	(105,120)	—	—
Deferred payment for acquisition of ValoraSoy	(500,000)	—	—
Settlement with shareholders (addition of treasury shares) (see note 15)	(305,000)	—	—
Net cash generated from financing activities	11,711,350	11,281,661	2,000,000

Moolec Science SA
Consolidated statements of cash flows — (Continued)
For the years ended June 30, 2024, 2023 and 2022
In USD [$]

	For the year ended June 30, 2024	For the year ended June 30, 2023	For the year ended June 30, 2022
Net increase in cash and cash equivalents	2,517,947	1,433,488	114,021
Cash and cash equivalents at beginning of the year	2,527,673	1,081,808	980,527
Effect of exchange rate changes and inflation on cash and equivalents	344,308	12,377	(12,740)
Cash and cash equivalents at end of the year	5,389,928	2,527,673	1,081,808
Non-cash financing activities
Issue of share capital and Share premium of New Shareholders through other non-current receivables	—	8,120,000	—
Relief of SAFE financial liabilities through the issue of Share Capital and Share Premium	—	3,173,346	—
Capitalization of transaction expenses through Accounts payables	—	1,057,833	—
Net liabilities acquired through issuance of share capital	—	3,991,935	—
Acquisition of Business Combination trough deferred payment	—	488,430	—
Acquisition of Business Combination trough deferred payment in kind	—	217,916	—
Increase in Right-of-use asset recognition through an increase in Lease liabilities	(521,107)	—	—
Increase in Intangible asset recognition through Accounts payables	(1,000,000)	—	—

The accompanying notes are an integral part of these consolidated statements.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 1. General information

Moolec Science SA (“the Company’’, “the Group” or “Moolec Science’’) is a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg on May 23, 2022 (“date of incorporation”), created to develop affordable alternative proteins using molecular farming technology. The Company is registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440. Its registered address is 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg.

Company Reorganization

On December 30, 2022 (the “Closing Date”), the Company consummated the transactions contemplated by the Business Combination Agreement dated as of June 14, 2022, by and among LightJump Acquisition Corporation (“LightJump” or “SPAC”, a Delaware corporation), Moolec Science Limited (“Moolec” or “Moolec Science Limited”, a private limited company incorporated under the laws of England and Wales), the Company, and Moolec Acquisition, Inc. (“Merger Sub”, a Delaware corporation) (referred together with Moolec Science SA as “the Group”), as amended by the Business Combination Agreement dated as of November 18, 2022. Pursuant to the Business Combination Agreement and related agreements:

•        all the issued Moolec Ordinary Shares held by Moolec Shareholders were transferred and contributed in kind to the Company, and were issued, in accordance with the Exchange Ratio (1:0.6370485) (except that the Ordinary Shares to be reduced by the number of Ordinary Shares already held by Moolec Shareholders immediately prior to the transactions contemplated in the Business Combination Agreement (“Exchange”), being a total of 32,500,000 Ordinary Shares;

•        each Moolec SAFE Holder contributed all of its rights and obligations under each Original SAFE to the Company in consideration for the issuance by the Company of a simple agreement for future equity on substantially identical terms (mutatis mutandis) with such adjustments as required under Luxembourg law;

•        each Moolec Shareholder ceased to be the beneficial holder of such Moolec Ordinary Shares and subject to the submission of all filings required under Law (including any filings required to pay stamp duties), the Company was recorded as the registered holder of all Ordinary Shares so exchanged and transferred and is the legal and beneficial owner thereof;

•        immediately prior to the Merger but after the Exchange, each Moolec SAFE Holder subscribed for, received and became holder of Ordinary Shares, in accordance with the respective Moolec SAFE, which included 262,260 Ordinary Shares; and

•        SPAC caused the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL in order to effectuate the Merger. The Merger became effective on December 30, 2022.

At the Merger and without any further action on the part of SPAC, Merger Sub, the Company or Moolec or the holders thereunder:

•        each SPAC Common Stock issued and outstanding immediately prior to the Merger, excluding those that had been redeemed subject to any redemption rights, were exchanged with the Company, against the issue by the Company of new Ordinary Shares, under the authorized share capital of the Company and subscribed by the contributing holders of SPAC Common Stock for one validly issued and fully paid Ordinary Share, delivered by the Company;

•        as a result of the Merger, all SPAC Common Stock ceased to be outstanding, was canceled and ceased to exist;

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 1. General information (cont.)

•        each share of common stock, par value $0.01 of Merger Sub issued and outstanding immediately prior to the Merger Effective Time was converted and exchanged for one (1) validly issued, fully paid and nonassessable ordinary share, par value $0.01 per share of the Company; and

•        each SPAC Warrant that was outstanding immediately prior to the Merger, pursuant to the SPAC Warrant Agreement, ceased to represent a right to acquire one SPAC Common Stock and was converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger, into a right to acquire one Ordinary Share of the Company on substantially the same terms as were in effect immediately prior to the Time under the terms of the SPAC Warrant Agreement.

Following the Merger:

•        Moolec’s CFO was freely allotted the shares to satisfy the requirements under the CFO Consulting Agreement.

Prior to the Closing, on December 27, 2022, in connection with the vote to approve the adoption of the Business Combination Agreement at LightJump’s special meeting of stockholders, certain public holders of SPAC Common Stock exercised their right to redeem 2,572,848 shares of SPAC Common Stock for cash at a redemption price of approximately $10.23 per share, for an aggregate redemption amount of approximately $ 26.3 million.

Accordingly, $1,988,975 remained in the Trust Account, for the benefit of the Company, after considering the redemption amount to be paid to the redeeming public holders of SPAC Common Stock.

Additionally, pursuant to the Backstop Agreement, the Sponsor exercised the right to elect to concede Sponsor shares instead of contributing the requisite cash amount under the Backstop Agreement by conceding a total of 200,276 Sponsor shares of SPAC Common Stock to each of Union Group Ventures Limited (“UGVL”) and THEO I SCSp. (“Theo”). UGVL and Theo each contributed $4,005,520 to the Company pursuant to the terms of the Backstop Agreement and in turn the Company issued 400,552 Ordinary Shares to each of UGVL and Theo.

As a result of the Exchange and following the consummation of the Transaction, Moolec and SPAC had become direct wholly-owned subsidiaries of the Company and Moolec shareholders and SPAC shareholders became holders of issued Company Ordinary Shares of Moolec Science S.A.

In accordance with IFRS 2, for the excess of the fair value of shares deemed to have been issued by Moolec over the fair value of LightJump’s identifiable net assets at the date of the Company Reorganization, the Company recognized $ 42,705,061 as listing costs included in line item “Share based payment cost of listing shares” as an expense in the Statements of Operations, being a non-cash item.

Note 2. Business combination

Summary of ValoraSoy acquisition

On April 24, 2023 (the “Closing Date”), the Company completed the acquisition of ValoraSoy S.A. (“ValoraSoy Food Ingredients”) from the sellers in accordance with the share purchase agreement (“ValoraSoy SPA”) by and among the Company and the sellers (the “ValoraSoy Acquisition”). As a result of the ValoraSoy Acquisition, the Company acquired all of the issued and outstanding equity securities of ValoraSoy Food Ingredients from the sellers, and ValoraSoy Food Ingredients became a wholly owned subsidiary of the Company for total aggregate consideration of $2.6 million, in a combination of cash ($2.4 million of which $1.9 million were an immediate cash payment and $0.5 million will be paid in 6 months from the Closing Date) and equity (64,093 shares equivalent to $0.2 million which will be transferred in 12 months from the Closing Date). The acquisition agreement also included a contingent payment in a fixed amount of equity amounting to 384,558 shares equivalent to $1.7 million, which was determined to be a remuneration agreement for future services (the “earn-out”) and consequently it was excluded from the consideration

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 2. Business combination (cont.)

and will be recognized as an expense over the required service period. The contingent payment is payable in shares over a three-year period from 2024 to 2026 and subject to the achievement of certain EBITDA targets, as defined in the ValoraSoy SPA. Such payment is automatically forfeited on termination of employment.

ValoraSoy Food Ingredients has more than 10 years of experience, specializes in the production of textured soy proteins and has a long history providing high-quality products and customized solutions to clients in more than 14 countries in 3 different continents. Its products are manufactured using various extrusion processes obtaining as a result vegetable proteins with texture and fibrousness similar to those of meat with various applications such as hamburgers, sausages and other meat extenders and plant-based products. This demo center is a state-of-the-art processing facility located in the Argentine soybean corridor, which helps maximize raw material origination, with an installed crushing capacity of 10 thousand tons of soybean per year.

Details of the purchase consideration, the net assets acquired and goodwill are as follows:

Purchase consideration:
Cash paid	1,931,112
Deferred Payment after 6 months	488,430
Payment in kind after 12 months	217,916
Total purchase consideration	$2,637,458

The assets and liabilities recognised as a result of the acquisition are as follows:

Fair Value
Cash and Banks	228
Accounts Receivable	316,972
Other Receivable	1,044,808
Inventory	532,231
Property, Plant, and Equipment	1,138,026
Intangible Assets	3,824,054
Right-of-use of assets	43,507
Accounts Payable	(1,384,980)
Current Financial Debt	(1,176,089)
Current Other Liabilities	(356,757)
Non-current Financial Debt	(119,464)
Non-current Other Liabilities	(177,367)
Deferred Tax Liability	(1,297,436)
Net identifiable assets acquired	$2,387,733
Goodwill recognized(i)	249,725
Net assets acquired	$2,637,458

____________

(i)      The goodwill is attributable to the expected future synergies from combining operations as well as an assembled workforce, which does not qualify for separate recognition. The Company expects that the ValoraSoy Acquisition will help to accelerate its growth in the food ingredients industry by expanding its commercial network with a top-notch sales team and complementing its Molecular Farming Platform with industrial capacity and downstream operations, in addition to adding a highly experienced team of professionals. It will not be deductible for tax purposes.

The pro-forma revenue of the combined entity for the year ended June 30, 2023 as though the date for the merger had been as of the beginning of the reporting period amounts to $5,043,956.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 3. Accounting standards and basis of preparation

Note 3.1. Basis of Presentation

These Consolidated Financial Statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

These consolidated financial statements of the Group for the year end of June 30, 2024, 2023 and 2022 were authorized by the Board of Directors of Moolec Science SA on October 30, 2024.

Note 3.2. Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis.

The significant accounting policies set out in Note 3 have been applied in preparing the consolidated financial statements as of June 30, 2024 and 2023.

Due to the activities of the Group, costs and expenses presented in the consolidated statements of Comprehensive loss are classified according to their function. The consolidated statements of Financial Position has been prepared based on the nature of the transactions, distinguishing: (a) current assets from non-current assets, where current assets are intended as the assets that should be realized, sold or used during the normal operating cycle, or the assets owned with the aim of being sold in the short-term (within 12 months); (b) current liabilities from non-current liabilities, where current liabilities are intended as the liabilities that should be paid during the normal operating cycle or over the 12-month period subsequent to the reporting date.

Note 3.3. Functional and presentation currency

Items included in the Consolidated Financial Statements are measured using the currency of the primary economic market in which the Company operates (“the functional currency”). These Consolidated Financial Statements are presented in US Dollars, which is Moolec Science SA’s functional currency.

The Group has applied IAS 29 for its subsidiary in Argentina IAS 29 “Financial reporting in hyperinflationary economies”, which requires that the financial statements of an entity whose functional currency is the currency of a hyperinflationary economy, whether these are based on the historical cost method or the current cost method, be stated in terms of the measuring unit current at the closing date of the reporting period. For such purpose, the inflation produced since the acquisition date or the revaluation date, as applicable, must be computed in non-monetary items. The standard details a series of factors to be considered for concluding whether an economy is hyperinflationary, including, but not limited to, a cumulative inflation rate over a three-year period that approaches or exceeds 100%. Inflation accumulated in three years, as of June 30, 2018, was over 100%. It was for this reason that, in accordance with IAS 29, the Argentine economy had to be considered as hyperinflationary since July 1, 2018.

In an inflationary period, any entity that maintains an excess of monetary assets over monetary liabilities, will lose purchasing power, and any entity that maintains an excess of monetary liabilities over monetary assets, will gain purchasing power, provided that such items are not subject to an adjustment mechanism.

Briefly, the restatement mechanism of IAS 29 establishes that monetary assets and liabilities will not be restated because they are already expressed in a current unit of measurement at the end of the reporting period. Assets and liabilities subject to adjustments based on specific agreements, will be adjusted according to those agreements.

Non-monetary items measured at their current values at the end of the reporting period, such as the net realizable value or others, do not need to be restated. The remaining non-monetary assets and liabilities will be restated according to a general price index. The loss or gain for the net monetary position will be included in the net result of the reporting period, revealing this information in a separate line item.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 3. Accounting standards and basis of preparation (cont.)

The inflation adjustment to the initial balances was calculated by means of a conversion factor derived from the Argentine price indexes published by the National Institute of Statistics.

The Argentine price index as of June 30, 2024, and 2023 was 6,351.7145 and 1,709.6115, respectively.

ValoraSoy has Argentine pesos as functional currency, which is a currency of a hyperinflationary economy, as explained above. Therefore, as from the acquisition of ValoraSoy, in April 2023, the Company has applied IAS 29. Comparative figures presented in the consolidated financial statements in a stable currency are not adjusted for subsequent changes in the price levels or exchange rates.

Note 3.4. Use of estimates and judgements

The preparation of the Consolidated Financial Statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reporting amounts as presented in the Consolidated Financial Statements for all periods presented.

Estimates and underlying assumptions are reviewed on an ongoing basis. Refer to Note 3 — Summary of significant accounting policies for further discussion on accounting treatments applied in preparation of the financial results of the Group as of the reporting period in compliance with IFRS.

Note 3.5. Going concern

Management has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern after the accompanying Consolidated Financial Statements are issued. The accompanying Consolidated Financial Statements have been prepared on a going concern basis. The Group concludes it will, for the next 12 months from the issuance of these Consolidated Financial Statements, be able to realize its assets and discharge its liabilities in the normal course of operations. The Company confirms the financial support of its main shareholders for a minimum period of twelve months from the date of these financial statements.

Note 4. Summary of significant accounting policies

Note 4.1. Basis of consolidation of subsidiary.

Subsidiaries are entities controlled by the Company. The financial statements of the Company’s subsidiaries are included in the Consolidated Financial Statements from the date that control commences after the acquisition date. The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Company.

Note 4.2. Foreign currency

Transactions entered into by the Group in a currency other than their functional currency are recorded at the relevant exchange rates as of the date upon which such transactions occur. Foreign currency monetary assets and liabilities are translated at the prevailing exchange rates as of the final day of each reporting period. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately through other comprehensive income in the consolidated statements of operations and are accumulated in equity (attributed to the non-controlling interests when appropriate).

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

Note 4.3. Intangible assets

Intangible assets include projects in-progress (mainly related to internally developing products), software, licenses and other rights, and the purchase value of customer relationships. The accounting policies regarding the recognition and measurement of such intangible assets are described below.

Internally Generated Intangible Assets

Expenditure on internally developed products is capitalized if it can be demonstrated that:

•        It is technically feasible to develop the product for it to be sold;

•        Adequate resources are available to complete the development;

•        There is an intention to complete and sell the product;

•        The Group is able to sell the product;

•        Sale of the product will generate future economic benefits; and

•        Expenditure on the project can be measured reliably.

Development expenditure not satisfying the above criteria and expenditure on the research phase of internal projects are recognized in the consolidated statements of operations as incurred.

Capitalized development costs are amortized using the straight-line method over the periods the Group expects to benefit from selling the products developed.

Useful lives and amortization methods are reviewed every year as required by IAS 38.

Intangibles corresponding to the subsidiary in Argentina are adjusted for inflation applying IAS 29 in accordance with note 3.3.

The research and development process can be divided into several discrete steps or phases, which generally begin with discovery, validation and development and end with regulatory approval and commercial launch. The process for developing seed traits is relatively similar for both GM and non-GM traits. However, the two differ significantly in later phases of development. For example, obtaining regulatory approval for GM seeds is a far more comprehensive and lengthy process than for non-GM seeds. Although breeding programs and industrial biotechnology solutions may have shorter or simpler phases than those described below, the Group has used the industry consensus for seed-trait development phases to characterize its technology portfolios, which is generally divided into the following six phases:

i)       Discovery:    The first phase in the technology development process is the discovery or identification of candidate genes or genetic systems, metabolites, or microorganisms potentially capable of enhancing specified plant characteristics or enabling an agro-industrial biotech solution.

ii)      Proof of concept:    Upon successful validation of the technologies in model systems (in vitro or in vivo), promising technologies graduate from discovery and are advanced to the proof of concept phase. The goal of this phase is to validate a technology within the targeted organism before moving forward with technology escalation activities or extensive field validation.

iii)    Early development:    In this phase, efficacy field trials are expanded to evaluate the expression level and phenological characteristics of the traits in multiple geographies and growing cycles, as well as other characteristics in order to optimize the technology’s performance in the targeted organisms. The goal of the early development phase is to evaluate the technical feasibility by identifying the best candidate to scale up the seed stock and to start the regulatory field trials.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

iv)     Advanced development and deregulation:    In this phase, extensive field tests are used to fully demonstrate the effectiveness of the technology for its intended purpose. In the case of GM traits, the process of obtaining regulatory approvals from the government agencies is started, and includes field trials for environmental, core and food safety data generation. For solutions involving microbial fermentation, industrial-scale runs are conducted.

v)      Pre-launch:    This phase involves finalizing the regulatory approval process and preparing for the launch and commercialization of the technology. The range of activities in this phase includes seed increases, pre-commercial production, and product and solution testing with selected customers. Usually, a more detailed marketing strategy and preparation of marketing materials occur during this phase.

vi)     Product launch:    In general, this phase, which is the last milestone of the research and development process, is carried out by the Group.

We determined that the Research & Development is more likely than not (“probable”) to become a commercialized product and reach compliance with IAS 38 criteria items at the end of the phase iii “Early Development”, when efficacy field trials are performed to determine the technical feasibility of the project by measuring parameters like expression level and phenological characteristics. The obtention of desired values for this set of data represents the strongest and clearest indication that the technical feasibility has been proved.

Impairment testing of intangible assets not yet available for use requires the use of significant assumptions for the estimation of future cash flows and the determination of discount rates. The significant assumptions and the determination of discount rates for the impairment testing of goodwill are further explained below.

Management’s estimations about the demonstrability of the recognition criteria for these assets and the subsequent recoverability represent the best estimate based on all the available evidence, existing facts and circumstances and using reasonable and supportable assumptions in cash flow projections. Therefore, the Consolidated financial statements do not include any adjustments that would result if the Group were unable to recover the carrying amount of the above-mentioned assets through the generation of enough future economic benefits.

Management has made the estimates considering the cash flow projections projected. The key assumptions used are the following:

Key assumption	Management’s approach
Discount rate	The discount rate used ranges between 10% and 20%
Budgeted market share

The projected revenue from the products has been estimated by the management based on market penetration data for comparable products and technologies and on future expectations of foreseen economic and market conditions.

The value assigned is consistent with external sources of information.

Budgeted product prices	The prices estimated in the revenue projections are based on current and projected market prices for the products.
Budgeted gross margin	Based on past performance and management’s expectations for the future.

Intangible Assets Acquired in a Business Combination

Intangible assets acquired in a business combination are identified and recognized separately regarding goodwill when they meet the definition of intangible assets and their fair value can be measured reliably. Such intangible assets are recognized at fair value at acquisition date.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

After the initial recognition, intangible assets acquired in a business combination are valued at cost, net of accumulated amortization, based on the expected attrition over the respective estimated periods for which the intangible assets will provide economic benefit to the Company.

Intangible assets acquisitions from ValoraSoy were restated by applying the corresponding adjustment coefficients (as mentioned in Note 2.3) since the date of the business combination and are translated at the exchange rate at the closing date of the financial statements.

Software

Software licenses are valued at cost, restated as mentioned in Note 2.3, net of the corresponding accumulated amortization and impairment losses. Amortization is calculated on a straight-line basis over the estimated useful life of the intangible assets.

Licenses and Intellectual Property

Licenses acquired are recognized at cost, net of the corresponding accumulated amortization and impairment losses. Amortization is calculated on a straight-line basis over the estimated useful life of the intangible assets.

The useful lives of the intangible assets are:

Gamma Linolenic Acid (“GLA”)	22 years
SPC® Technology	20 years
IP Rights HB4 Technology – BIOX	5 years
Customer relationship	20.5 years

Note 4.4. Property, plant and equipment, net

Property, plant and equipment assets are measured at historical cost less accumulated depreciation and any impairment loss, except for those acquired in a business combination, which are then recorded at fair value; assets under construction and land are not depreciated. The cost of the property, plant and equipment is the fair value of the consideration initially provided to acquire or construct the item and prepare it for use. Subsequent costs incurred for repair and maintenance, are expensed in the consolidated statements of comprehensive income unless these costs meet the criteria for capitalization (i.e. extension of the useful life). Depreciation commences when the assets are ready for use.

Property, plant and equipment is depreciated based on the straight-line method over estimated useful lives.

Property, plant and equipment corresponding to our subsidiary in Argentina are adjusted for inflation applying IAS 29 in accordance with note 3.3.

An item of property, plant and equipment will be derecognized upon disposal or when future economic benefits from the continued use of the asset are no longer expected. The gain or loss arising from the derecognition is measured as the difference between the gain on sale and the carrying amount of the asset and is recognized through profit or loss.

The useful lives of property, plant and equipment are:

Storage	20 years
Machinery and equipment	10 – 20 years
Vehicles	5 years
Furniture	10 years
Computer equipment	3 – 5 years

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

Note 4.5. Goodwill

Goodwill arising from the acquisition of a business is recorded at cost at the acquisition date, less accumulated impairment losses, if any.

The acquisitions related to a foreign operation is considered to be expressed in the functional currency of the foreign operation and are translated at the exchange rate at the reporting date.

Goodwill acquisition related to the acquisition of ValoraSoy are recorded at cost, restated by applying the corresponding adjustment coefficients (as mentioned in Note 2.3) since the date of the business combination and are translated at the exchange rate at the closing date of the financial statements.

Note 4.5.1 Goodwill impairment

Goodwill is tested for impairment annually at the cash-generating unit level, which is the level at which the assets generate largely independent cash inflows and are monitored for internal management purposes. An impairment loss is recognized whenever the carrying amount of an asset or the related cash-generating unit exceeds its recoverable amount. Impairment losses are recognized in the consolidated statements of profit or loss.

Impairment losses recognized for cash-generating units first reduce allocated goodwill and then the carrying amounts of the other assets in the unit on a pro rata basis.

Note 4.6. Inventories, net

Inventories are presented at the lower of acquisition cost or net realizable value. Cost is determined by the weighted average method. The net realizable value represents the estimated sale price less all the estimated termination and selling costs. The cost of finished products and products in progress includes the costs of raw materials, direct labor, other direct costs and the respective direct production expenses (based on normal operating capacity), excluding borrowing costs.

Inventories corresponding to the subsidiary in Argentina are adjusted for inflation applying IAS 29 in accordance with note 3.3.

Note 4.7. Trade receivables and other receivables

Trade receivables represent amounts owing for goods supplied by the Company prior to the end of the financial period which remain unpaid. They arise from transactions in the normal operating activities of the Company.

Trade receivables are carried at amortized cost, net of expected credit losses.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Company recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Company retains substantially all the risks and rewards of ownership of a transferred financial asset, the Company continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

Note 4.8. Prepayments

Prepayments are measured at cost.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

Note 4.9. Leases and right-of-use of assets

Due to the acquisition of ValoraSoy, the Group acquired rights to use a parcel of land, as part of the acquisition agreement. At the acquisition date, right-of-use of assets are initially recognized at fair value using a third-party valuation.

The ownership of the parcel of land is held by one of the sellers of ValoraSoy, who has entered into an agreement with the Company whereby he granted the right-of-use of the property to the Company until the effective fulfillment of his obligation to lift encumbrances, subdivide and assign the property to the Company within a period of twelve months or longer, if required by the proceedings, from the acquisition date.

The right-of-use of land shall not be depreciated due to the imminent transfer of ownership of the underlying asset to the Group which has an indefinite useful life.

Leases recognition

The Group assesses whether a contract is or contains a lease at inception of a contract. The Group recognizes a right-of-use asset and a corresponding lease liability with respect to all lease agreements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets. For these leases, the Group recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease, and payments for these leases are presented in the statements of cash flows from operating activities.

If a contract is or contains a lease, a lease liability is recognized representing the present value of cash flows estimated to settle the contract, discounted using the discount rate implicit in the lease, or if that is not available, a discount rate which would be required if the underlying asset was acquired through a financing arrangement. The Company will also recognize a right-of-use assets that will generally be equal to the lease obligation at adoption. The right-of-use assets is subsequently amortized over the life of the contract.

The right-of-use assets are initially measured at cost, and subsequently at cost less any accumulated depreciation and impairment losses, adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

The lease liability is subsequently increased by the interest cost on the lease liability and decreased by lease payments made. It is remeasured when there is a change in future lease payments arising from a change in index or rate, a change in the estimate of the amount expected to be payable under a residual value guarantee, or as appropriate, changes in the assessment of whether a purchase or extension option is reasonably certain to be exercised or a termination option is reasonably certain not to be exercised.

The lease liability is presented in the ‘Current/Non-current lease liability’ line and the right-of-use assets are presented in a single line in the consolidated balance sheet. In addition, the principal portion of the lease payments and the interest component are presented within financial activities and in the consolidated statements of cash flows.

Note 4.10. Cash and cash equivalents

For the purposes of the statements of financial position and statements of cash flows, cash and cash equivalents include cash on hand and in banks and short-term highly liquid investments. Investments can be readily convertible to known amounts of cash and they are subject to insignificant risk of changes in value in the consolidated statements of financial position.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

Note 4.11. Share capital and reserves

Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognized as a deduction from equity, net of any tax effects.

Foreign currency translation adjustment

The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements from the functional currency of Argentine Peso into the presentation currency of US dollar.

Treasury shares and cost of own shares held

IAS 32 — Financial Instruments: Presentation (“IAS 32”) states that treasury shares must be deducted from equity and that no gain or loss shall be recognised on the purchase, sale, issue or cancellation of such shares. The Company elected to present their treasury shares as separate line items in the Consolidated statement of changes in equity. When treasury shares are sold or reissued subsequently, the amount received is recognized as an increase in equity with an increase in cost of own shares and the resulting surplus or deficit (if any) on the transaction is presented within share premium.

Note 4.12. Share-based payment arrangements

Share-based compensation benefits are provided to certain key employees under the Company Compensation Plan. Under this agreement, some employees, members of the executive management team and Directors, as defined by the Board of Directors, were granted share options and restricted stock units (“RSU”) in return for their services to the Group.

The Group receives services in exchange for its own equity instruments and does not have any obligation to settle the obligation with cash, so the plan is classified as equity settled. The only condition to be met is the delivery of service by the employee during a certain period as defined in the Agreements.

The fair value of options granted under the plan is measured at grant date and recognized in accordance with the requirements of IFRS 2, as an employee benefits expense, with a corresponding increase in equity.

The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied.

When the options are exercised, the Company issues the shares to the employee, members to the executive team and/or Directors. The proceeds received, net of any directly attributable transaction costs, are credited directly to equity.

Where shares are forfeited due to a failure by the employee to satisfy the service conditions, any expenses previously recognised in relation to such shares are reversed with effect from the date of the forfeiture.

The ValoraSoy acquisition agreement also included a contingent payment in a fixed amount of equity amounting to 384,558 shares equivalent to $1.7 million, which was determined to be a remuneration agreement for future services (the “earn-out”) and consequently it was excluded from the consideration and will be recognized as an expense over the required service period. The contingent payment is payable in shares over a three-year period from 2024 to 2026 and subject to the achievement of certain EBITDA targets, as defined in the ValoraSoy SPA. Such payment is automatically forfeited on termination of employment.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

Note 4.13. Accounts payable and other liabilities

Trade and other payables are recognized when the Group has a legal or a constructive obligation, as a result of a past event, and it is probable that there may be an outflow of resources embodying economic benefits to settle the obligation and the obligation can be measured reliably. These amounts represent liabilities for goods and services provided to the Group prior to the end of financial year which are unpaid.

The Company derecognizes financial liabilities when, and only when, the Company’s obligations are discharged, canceled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Other payables correspond mainly to employment obligations and provisions.

Note 4.14. Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the country where the Group operates and generates taxable income.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statements of operations. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•        When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss, and

•        In respect of taxable temporary differences affiliated with investments in subsidiaries, associates, and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•        When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss, and

•        In respect of deductible temporary differences affiliated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in OCI or directly in equity.

Note 4.15. Subsidiaries and joint arrangements

Where the Company holds a controlling interest in an entity, such entity is classified as a subsidiary. The Company exercises control over such an entity if all three of the following elements are present: (i) the Company has the power to direct or cause the direction of the management and policies of the entity, (ii) the Company is exposed to the variable returns of such entity; and (iii) the Company has power to affect the variability of such returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control.

De-facto control exists in situations where the Company has the practical ability to direct the relevant activities of an entity without holding the majority of the voting rights. In determining whether de facto control exists, the Company considers all relevant facts and circumstances, including: (i) the relative share of the Company’s voting rights with respect to both the size and dispersion of other parties who hold voting rights; (ii) substantive potential voting rights held by the Company and by other parties, (iii) other contractual arrangements; and (iv) historic patterns in voting attendance. As of the issuance of these Financial Statements, there is no de-facto control over any entity.

The Company is a party to a joint arrangement when there is a contractual arrangement that confers joint control over the relevant activities of the arrangement to the Group and at least one other party. Joint control is assessed under the same principles as control over subsidiaries.

The subsidiaries and joint arrangements of the Company, of which their financial results have been included in the Consolidated Financial Statements, and in which the Company holds a majority of the voting rights or shares joint control as of June 30, 2024 are as follows:

Name	Principal activities	Country of incorporation and principal place of business	% Equity interest as of March 31, 2024
Moolec Science Limited(i)	Investment in subsidiaries	United Kingdom	100%
LightJump Acquisition Corporation	Investment in subsidiaries	USA	100%
ValoraSoy S.A.	Investment in subsidiaries	Argentina	100%
AG Biomolecules LLC (DE)	Investment in subsidiaries	USA	100%
Microo Foods Ingredients S.L.	Investment in joint arrangements	Spain	50%

____________

(i)      Moolec Science Limited has a branch office in Argentina, Moolec Science Limited S.E.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

Note 4.16. Financial instruments

Financial assets and liabilities are recognized when an entity of the Group becomes party to the contractual provisions of an instrument.

Financial assets and liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and liabilities (other than those designated at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or liabilities, when appropriate, at initial recognition. Transaction costs directly attributable to the acquisition of financial assets or liabilities designated at fair value through profit or loss are recognized immediately through profit or loss.

The Company applies a hierarchy to classify valuation methods used to measure financial instruments carried at fair value. Levels 1 to 3 are defined based on the degree to which fair value inputs are observable and have a significant effect on the recorded fair value, as follows:

•        Level 1:    Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•        Level 2:    Valuation techniques use significant observable inputs, either directly (i.e., as prices) or indirectly (i.e., derived from prices), or valuations are based on quoted prices for similar instruments; and

•        Level 3:    Valuation techniques use significant inputs that are not based on observable market data (unobservable inputs).

Note 4.17.1. Financial assets

Classification of financial assets

If and when applicable the Company follows the framework and requirements outlined in IFRS 9 to classify financial assets based on whether:

•        The financial asset is held within a business model whose objective is to collect contractual cash flows or whose objective is achieved through the collection of contractual cash flows and the sale of financial assets; and

•        The contractual terms give rise to cash flows that are only payments of principal and interest.

By default, all other financial assets are subsequently measured at fair value through profit or loss.

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30 days and are therefore all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

Gains and losses in foreign currency

Trade receivables denominated in a currency other than the subsidiaries’ functional currency is determined in that foreign currency and converted to the subsidiaries’ functional currency at the end of each reporting period using the then prevailing spot rate. Exchange differences are recognized through profit or loss and are classified within financial income/expenses.

Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the asset’s cash flows expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group does not transfer or retain substantially all risks and rewards of ownership and continues to control

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

the transferred asset, the Group recognizes its interest retained in the asset and an associated liability for the amounts to be paid. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a loan secured by the consideration received.

Upon derecognition of a financial asset measured at amortized cost, the difference between the carrying amount of the asset and the sum of the consideration received and receivable is recognized through profit or loss.

The Group also derecognizes a financial asset when there is information which indicates that the counterparty is in serious financial difficulty and there is no realistic prospect of recovery. The derecognized financial assets may still be subject to compliance activities in accordance with the Group’s recovery procedures, taking into account legal advice when appropriate. Any recovery is recognized through profit or loss.

Note 4.17.2. Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments are classified as financial liabilities or equity in accordance with the substance of the contractual agreement and definitions of financial liability and equity instrument.

Equity instruments

An equity instrument consists of any contract that evidences a residual interest in the assets of an entity, after deducting all of its liabilities. Equity instruments issued by a Group entity are recognized for income received, net of direct issue costs.

Financial liabilities

Financial liabilities are classified at their inception at fair value through profit or loss or at amortized cost, using the effective interest amortization method.

Warrant liabilities

As part of the reorganization, the Group acquired public warrants (“Public warrants”). The warrants are initially recognized at fair value on the date a derivative contract is entered into, and they are subsequently remeasured to their fair value at the end of each reporting period. Gains and losses will be recorded in profit or loss.

These instruments are measured at Level 1 fair value based on its quoted price.

Note 4.18. Loss per share

The Group presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit and loss attributable to ordinary shareholders of the Group by the weighted average number of ordinary shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributed to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares.

For the year ended on June 30, 2024, 2023 and 2022, Basic EPS and Diluted EPS are the same. Employee share-based payments are considered dilutive instruments properly included in the profit and loss account, however they do not impact in EPS diluted calculation because the Group has generated net loss to ordinary shareholders (See Note 27).

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

Note 4.19. Revenue

The group identifies contracts with customers and evaluates the goods and services committed therein to determine performance obligations and their classification between performance obligations that are satisfied at a given time or over time.

Revenue from satisfaction of performance obligations at a given time is recognized when the client obtains control of the committed asset or service considering whether there is a right to collection, if the client has the physical possession, if the client has the legal right and if they have transferred the risks and benefits.

Revenue from sales is recognized when performance obligations are satisfied, usually when the products are delivered to the purchaser at the determined location, according to the agreed sales terms.

Typically, our average payment terms range from 15 to 40 days at a consolidated level. Longer terms may be granted in limited circumstances; however, the effects of such sales are not material to our consolidated financial statements. Those payment terms do not contain a significant financing component.

Note 4.20. Other income

Other income corresponds to the results from the settlement in foreign currency of exports of our Argentinean subsidiary through purchase and sale operations with marketable securities acquired with settlement in foreign currency and sold with settlement in local currency. This mechanism is used up to the threshold specified by the rules for exports of specific grains and grain-derived-products.

Note 4.21. Expenses

Research and development costs

Research costs are expensed in the period in which these costs are incurred. Development costs are expensed in the period in which these costs are incurred if they do not meet the criteria for capitalization.

Sales and marketing, administrative and other operating expenses

The Group recognizes expenses in the period in which these costs are incurred and are presented by function on the consolidated statements of operations. Sales and marketing expenses primarily relate to marketing materials and research of the Group to increase brand awareness in the marketplace. Administrative expenses primarily comprise professional fees (mainly related to consultancy, accountancy and legal expenses), payroll and share based compensation to certain executives. Other operating expenses relate to those that do not depend on general business operations or relate to the other expense categories.

Note 4.22. New and amended IFRS Standards that are effective for the current year.

a)      The following new standards, amendments and interpretations became applicable for the current reporting period and adopted by the Group

•        Amendment to IAS 12 — Deferred tax related to assets and liabilities arising from a single transaction.

•        International Tax Reform — Pillar Two Model Rules (Amendments to IAS 12).

•        Amendments to IAS 1 and IFRS Practice Statement 2 — Disclosure of Accounting Policies.

•        Amendments to IAS 8 — Definition of Accounting Estimates.

These new standards and amendments did not have any material impact on the Group.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

b)      The following new standards and amendments are not yet adopted by the Group.

•        Amendments to IFRS 16 — Lease Liability in a Sale and Leaseback. The amendments are effective for annual reporting periods beginning on or after 1 January 2024.

•        Amendments to IAS 1 — Non-current liabilities with covenants. The amendments are effective for annual reporting periods beginning on or after 1 January 2024.

•        Amendments to IAS 7 — Statement of Cash Flows & to IFRS 7 — Financial Instruments: Disclosures. The amendments are effective for annual reporting periods beginning on or after 1 January 2024.

•        Amendment to IAS 7 and IFRS 7 — Supplier Financing. The amendments are effective for annual periods beginning on or after January 1, 2024.

These standards and amendments are not expected to have a material impact on the Group.

•        IFRS 18 — Presentation and Disclosure in Financial Statements. This standard sets out requirements for the presentation and disclosure of information in general purpose financial statements to help ensure they provide relevant information that faithfully represents an entity’s assets, liabilities, equity, income and expenses. It is effective for annual periods beginning on or after January 1, 2027

•        Amendments to IAS 21 — The Effects of Changes in Foreign Exchange Rates Titled Lack of Exchangeability. The amendments are effective for annual reporting periods beginning on or after 1 January 2025

•        Amendments to IFRS 9 and IFRS 7 — Amendments to the Classification and Measurement of Financial Instruments. The amendments are effective for reporting periods beginning on or after 1 January 2026.

The Group is currently analyzing the potential impact of these new standards on our financial statements.

Note 4.23. Segment reporting

The Group operates in a single operating segment, which is “science-based food ingredients”. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker, who in the Group’s case is the Executive Team, in deciding how to allocate resources and assess performance. The Executive Team is composed of the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Product Officer (“CPO”), the Chief Technology Officer (“CTO”) and the Chief Science Officer (“CSO”).

The Executive Team evaluates the Group’s financial information and resources and assess the financial performance of these resources on a consolidated basis on the basis of Net revenue/loss for the period.

The Group’s revenue, results and assets for this one reportable segment can be determined by reference to the consolidated statement of comprehensive income and consolidated statement of financial position.

	For the year ended on June 30, 2024	For the year ended on June 30, 2023
Revenue(1)	5,625,124	905,049
Cost of sales(2)	(5,152,543)	(1,048,354)

____________

(1)      Includes IAS 29 impact for a $305,210 decrease in revenues and $35,586 increase in revenues for the fiscal years 2024 and 2023, respectively.

(2)      Includes IAS 29 impact of $622,687 and $7,385 decrease in costs of sales for the fiscal years ended in 2024 and 2023, respectively

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

As required by IFRS 8 Operating Segments, below are presented applicable entity-wide disclosures related to Moolec Science’s revenues.

Revenues breakdown:

The Company’s revenues arise from operations in Argentina. During the periods covered by these consolidated financial statements the Company had no revenues from customers attributed to the entity’s country of domicile.

Non-current assets other than financial instruments

Non-current assets other than financial instruments are located in the following countries:

	As of June 30, 2024	As of June 30, 2023
Luxembourg	1,262,532	251,440
United Kingdom	4,600,761	4,774,320
Argentina	4,673,592	4,930,666
United States	352,536	—
Total non-current assets other than financial instruments	$10,889,421	$9,956,426

Note 4.24. Business combinations

The Group applies the acquisition method to account for business combinations. The acquisition cost is measured as the aggregate of the consideration transferred for the acquisition of a subsidiary, which is measured at fair value at the acquisition date, and the amount of any non-controlling interest in such subsidiary. The Group recognizes any non-controlling interest in a subsidiary at the non-controlling interest’s proportionate share of the recognized amounts of subsidiary’s identifiable net assets. The acquisition related costs are expensed as incurred.

Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. The contingent consideration is classified as an asset or liability that is a financial instrument under IFRS 9 is measured at fair value through profit or loss.

Goodwill is initially measured at cost, which is the excess of the aggregate of the consideration transferred and the amount of the non-controlling interest and any previous interest carried over the net identifiable assets acquired, and liabilities assumed.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For impairment testing, goodwill acquired in a business combination is, as of the acquisition date, allocated to each of the cash-generating units of the Group that is expected to benefit from the synergies of the combination, without considering whether other assets or liabilities of the subsidiary are allocated to those units.

Any impairment in the carrying value is recognized in the consolidated statement of comprehensive income. In the case of acquisitions in stages, prior to the write-off of the previously held equity interest in the subsidiary, said interest is re-measured at fair value as of the date of acquisition of control over the subsidiary. The result of the re-measurement at fair value is recognized in profit or loss.

Note 4.25. Critical accounting judgements and estimates

The Group makes certain estimates and assumptions regarding the future. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are listed below.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 4. Summary of significant accounting policies (cont.)

Critical estimates

•        Identification and fair value of identifiable intangible assets arising in acquisitions (Note 3.3).

•        Impairment of intangible assets not yet available for use (Note 3.3).

Note 5. Comparative Information

The information disclosed for comparative purposes arises from the consolidated financial statements of Moolec Science SA as of June 30, 2023 and 2022.

Note 6. Intangible Assets

	Gamma Linolenic Acid (“GLA”) assets and licensing rights to Arachidonic Acid (“ARA”)	SPC® technology	IP rights HB4 Technology – BIOX	Customer relationship	Software License	Total Intangible Assets
As of June 30, 2022
Cost	3,000,000	1,598,930	—	—	—	4,598,930
Accumulated Amortization	—	—	—	—	—	—
Net book amount	$3,000,000	$1,598,930	$—	$—	$—	$4,598,930

Year ended June 30, 2023
Opening net book amount	3,000,000	1,598,930	—	—	—	4,598,930
Additions	101,033	63,329	—	—	—	164,362
Acquisitions through business combinations	—	—	—	3,819,009	5,045	3,824,054
Effect of changes in foreign exchange rates	—	—	—	26,235	34	26,269
Amortization(i)	—	—	—	(93,247)	(1,270)	(94,517)
Closing net book amount	$3,101,033	$1,662,259	$—	$3,751,997	$3,809	$8,519,098

As of June 30, 2023
Cost	3,101,033	1,662,259	—	3,845,244	5,079	8,613,615
Accumulated Amortization	—	—	—	(93,247)	(1,270)	(94,517)
Net book amount	$3,101,033	$1,662,259	$—	$3,751,997	$3,809	$8,519,098

Year ended June 30, 2024
Opening net book amount	3,101,033	1,662,259	—	3,751,997	3,809	8,519,098
Additions	—	—	1,000,000	—	—	1,000,000
Effect of changes in foreign exchange rates	—	—	—	169,626	168	169,794
Amortization(i)	(105,717)	(62,335)	—	(541,345)	(3,977)	(713,374)
Closing net book amount	$2,995,316	$1,599,924	$1,000,000	$3,380,278	$—	$8,975,518

As of June 30, 2024
Cost	3,101,033	1,662,259	1,000,000	4,014,870	5,247	9,783,409
Accumulated Amortization	(105,717)	(62,335)	—	(634,592)	(5,247)	(807,891)
Net book amount	$2,995,316	$1,599,924	$1,000,000	$3,380,278	$—	$8,975,518

____________

(i)      The charge of the amortization is included in Administrative expenses and Research and development expenses (see notes 24 and 25).

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 7. Fixed assets

	Chymosin osmosis equipment	Vehicles	Furniture	Storage	Computer equipment	Machinery	Assets under construction	Total Fixed Assets
As of June 30, 2022
Cost	10,617	—	—	—	—	—	—	10,617
Accumulated Depreciation	(1,699)	—	—	—	—	—	—	(1,699)
Net book amount	$8,918	$—	$—	$—	$—	$—	$—	$8,918

Year ended June 30, 2023
Opening net book amount	8,918	—	—	—	—	—	—	8,918
Acquisitions through business combinations, net	—	25,464	5,154	49,281	2,633	1,055,494	—	1,138,026
Effect of changes in foreign exchange rates	—	176	35	340	(9)	7,277	—	7,819
Additions	—	—	—	9,143	5,681	—	—	14,824
Depreciation(i)	(1,699)	(1,603)	(106)	(1,160)	(699)	(22,238)	—	(27,505)
Closing net book amount	$7,219	$24,037	$5,083	$57,604	$7,606	$1,040,533	$—	$1,142,082

As of June 30, 2023
Cost	10,617	25,640	5,189	58,764	8,305	1,062,771	—	1,171,286
Accumulated Depreciation	(3,398)	(1,603)	(106)	(1,160)	(699)	(22,238)	—	(29,204)
Net book amount	$7,219	$24,037	$5,083	$57,604	$7,606	$1,040,533	$—	$1,142,082

Year ended June 30, 2024
Opening net book amount	7,219	24,037	5,083	57,604	7,606	1,040,533	—	1,142,082
Effect of changes in foreign exchange rates	—	1,060	223	2,541	(766)	45,876	—	48,934
Additions	—	—	2,303	3,315	7,121	142,939	2,605	158,283
Depreciation (i)	(1,699)	(10,039)	(895)	(3,610)	(4,259)	(156,653)	—	(177,155)
Closing net book amount	$5,520	15,058	6,714	59,850	9,702	1,072,695	$2,605	$1,172,144

As of June 30, 2024
Cost	10,617	26,700	7,715	64,620	14,660	1,251,586	2,605	1,378,503
Accumulated Depreciation	(5,097)	(11,642)	(1,001)	(4,770)	(4,958)	(178,891)	—	(206,359)
Net book amount	$5,520	15,058	6,714	59,850	9,702	1,072,695	2,605	1,172,144

____________

(i)      The depreciation charge is included in Administrative expenses and Cost of sales (see notes 24 and 26).

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 8. Goodwill

Goodwill
Year ended June 30, 2022	—
Acquisitions through business combinations	249,725
Effect of changes in foreign exchange rates	1,715
As of June 30, 2023	$251,440

As of June 30, 2023
Cost	251,440
Accumulated impairment	—
Net book amount	251,440

Year ended June 30, 2024	251,440
Effect of changes in foreign exchange rates	11,092
As of June 30, 2024	262,532

As of June 30, 2024
Cost	262,532
Accumulated impairment	—
Net book amount	262,532

As of June 30, 2024 no goodwill impairment losses were recognized.

Note 9. Leases

The Group has leases of office and warehouse buildings, land, and equipment. Rental contracts are for fixed terms varying between three and five years.

Information about leases for which the Group is a lessee is presented below.

Reconciliation of asset balances:

	Buildings	Equipment	Land	Total
As of June 30, 2022	$—	$—	$—	$—
Acquisitions through business combinations(i)	—	—	43,507	43,507
Effect of changes in foreign exchange rates	—	—	299	299
As of June 30, 2023	$—	$—	$43,806	$43,806
Effect of changes in foreign exchange rates	—	—	1,932	1,932
Additions	140,785	380,321	—	521,106
Amortization	(18,771)	(104,861)	—	(123,632)
As of June 30, 2024	$122,014	$275,460	$45,738	443,212

____________

(i)      Through the ValoraSoy acquisition, the Group incorporated a parcel of land for an original amount of $ 43,507. The right-of-use of land is not amortized due to the imminent transfer of ownership of the underlying asset to the Group which has an indefinite useful life.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 9. Leases (cont.)

Lease Liabilities

The Group’s lease liabilities are guaranteed by the lessor’s title to the leased assets. As of June 30, 2024 and 2023, the Group maintains the following opened balances:

Reconciliation of lease liability balances:

	Buildings	Equipment	Total
As of June 30, 2023	$—	$—	$—
Book value at the beginning of the year	—	—	—
Additions of the year	140,786	380,321	521,107
Interest expenses	9,589	31,527	41,116
Payments of the year	(15,200)	(125,136)	(140,336)
As of June 30, 2024	$135,175	$286,712	$421,887
	As of June 30, 2024	As of June 30, 2023
Non-current	248,532	—
Current	173,355	—
Total	$421,887	$—

Note 10. Other receivables

	As of June 30, 2024	As of June 30, 2023
Receivables with shareholders(i)	10,149,079	8,763,027
Total Other receivables – Non-current	$10,149,079	$8,763,027

____________

(i)      Moolec Science Limited issued an aggregate number of Moolec Science Limited ordinary shares equal to 2,354,069 (or 1,500,000 of Moolec Science SA shares after the transaction) to current individual shareholders of Bioceres S.A., and Bioceres Group PLC, (“New shareholders”) Moolec Science and the new shareholders entered into a subscription agreement (the “shareholders’ subscription agreement”) prior to the transaction pursuant to which Moolec Science Limited agreed to issue 2,354,069 of Moolec Science Limited ordinary shares. The subscription agreement was dated December 22, 2022. The new shareholders agreed to pay an aggregate purchase price of $15,000,000 within 5 years from the date of such subscription agreement. Such shareholders’ subscription agreement accrues an internal rate of return of 13.20%.

	As of June 30, 2024	As of June 30, 2023
Taxes	$622,614	$952,953
Others	387,925	377,224
Total Other receivables – Current	$1,010,539	$1,330,177

The book value is reasonably approximate to the fair value given its short-term nature.

Note 11. Cash and cash equivalents

For the purposes of preparing the Consolidated Statements of Financial Position and Statement of Cash Flows, the item “Cash and Cash Equivalents” includes cash on hand and in banks and short-term highly liquid investments that can be readily convertible to known amounts of cash and they are subject to insignificant risk of changes in value.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 11. Cash and cash equivalents (cont.)

Bank overdrafts are classified as “Financial Debt” in the Consolidated Statement of Financial Position.

Cash and cash equivalents at each end of year, as disclosed in the Consolidated statements of cash flows, may be reconciled against the items related to the Consolidated Statement of Financial Position as follows:

	As of June 30, 2024	As of June 30, 2023
Bank accounts	$3,295,805	$2,061,636
Short-term investments	2,093,374	463,594
Cash	749	2,443
Total cash and cash equivalents	$5,389,928	$2,527,673

Note 12. Short-term investments

	As of June 30, 2024	As of June 30, 2023
Mutual funds	$—	$306,034
Total short-term investments	$—	$306,034

Note 13. Trade Receivable

	As of June 30, 2024	As of June 30, 2023
Accounts receivable	$471,500	$361,097
Total Trade receivables	$471,500	$361,097

The book value is reasonably approximate to the fair value given its short-term nature.

Note 14. Inventories

	As of June 30, 2024	As of June 30, 2023
Raw materials(*)	4,835,072	179,368
Finished goods	1,444,447	286,380
Total Inventories	$6,279,519	$465,748

____________

(*)      On June 14, 2024, Moolec Science SA and Bioceres Crop Solutions Corp. (“BIOX”) signed an agreement under which BIOX sold 15,000 tons of HB4 soybean to Moolec Science SA for an amount of USD 6,600,000 payable in 2026. Later, on September 15, 2024 such payables were exchanged for a convertible note (see note 31).

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 15. Share capital and share premium

As of June 30, 2024, the share capital stock and share premium amounts to $ 69,548,091. The following table sets forth details of the balances as of June 30, 2024 and 2023:

	Number of shares	Shares issued amount	Shares to be issued amount	Treasury Shares	Share Premium	Cost of own shares held
Balance as of June 30, 2022	31,000,000	310,000	—	—	7,290,000	—
Issue of share capital (Moolec Science shares)	1,500,000	15,000	—	—	8,105,000	—
Issue of share capital (SAFE shares)	262,260	2,623	—	—	3,170,723	—
Issue of share capital (LightJump shares)	3,363,810	33,639	—	—	39,610,630	—
Issue of share capital (Backstop shares)	1,201,656	12,017	—	—	7,999,023	—
Issue of share capital	3,519	36	—	—	10,647	—
From business acquisition	—	—	641	—	217,275	—
Equity settled share-based payment	232,523	2,326	2,427	—	593,684	—
Balance as of June 30, 2023	37,563,768	375,641	3,068	—	66,996,982	—
Settlement with shareholders (addition of treasury shares)	(123,166)	—	—	(1,232)	—	(303,768)
Issue of share capital	1,000,000	10,000	—	—	2,162,400	—
Balance as of June 30, 2024	38,440,602	385,641	3,068	(1,232)	69,159,382	(303,768)

Share Purchase Agreement

In April 2023, the Company entered into a Share Purchase Agreement with Nomura Securities International, Inc (“Nomura”). The Agreement provides for a committed equity financing facility under which the Company has the option, but not the obligation, to sell up to the equivalent of $50 million in aggregate gross purchase price of its ordinary shares to Nomura over a 36-month period, subject to the terms of the Agreement. The Company intends to use the proceeds from any future sales of securities under the financing facility, if it is utilized, for general corporate purposes.

Sales of ordinary shares to Nomura, and the timing of any such sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the ordinary shares and determinations by the Company regarding the use of proceeds from any sale.

On June 2023, 3,600 shares (equivalent to $10,647) were issued under the Share Purchase Agreement. As of June 30, 2023 only those shares were issued under such Share Purchase Agreement.

On April 23, 2024 the Company issued 1,000,000 shares (equivalent to $2,162,400) under the Share Purchase Agreement with Nomura.

Settlement with shareholders (addition of treasury shares)

On December 30, 2022 (the Date of Closing of the Business Combination Agreement or “BCA”) it was signed the “Agreement on Funds Flow”, by which the Sponsor agreed to place 255,000 of its shares in an “Escrow Account” for 12 months after the closing of the BCA, in order to fulfill potential claims that could arise during the 12-month period following the BCA. The 12-month period was then extended for an extra 3-month period.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 15. Share capital and share premium (cont.)

On December 27, 2023 it was signed an Agreement by which it was agreed that only 143,319 shares will remain to be held in escrow and, once the customary and mandatory steps that Continental Stock Transfer & Trust (or the “Transfer Agent”) need to perform are completed, 103,166 shares should be transferred from the escrow account to Moolec Science’s (transferred that occurred and shares were recognized as Treasury shares). The Transfer Agent was also instructed to release 20,153 shares that were returned to the Sponsor. Such movements took place on February 26, 2024.

Lastly, on April 10, 2024 the Transfer Agent was instructed to transfer from the escrow account to Moolec Science the 20,000 remaining shares (recognized as Treasury shares)

Note 16. Share based payment

Under the share-based compensation plan, some directors, employees and members of the executive management team as defined by the Board of Directors, were granted share options or restricted stock units (“RSU”) in return for their services to the Group.

As of June 30, 2024, Moolec Science SA had the following shared-based payment arrangements for executives and senior management:

•        Group 1 granted up to 579,078 underlying ordinary shares. The options have an exercise price of $1.52 and expire in December 2030 (except one case in June 2031).

•        Group 2 granted up to 344,555 underlying ordinary shares. The options have an exercise price of $8.00 and expire in December 2030.

•        Group 3 granted up to 833,333 underlying ordinary shares. The options have an exercise price of $4.25 and expire between January 2033 and March 2034.

The fair value of the options granted is measured at grant date and recognized in accordance with the requirements of IFRS 2, as an employee benefit expense, with a corresponding increase in equity.

Factor	Group 1	Group 2	Group 3
Fair value of shares (range)	$1.00	$1.00	$1.63 – 3.21
Exercise price	$1.52	$8.00	$4.25
Expected volatility	70%	70%	70%
Dividend rate	—	—	—
Reference risk-free interest rate	3.00%	3.00%	4.25%
Plan duration	10 years	10 years	10 years
Fair value of stock options at measurement date (range)	$9.11	$7.25	$1.02 – 2.65

There are no market-related performance conditions or non-vesting conditions that should be considered for determining the fair value of options.

Moolec Science estimates an expected rotation of 2.00% annually at constant value, taking into account historical patterns of executives maintaining their jobs and the probability of exercising the options. This estimate is reviewed at the end of each annual or interim period.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 16. Share based payment (cont.)

The following table shows the amount and exercise price and the movements of the stock options of directors, executives and managers of the Group for the period ended June 30, 2024 and 2023, respectively:

	June 30, 2024
	Group 1		Group 2		Group 3
	Number of options	Exercise price	Number of options	Exercise price	Number of options	Exercise price
At the beginning	325,826	$1.52	206,598	$8.00	700,000	$4.25
Granted during the period	—	—	—	—	200,000	$4.25
Forfeited during the period	—	—	—	—	(66,667)	4.25
Exercised during the period	—	—	—	—	—	—
Expired during the period	—	—	—	—	—	—
At the ending	325,826	$1.52	206,598	$8.00	833,333	$4.25
	June 30, 2023
	Group 1		Group 2		Group 3
	Number of options	Exercise price	Number of options	Exercise price	Number of options	Exercise price
At the beginning	—	—	—	—	—	—
Granted during the period	579,078	$1.52	346,555	$8.00	700,000	$4.25
Forfeited during the period	—	—	—	—	—	—
Exercised during the period	(253,252)	$1.52	(139,957)	$8.00	—	—
Expired during the period	—	—	—	—	—	—
At the ending	325,826	$1.52	206,598	$8.00	700,000	$4.25

The charge of the stock options recognized during the year ended on June 30, 2024 and 2023, was $ (881,022) and $ (508,149). The charge of the RSUs recognized during the year ended on June 30, 2024 and 2023, was $ (863,330) and $ (577,047).

Note 17. Accounts Payable

	As of June 30, 2024	As of June 30, 2023
Related parties(1)	7,600,000	—
Total Accounts payable – Non-Current	$7,600,000	—

On June 14, 2024, Moolec Science SA and Bioceres Crop Solutions Corp. (“BIOX”) signed an agreement under which BIOX sold 15,000 tons of HB4 soybean to Moolec Science SA for an amount of USD 6,600,000 payable in 2026. Later, on September 15, 2024 such payables were exchanged for a convertible note (see note 31). Additionally, on June 29, 2024, Moolec Science SA entered into an exclusive Technology Access License Agreement with BIOX for USD 1,000,000, granting Moolec Science SA the right to use BIOX’s HB4 technology for a period of 5 years.

	As of June 30, 2024	As of June 30, 2023
Accruals	1,351,057	787,010
Trade payables	873,534	2,339,087
Related parties(i)	568,835	774,460
Transaction expenses payable	621,260	3,579,057
Total Accounts payable – Current	$3,414,686	$7,479,614

____________

The book value is reasonably approximate to the fair value given its short-term nature.

(i)      The details of the related parties payables are included in Related Party (see note 28)

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 18. Other liabilities

	As of June 30, 2024	As of June 30, 2023
Investment in associate	19,940	—
Other	176,571	175,312
Total Other liabilities – Non-Current	$196,511	$175,312
	As of June 30, 2024	As of June 30, 2023
Related parties(i)	794,301	677,000
Wages	288,213	221,141
Taxes	134,212	23,334
Deferred payment related to Business Combination	—	492,799
Others	234,367	271,371
Total Other liabilities – Current	$1,451,093	$1,685,645

____________

The book value is reasonably approximate to the fair value given its short-term nature.

(i)      The details of the related parties payables are included in Related Party (see note 28)

Note 19. Financial debt

	As of June 30, 2024	As of June 30, 2023
Financial Debt denominated in US Dollars(i)	10,940,000	—
Financial Debt denominated in Argentine Pesos	763,708	99,046
Total Financial debt – Non-Current	$11,703,708	$99,046
	As of June 30, 2024	As of June 30, 2023
Financial Debt denominated in US Dollars	1,768,715	2,028,500
Financial Debt denominated in Argentine Pesos	786,968	517,743
Total Financial debt – Current	$2,555,683	$2,546,243

____________

The book value is reasonably approximate to the fair value given its short-term nature.

(i)      On October 15, 2023, Moolec Science has entered into an agreement to issue a convertible note due 2026 to Invim Corporativo S.L. As of June 30, 2024, the Company has received USD 10,000,000 related to such convertible note. (see note 28) Additionally, the Company signed additional convertible notes for USD 940,000 between October 2023 and June 30, 2024 with local farmers and jointly with the convertible note with Invim Corporativo S.L., are referred to as “the Notes”.

The Notes have a term of three years with an early conversion option with a strike price of US $6.00 per share. If the early conversion option is exercised, Moolec Science will have the option to pay the outstanding amount at that date using shares, cash or a combination of both. Initial interest rate on the notes is of 5% per annum payable annually in cash in arrears on anniversary of the date of the notes and on the maturity date, however Moolec Science will have the option at each payment date to capitalize the interest accrued. After the remaining cash payment made during 2024 the interest rate was increased to 10% per annum. Lastly, as per the convertible note with Invim Corporativo S.L., after the in-kind contribution, when received, the interest rate will be calculated in accordance with a formula included in the agreement.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 19. Financial debt (cont.)

At maturity, Moolec Science will hold the option to deliver ordinary shares, cash, or a combination of cash and ordinary shares.

The terms and conditions of outstanding loans are as follows:

Entity	Currency of denomination	Nominal value (equivalent in USD)	Nominal interest rate	Date of maturity	As of June 30, 2024
Convertible Notes	USD	10,940,000	5% – 10%	15/10/2026 – 05/12/2026	11,550,354
Banco Macro – Pre financing of exports	ARS	345,464	48%(*)	13/12/2024	61,126
Banco Galicia – bank overdrafts	ARS	24,389	58%(*)	30/06/2024	26,100
Banco Galicia – loans	ARS	294,033	47% – 138%(*)	01/08/2024 – 03/04/2028	278,685
Banco Cordoba – loans	ARS	109,649	48%(*)	03/05/2025	104,146
Banco Supervielle – loans	ARS	131,579	35%(*)	14/05/2029	133,665
Banco Santander – loans	ARS	555,856	25% – 58%(*)	03/09/2026 – 17/06/2030	553,615
Banco Macro – loans	ARS	30,702	108%(*)	08/03/2024 – 14/03/2024	377,811
Rizobacter	USD	350,000	10%	25/09/2024	369,439
Promissory notes	USD	804,450	7.75% – 11.5%	17/12/2024 – 12/05/2025	804,450
Entity	Currency of denomination	Nominal value (equivalent in USD)	Nominal interest rate	Date of maturity	As of June 30, 2023
Banco Macro – pre-financing of exports	ARS	147,874	67% – 88%(*)	17/07/2023 – 27/12/2023	173,236
Banco Nacion – pre-financing of exports	USD	28,500	2%	06/10/2023	28,635
Banco Cordoba – Pre financing of exports	ARS	142,567	55% – 88%(*)	11/01/2023 – 26/06/2023	156,057
Banco Galicia – bank overdrafts	ARS	18,849	144%(*)	30/06/2023	18,849
HSBC Bank – bank overdrafts	ARS	4,625	108%(*)	30/06/2023	4,625
Banco Santander – bank overdrafts	ARS	41,325	161%(*)	30/06/2023	44,446
Banco Galicia – loans	ARS	99,643	35% – 85%(*)	21/08/2023 – 25/01/2024	33,728
HSBC Bank – loans	ARS	19,508	64%(*)	27/07/2023	14,940
Banco Santander – loans	ARS	119,001	50% – 57%(*)	03/09/2026 – 04/03/2027	118,185
Banco Macro – loans	ARS	11,705	54%(*)	12/07/2023	1,257
Promissory notes	USD	2,000,000	0%	22/05/2024 – 25/06/2024	2,000,000
Asociación Mutual AMA – loans	ARS	42,316	53%(*)	10/07/2023 – 10/04/2024	51,331

____________

(*)      Interest rates of our outstanding loans in ARS, correspond to market rates in the country of incorporation of the subsidiary in Argentina, which deems to be a hyperinflationary economy.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 20. Warrants liabilities

Each of the Warrants to purchase an aggregate of 11,110,000 Ordinary Shares are exercisable to purchase one Ordinary Share and only whole warrants are exercisable. The exercise price of the Warrants is $11.50 per share. A Warrant may be exercised only during the period commencing on the date of the consummation of the transactions contemplated by the Business Combination Agreement and terminating on the earlier to occur of: the date that is five (5) years after the date on which the Business Combination is completed or the liquidation of the Company. Redemptions of warrants for cash once the public warrants become exercisable, may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder. If the public warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis”. The private warrants will be treated identical to the public warrants.

Considering that the fair value as of June 30, 2024, and 2023, is $0.0500 and $0.0799 per ordinary share respectively, the valuation of warrants is the following:

	As of June 30, 2024	As of June 30, 2023
At the beginning of the year	$887,689	$—
Issued by the SPAC	—	1,666,500
Fair value remeasurement (Gain)	(332,189)	(778,811)
At the end of the year	$555,500	$887,689

Note 21. Deferred tax and Income tax

The roll forward of net deferred tax as of June 30, 2024 and 2023 is as follows:

	2024	2023
Balance at beginning of year	$1,071,807	$—
Incorporated through the business combination	—	1,297,436
Credited to profit & loss	(1,046,985)	(234,542)
Charged to Other Comprehensive Income	47,274	8,913
Balance at year end	$72,096	$1,071,807

Principal statutory taxes rates in the countries where the Group operates for all the years presented are:

Tax Jurisdiction	2024	2023	2022
Argentina	25% – 35%	25% – 35%	—
Luxembourg	15% – 17%	15% – 17%	—
United Kingdom	19%	19%	19%

Reconciliation of effective tax rate

The Group’s reconciliation of the effective tax rate is based on its domestic tax rate, with a reconciling item in respect of tax rates applied by Group companies in other jurisdictions.

The tax rate used for 2024 represents the corporate tax rate of 15% from Luxembourg on the taxable income payable by the Group, in accordance with the tax laws of said jurisdiction. Income tax for other jurisdictions is calculated based on the substantially enacted nominal tax rates prevailing in the respective jurisdictions.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 21. Deferred tax and Income tax (cont.)

	As of June 30, 2024	As of June 30, 2023	As of June 30, 2022
Loss before tax	$(8,359,245)	$(52,023,422)	$(4,526,905)
Corporate tax rate	15%	15%	19%
Income tax (benefit)/expense	1,253,887	7,803,513	860,112
Effect of difference tax rates subsidiaries operating in other jurisdictions	324,182	428,506	—
Tax losses(i)	(1,921,890)	(1,631,947)	(860,112)
Non-deductible expenses – listing cost	—	(6,405,759)	—
Net gain on inflation effect on monetary items	738,674	52,914	—
Income tax inflation adjustment	524,342	(35,826)	—
Others	127,790	23,141	—
Tax benefit for the year	$1,046,985	$234,542	$—

____________

(i)      Deferred tax assets have not been recognized, because it is not probable that future taxable profit will be available against which the Group can use the benefits therefrom

Deferred tax

Deferred tax assets and liabilities are recognized when the carrying amount of an asset or liability in the Consolidated statement of financial position differs from its tax base, except for differences arising on the initial recognition of goodwill.

Net deferred tax liabilities are comprised of the following amounts:

	As of June 30, 2024	As of June 30, 2023
Deferred tax asset
Tax loss carry-forward	777,515	292,267
Other tax receivables	6,892	—
Total other receivables	$784,407	$292,267

Deferred tax liability
Customer relationship	845,069	1,346,374
Fixed assets	11,434	—
Other tax liabilities	—	17,700
Total deferred tax liability	$856,503	$1,364,074
Net deferred tax liability	$72,096	$1,071,807

The following table shows the expiration date of the recognized accumulated tax loss carryforwards pursuant to statutes of limitations:

Fiscal year	Tax-loss carry forward	Deferred tax asset	Expiration date	Tax jurisdiction
2022	3,086	771	2027	Argentina
2023	1,806,586	451,646	2028	Argentina
2024	1,300,390	325,098	2029	Argentina
Total	$3,110,061	$777,515

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 21. Deferred tax and Income tax (cont.)

Unrecognized deferred tax assets

As of June 30, 2024, 2023 deferred tax assets relating to the operating company in the UK, Luxembourg and Argentina (Moolec Science S.E.) aren’t recognized because it is not probable that future taxable amounts will be available to utilize those temporary differences and losses. Therefore, in the present Consolidated Financial Statements, the Company decided not to recognize deferred income tax assets generated by the tax loss carry forward for the periods ended on June 30, 2024 and 2023 for the amounts of $1,921,890 and $ 7,601,790 respectively.

Deferred tax assets have not been recognized in respect of the following items, because it is not probable that future taxable profit will be available against which the Group can use the benefits therefrom:

	2024		2023
Tax losses per country	Gross amount	Tax effect	Gross amount	Tax effect
United Kingdom(1)	15,405,401	2,927,026	11,536,344	2,191,905
Luxembourg(2)	46,434,435	6,965,165	42,751,716	6,412,757
Argentina	2,791,314	697,829	253,868	63,468
Total	64,631,150	10,590,020	54,541,928	8,668,130

____________

(1)      In the UK losses may be carried forwards indefinitely. The use of carried forwards losses is restricted to 50% of profits above a groupwide GBP 5 million allowances per year.

(2)      In Luxembourg losses may be carried forward for 17 years.

Note 22. Financial income/expenses

	For the year ended
	June 30, 2024	June 30, 2023	June 30, 2022
Financial Costs
Interest and commissions expense	(1,124,302)	(160,035)	(2,130)
Lease liability interest	(41,116)	—	—
Total Financial Costs	$(1,165,418)	$(160,035)	$(2,130)

Other financial results
Exchange rate (losses)	(3,423,303)	(1,386,599)	(12,342)
Inflation adjustment	2,954,698	245,989	—
Interest income (Shareholders’ loan)	1,386,052	693,027	—
Investment results	552,797	1,009,318	—
Net fair value gain of warrant liabilities	332,189	778,811	—
Change in fair value of Simply Agreement for Future Equity (“SAFE”)	—	(313,346)	(860,000)
Other	66,531	3,325	—
Total Other financial results	1,868,964	1,030,525	(872,342)
Total net financial income/(expenses)	$703,546	$870,490	$(874,472)

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 23. Other operating expense

	For the year ended
	June 30, 2024	June 30, 2023	June 30, 2022
Taxes, duties and penalties	(41,883)	(62,263)	—
Miscellaneous expenses	(30,834)	(31,944)	(38,985)
Total other operating expense	$(72,717)	$(94,207)	$(38,985)

Note 24. Administrative expenses

	For the year ended
	June 30, 2024	June 30, 2023	June 30, 2022
Equity settled share-based payment(1)	(2,233,257)	(1,166,755)	(838,576)
Audit, legal and accountancy fees	(1,791,618)	(2,024,611)	(1,355,046)
Payroll expenses	(831,523)	(841,580)	(254,215)
Insurance	(755,681)	(429,208)	—
Amortization of intangible assets(1)	(545,322)	(92,818)	—
Professional fees	(540,333)	(137,873)	—
Taxes	(404,072)	(915)	—
Travel expenses	(135,554)	(102,305)	(52,532)
Depreciation of fixed assets	(18,803)	(4,107)	—
Depreciation of right-of-use asset	(18,771)	—	—
Other office and administrative expenses	(247,916)	(8,483)	(22,861)
Total administrative expenses	$(7,522,850)	(4,808,655)	$(2,523,230)

____________

(1)      Non-cash items increased from June 2023 to June 30, 2024 to the accrual on a stagger basis for the equity settled share-based payment of six months in 2023 versus twelve months in 2024, also the amortization of intangible assets mainly comprised by the client relationship which in 2023 only included two months (since the acquisition of ValoraSoy) while in 2024 twelve months were recognized.

Note 25. Research and development expense

	For the year ended
	June 30, 2024	June 30, 2023	June 30, 2022
Professional fees	(1,368,678)	(886,628)	(373,259)
Amortization of intangible assets	(168,051)	—	—
Laboratories’ related expenses	(111,592)	(434,551)	(449,442)
Depreciation of right-of-use assets	(104,861)	—	—
Depreciation of fixed assets	(13,648)	(1,699)	(1,699)
Other research and development expenses	(5,443)	(28,339)	(160,758)
Total Research and development expenses	$(1,772,273)	$(1,351,217)	$(985,158)

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 26. Cost of sales

	For the year ended
	June 30, 2024	June 30, 2023	June 30, 2022
Inventories at beginning	(465,748)	—	—
Inventories incorporated through the business combination	—	(532,231)	—
Purchases	(9,465,791)	(788,751)	—
Production costs
Payroll and professional fees	(683,987)	(121,285)	—
Maintenance, energy and fuel related to fixed assets	(393,872)	(77,495)	—
Depreciation	(144,704)	(23,398)	—
Other production costs	(257,413)	(31,050)	—
Sub-total production costs	(1,479,976)	(253,228)	—
Foreign currency translation	(20,547)	60,108	—
Sub-total	(11,432,062)	(1,514,102)	—
Inventories as of the end	6,279,519	465,748	—
Cost of sales	(5,152,543)	(1,048,354)	—

Note 27. Net loss per share

The Group’s basic and diluted loss per ordinary share are the same because the Group has generated net loss to ordinary shareholders. The following table presents the calculation of basic and diluted loss per ordinary share for the year ended on June 30, 2024, 2023 and 2022 as follows:

Numerator	June 30, 2024	June 30, 2023	June 30, 2022
Loss for the year, attributable to the owners of the Group	(7,312,260)	(51,788,880)	(4,526,905)
Loss attributable to the ordinary shareholders	(7,312,260)	(51,788,880)	(4,526,905)

Weighted-average number of ordinary shares (basic and diluted)

Denominator	June 30, 2024	June 30, 2023	June 30, 2022
Weighted-average number of ordinary shares	37,870,351	34,466,258	31,000,000
Net loss attributable to ordinary shareholders per share	June 30, 2024	June 30, 2023	June 30, 2022
Basic and Diluted	(0.19)	(1.50)	(0.15)

Note 28. Related parties

Balances and transactions between the Group entities, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its directors and/or executive board members and the Company and the Parent are disclosed below.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 28. Related parties (cont.)

Transactions with key management personnel

Key management personnel compensation comprised:

In USD ($)	June 30, 2024	June 30, 2023	June 30, 2022
Short-term employee benefits	621,330	39,250	96,437
Share based payment	529,397	904,861	838,576

Other Related Party Transactions

In USD ($)	Note	For the year ended June 30, 2024	For the year ended June 30, 2023	For the year ended June 30, 2022
Share based payment
Key management		529,397	904,861	838,576
CFO Shares Alloted		—	364,014	—
Issue of additional shares
Issue of share capital		—	15,000	—
Issue of share premium		—	39,610,630	—
Expenses paid on behalf of the company
Parent of BG Farming Technologies – Bioceres S.A.		—	—	265,810
100% Subsidiary of Bioceres S.A. – Bioceres LLC	(i)	—	238,121	156,760
Services provided by other companies		—
Bioceres Crop Solutions Corp	(ii)	7,600,000	—	—
Invim Corporativo S.L.	(iii)	10,000,000	—	—
30% owned by Bioceres S.A. – INMET S.A. – Ingenieria Metabolica S.A.	(iv)	26,745	286	252
98.6% owned by Bioceres S.A – INDEAR S.A. –Instituto de Agrobiotecnologia Rosario	(v)	49,805	258,279	57,047
Owned by Bioceres S.A. – Agrality Inc.	(vi)	—	5,000	85,435
Founded and operated by the Company’s CPO – Future Foods B.V.	(vii)	48,780	85,880	94,857
Union Group Ventures Limited	(viii)	—	—	675,000
THEO I SCSp		—	—	1,500,000

____________

(i)      Expenses paid by Bioceres LLC on behalf of the Company.

(ii)     On June 14, 2024, Moolec Science SA and Bioceres Crop Solutions Corp. (“BIOX”) signed an agreement under which BIOX sold 15,000 tons of HB4 soybean to Moolec Science SA for an amount of USD 6,600,000 payable in 2026. Later, on September 15, 2024 such payables were exchanged for a convertible note (see note 31). Additionally, on June 29, 2024, Moolec Science SA entered into an exclusive Technology Access License Agreement with BIOX for USD 1,000,000, granting Moolec science SA the right to use BIOX’s HB4 technology for a period of 5 years.

(iii)    On October 15, 2023, Moolec Science has entered into an agreement to issue a convertible note due 2026 to Invim Corporativo S.L. As of June 30, 2024, the Company has received USD 10,000,000 related to such convertible note.

(iv)    The Company entered into an agreement with INMET S.A. — Ingenieria Metabolica S,A through which it would receive research services in exchange for payment.

(v)      The Company entered into an agreement with INDEAR S.A. — Instituto de Agrobiotecnologia Rosario where it would receive research services in exchange for payment.

(vi)    The Company entered into an agreement with Agrality Inc, for the provision of services.

(vii)   The Company entered into an agreement with Future Foods B.V. for the provision of services.

(viii)  The Company entered into an agreement with Union Group Ventures Limited which accrues an interest expense.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 28. Related parties (cont.)

Other Related Party Balances

In USD ($)	Balance outstanding as of June 30, 2024	Balance outstanding as of June 30, 2023
Bioceres Crop Solutions Corp	(7,600,000)	—
100% Subsidiary of Bioceres S.A. – Bioceres LLC	(491,894)	(623,629)
Invim Corporativo S.L.	(10,572,772)	—
Union Group Ventures Limited	(794,301)	(677,000)
Founded and operated by the Company’s CPO – Future Foods B.V.	(47,199)	(78,337)
Agrality Inc.	(26,750)	—
INDEAR S.A.	(2,992)	(72,494)

Note 29. Cashflow information

Disclosure of changes in liabilities arising from financing activities:

	Financing activities
	Borrowings	Convertible Notes		Total
Financial debts as of June 30, 2022
Proceeds from borrowings	2,171,830		—	2,171,830
Proceeds from Valorasoy acquisition	1,295,553		—	1,295,553
Payment of loans	(876,769)		—	(876,769)
Interest payments	(24,098)		—	(24,098)
Exchange differences, currency translation differences and other financial results	78,773		—	78,773
Financial debts as of June 30, 2023	$2,645,289	$		$2,645,289

Proceeds from borrowings	2,591,780		—	2,591,780
Proceeds from issuance of Convertible Notes	—		10,940,000	10,940,000
Payment of loans	(2,512,486)		—	(2,512,486)
Interest payments	(535,007)		—	(535,007)
Exchange differences, currency translation differences and other financial results	1,129,815		—	1,129,815
Financial debts as of June 30, 2024	$3,319,391		$10,940,000	$14,259,391

Note 30. Financial instruments

30.1 Financial risk management

The Group’s activities are subject to several financial risks: market risk (including the exchange rate risk, the interest rate risk and price risk), credit risk and liquidity risk.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 30. Financial instruments (cont.)

The following matters have been considered by Management in determining the appropriateness of the going concern basis of preparation of the accompanying Consolidated Financial Statements.

a)      Credit risk

Credit risk is the risk of financial loss to the Group if the counterparty to a financial instrument fails to meet its contractual obligations. Financial instruments held by the Group that are potentially subject to concentration of credit risk are primarily cash and receivables. Management believes that the credit risk concentrating with respect to cash and amounts receivable is remote.

The following table sets forth details of the age of trade receivables and other receivables:

As at	June 30, 2024	June 30, 2023
To due become
Up to 3 months	$471,500	$450,728

The Group sells its products to a diverse base of customers. Customers include multi-national and local agricultural companies, distributors, and farmers.

The Group’s management determines concentrations of credit risk by periodically monitoring the credit worthiness rating of existing customers and through a monthly review of the trade receivables’ aging analysis. In monitoring the customers’ credit risk, customers are grouped according to their credit characteristics.

The Group’s policy is to manage credit exposure to counterparties through a process of credit rating. The Group performs credit evaluations of existing and new customers, and every new customer is examined thoroughly regarding the quality of its credit before offering the customer transaction terms. The examination made by the Group includes outside credit rating information, if available. Additionally, and even if there is no independent outside rating, the Group assesses the credit quality of the customer taking into account its financial position, past experience, bank references and other factors. A credit limit is prescribed for each customer. These limits are examined periodically. Customers that do not meet the Group’s criteria for credit quality may do business with the Group on a prepayment basis.

b)      Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations affiliated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’ s reputation. Given the Group’s financial position as of June 30, 2024, total current financial assets $ 6,871,967 as compared to total financial liabilities of $ 26,921,679 management expects that the Group will be able to provide the capital needed to keep the Group liquid and able to fulfill its short-term obligations. Group’s financial position as of June 30, 2023, total current financial assets $4,524,981 as compared to total financial liabilities of $11,985,860.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 30. Financial instruments (cont.)

The Company continuously monitors and reviews its actual and forecasted cash flows and manages liquidity risk by maintaining adequate cash and cash equivalents, by utilizing term loans and by monitoring developments in the capital markets.

The table below analyzes the Company’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date.

	Maturity date
	Within 1 year or on demand	Between 1 and 2 years	Between 2 and 5 years	More than 5 years	Without any established term	Total
June 30, 2024
Trade Payables	3,414,686	—	10,115,600	—	—	13,530,286
Other liabilities	1,471,033	181,768	—	—	—	1,652,801
Financial debts	2,351,893	402,781	15,109,288	—	—	17,863,962
Subtotal	$7,237,612	$584,549	$25,224,888	$—	$—	$33,047,049

Warrant	555,500	—	—	—	—	555,500
Subtotal	555,500	—	—	—	—	555,500
Total	$7,793,112	$584,549	$25,224,888	$—	—	33,602,549

June 30, 2023
Trade Payables	7,479,614	—	—	—	—	7,479,614
Other liabilities	1,776,438	180,197	—	—		1,956,635
Financial debts	2,578,100	72,831	108,638	—	—	2,759,569
Subtotal	$11,834,152	$253,028	$108,638	$—	$—	$12,195,818

Warrant	887,689	—	—	—	—	887,689
Subtotal	887,689	$—	$—	$—	$—	$887,689
Total	$12,721,841	$253,028	$108,638	$—	$—	$13,083,507

c)      Market risk

Market risk is the risk that changes in market prices — e.g. foreign exchange rates, interest rates and equity prices — will affect the Group’s income or the value of its holdings of financial instruments including commodity prices and foreign currency exchange rates. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

Commodity risk

In the normal course of its business, the Company is exposed to risk resulting from fluctuations in the market prices of commodities. The Company does not engage in transactional hedging of its commodity price risk.

Foreign currency exchange risk

The Company is exposed to foreign exchange risk as a result of transactions being conducted in currencies other than the functional currency of each of the Company and its subsidiaries.

The Company has not entered into transactions that seek to hedge or mitigate its exposure to exchange rate fluctuations.

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 30. Financial instruments (cont.)

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:

	Assets		Liabilities
Currency	2024	2023	2024	2023
Argentine pesos	156,291	765,690	292,203	50,073
U.S. Dollar	695,307	368,186	1,491,998	2,227,751
Pound sterling	24	22,062	12,647	—
Euro	—	—	167,072	—

The following table details sensitivity to a 10% increase and decrease in the functional currency of each of the companies against the relevant foreign currencies. The sensitivity analysis includes only the outstanding monetary items denominated in foreign currency and adjusts its conversion at the end of the period for a 10% change in exchange rates.

	(+10%) Impact to profit or loss before tax		(-10%) Impact to profit or loss before tax
	Assets		Liabilities
Currency	2024	2023	2024	2023
Argentine pesos	15,629	76,569	(29,220)	(5,007)
U.S. Dollar	69,531	36,819	(149,200)	(222,775)
Pound sterling	2	2,206	(1,265)	—
Euro	—	—	(16,707)	—

d)      Fair value risk

Financial assets and liabilities are recognized when an entity of the Group becomes party to the contractual provisions of an instrument. The Company applies a hierarchy to classify valuation methods used to measure financial instruments carried at fair value. Levels 1 to 3 are defined based on the degree to which fair value inputs are observable and have a significant effect on the recorded fair value, as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2:

Valuation techniques use significant observable inputs, either directly (i.e., as prices) or indirectly (i.e., derived from prices), or valuations are based on quoted prices for similar instruments; and

Level 3:	Valuation techniques use significant inputs that are not based on observable market data (unobservable inputs).

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 30. Financial instruments (cont.)

The following represents the carrying value and fair value of the Company’s financial instruments and non-financial derivatives:

Recurring measurements	Note	As of June 30, 2024	As of June 30, 2023
Financial Assets
Amortized costs
Cash and cash equivalents	(i)	3,296,554	2,064,079
Trade and other receivables	(i)	11,631,118	10,454,301

Fair value through profit or loss
Cash and cash equivalents	(ii)	2,093,374	463,594
Short-term investments	(ii)	—	306,034
Total financial assets		$17,021,046	$13,288,008

Financial Liabilities
Amortized costs
Trade and other payables	(i)	12,662,290	9,340,571
Financial debts	(i)	14,259,391	2,645,289
Lease liabilities	(i)	421,887	—
Fair value through profit or loss
Warrant liabilities	(ii)	555,500	887,689
Total financial liabilities		$27,899,068	$12,873,549
Net financial (liability)/asset		$(10,878,022)	$414,459

____________

(i)      Cash, short-term investments, trade and other receivables, prepayments, trade and other payables, financial debts and lease liabilities are recorded at carrying value, which approximates fair value due to their short-term nature and generally negligible credit losses.

(ii)     Fair value of cash equivalent, short-term investment and warrants has been determined using the quoted market price at the year end (level 1).

e)      Interest rate risk

The Group’s financing costs may be affected by interest rate volatility. Borrowings under the Group’s interest rate management policy may be fixed or floating rate. The Group maintains adequate committed borrowing facilities and holds most of its financial assets primarily in cash or short-term investments that are readily convertible into known amounts of cash.

The Group’s interest rate risk arises from long-term borrowings. Borrowings issued at floating rates expose the Group to cash flow interest rate risk. Borrowings issued at fixed rates expose the Group to fair value interest rate risk. The Group has not entered into derivative contracts to hedge this exposure.

Fixed-rate instruments	As of June 30, 2024	As of June 30, 2023
Current financial liabilities	(2,555,683)	(2,546,243)
Non-current financial liabilities	(11,703,708)	(99,046)

Holding all other variables constant, including levels of our external indebtedness, as of June 30, 2024 a 10% increase/(decrease) in interest rates would increase/(decrease) interest payable by 360,457/(360,457).

Moolec Science SA
Notes to the consolidated financial statements
In USD [$]

Note 30. Financial instruments (cont.)

f)      Capital risk management

The Company includes as its capital its share capital and accumulated deficit and has no externally imposed capital requirements. The Company’s objectives in managing capital are to safeguard cash as well as maintain financial liquidity and flexibility in order to preserve its ability to meet financial obligations, deploy capital to develop its mining properties and to maintain investor, creditor and market confidence to sustain the future development of the business. The Company manages its capital structure and makes adjustments as needed, in order to have funds available to support its activities. Management reviews its capital management approach on an ongoing basis.

The Company’s financial strategy is designed to maintain a capital structure consistent with the objective stated above and to respond to business growth opportunities and changes in economic conditions, In order to maintain or adjust its capital structure, the Company may, from time to time, issue new shares, acquire or dispose of assets or adjust its capital spending to manage its ability to continue as a going concern. (Note 2.5).

Note 31. Events after the reporting period

Management has considered subsequent events through the date these consolidated financial statements were issued.

On July 15, 2024, Moolec Science entered into an offtake agreement (the “Offtake Agreement”) with a leading global consumer packaged goods and pet food company for the use of our GLA Safflower Oil product, GLASO™. The Offtake Agreement has a term of three years and outlines commercial conditions for the delivery of 50 tons of GLASO™ to the US market in 2025. In connection to the Offtake Agreement, Moolec Science have entered into partnerships with farmers for safflower cultivation and an industrial partner for downstream processing, ensuring a controlled and traceable supply chain for GLASO™.

On August 6, 2024, Moolec Science Limited SE, our Argentine branch, entered into a collaboration agreement (the “Bunge Collaboration Agreement”) with Bunge Argentina SA (“Bunge”), a subsidiary of Bunge Global SA. The Bungee Collaboration Agreement aims to develop new safflower varieties designed to improve productivity for specific applications, such as biofuels

On September 17, 2024, Moolec Science issued convertible notes to BIOX in exchange for the non-current accounts payable related to the purchase of HB4 soybean equivalent to $6.6 million. The convertible note has a term of three years with an early conversion option. If the early conversion option is exercised, Moolec Science will have the option to pay the outstanding amount at that date using shares, cash or a combination of both. The interest rate of the note will be calculated on a quarterly basis, and will be the 10% of the actual delivery value divided the total amount of the note. The interest will be payable annually in cash in arrears on anniversary of the date of the notes and on the maturity date, however the Company will have the option at each payment date to capitalize the interest accrued.

Starting in April 2025, the Company will have a quarterly option to request additional deliveries of HB4® soy in an amount equivalent to $1 million, and therefore, will have to issue additional notes in connection with this option if the option is exercised.

On September 20, 2024, the Board of Directors of the Company approved the 2024 Omnibus Equity Incentive Plan (the “Incentive Plan”), to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and to promote the success of our business. Under the Incentive Plan, the maximum aggregate number of ordinary shares that may be issued pursuant to all awards is a number of Ordinary Shares equal to up to 13% of our issued and outstanding capital stock on a fully diluted basis. The Incentive Plan allows the Company to establish the terms and conditions of the equity awards granted thereunder. Previously, the Company had adopted the Moolec Limited Employee Share Plan as our share option plan, approved by the Board of Directors of the Company on December 20, 2023.

Moolec Science SA

40,126,840 Shares

________________________________________________

PROSPECTUS

________________________________________________

March 28, 2025